    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 2000


                                                      REGISTRATION NO. 333-94973
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                        WATSON WYATT & COMPANY HOLDINGS
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    6719                                   52-2211537
      (State or Other Jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of Incorporation or Organization)            Classification Code Number)                  Identification Number)

                           --------------------------

                      6707 DEMOCRACY BOULEVARD, SUITE 800
                            BETHESDA, MARYLAND 20817
                                 (301) 581-4600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                         ------------------------------

                                 JOHN J. HALEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WATSON WYATT & COMPANY HOLDINGS
                      6707 DEMOCRACY BOULEVARD, SUITE 800
                            BETHESDA, MARYLAND 20817
                                 (301) 581-4600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                         ------------------------------

                                   COPIES TO:


  JONATHAN M. WAINWRIGHT, ESQ.      WALTER W. BARDENWERPER, ESQ.          ROBERT F. WALL, ESQ.
    DIANA R. DE BRITO, ESQ.         JAMES S. MINOGUE, III, ESQ.       R. CABELL MORRIS, JR., ESQ.
 CADWALADER, WICKERSHAM & TAFT    WATSON WYATT & COMPANY HOLDINGS           WINSTON & STRAWN
        100 MAIDEN LANE           6707 DEMOCRACY BOULEVARD, SUITE          35 W. WACKER DRIVE
    NEW YORK, NEW YORK 10038                    800                     CHICAGO, ILLINOIS 60601
         (212) 504-6000               BETHESDA, MARYLAND 20817               (312) 558-5600
                                           (301) 581-4600


                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT THEREAFTER SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), DETERMINES.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated August 25, 2000


 [LOGO]

Watson Wyatt & Company Holdings
5,600,000 Shares of Class A Common Stock



This is the initial public offering of Watson Wyatt & Company Holdings. We are offering 2,800,000 shares of our class A common stock. Selling stockholders are offering an additional 2,800,000 shares of our class A common stock. We will not receive any of the proceeds from the sale of these shares.



Prior to this offering, there has been no public market for Watson Wyatt's common stock. We currently estimate that the initial public offering price per share will be between $11.50 and $13.50. We have applied to list the common stock on the New York Stock Exchange under the symbol "WW."



SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                                                 PER SHARE              TOTAL
Initial public offering price                                        $                    $
Underwriting discount                                                $                    $
Proceeds, before expenses, to Watson Wyatt                           $                    $
Proceeds, before expenses, to Selling Stockholders                   $                    $



We have agreed with the selling stockholders to reimburse the underwriting discount for their shares. The proceeds to us and to the selling stockholders have been adjusted accordingly.



If the underwriters sell more than 5,600,000 shares of common stock, the underwriters have the option to purchase up to an additional 840,000 shares from selling stockholders at the initial public offering price less the underwriting discount.



The underwriters expect to deliver the shares to purchasers on            ,
2000.


DEUTSCHE BANC ALEX. BROWN

             BANC OF AMERICA SECURITIES LLC

                                                           ROBERT W. BAIRD & CO.


PROSPECTUS DATED            , 2000.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED BY MORE DETAILED INFORMATION APPEARING IN OTHER SECTIONS OF THIS PROSPECTUS. THE OTHER INFORMATION IS IMPORTANT, SO PLEASE READ THIS ENTIRE PROSPECTUS CAREFULLY.


                                  WATSON WYATT



    Founded in 1946, Watson Wyatt & Company is a global human capital consulting firm. We help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. We design, develop and implement human resources strategies and programs through our closely related practice areas, the Benefits Consulting Group, HR Technologies Group and the Human Capital Group. We also offer our clients web-based technologies that transform the way they implement and deliver HR programs and improve communications with their employees.



    We provide human capital consulting services to many of the world's largest corporations as well as emerging growth companies, public institutions and non-profit organizations. Our clients include General Electric Company, General Motors, IBM and Lockheed Martin Corporation. Many of our client relationships have existed continuously over several decades. We generated approximately $624.6 million in revenues during the twelve months ended June 30, 2000, with net income of approximately $18.5 million during this same period.


    The growing demand for employee benefits and human capital consulting services is directly related to the size, complexity and rapid changes associated with human resources programs. Employee salary and benefits costs represent a significant component of worldwide corporate spending. In recent years, several industry trends have emerged that have increased the demand for our services, including:

    - growing strategic importance of human capital;

    - a technology revolution in HR programs as the Internet, intranets and other e-business tools enable companies to manage their HR function more efficiently and effectively;

    - changing workforce demographics, such as a shortages of talented employees and an unprecedented aging of the workforce;

    - growing importance of employer-sponsored benefits programs due to limited baby boomer retirement savings, uncertainty of government- sponsored programs, and rising healthcare costs;

    - record levels of global mergers and acquisitions that require the integration of diverse corporate cultures and HR programs quickly and effectively;

    - continuing globalization of economies, which requires corporations to retain human capital consultants with global resources and local expertise; and

    - complex and changing government regulation of employee benefits programs.

    Historically, Watson Wyatt & Company has been an employee owned company. Immediately following this offering, approximately 83% of the stock of Watson Wyatt & Company Holdings will be held by our existing stockholders, substantially all of whom are associates of Watson Wyatt & Company.

                              OUR GROWTH STRATEGY

    Our strategy is to expand our competitive position by providing comprehensive, value-added human capital consulting services that help our clients solve their human resources challenges. We plan to pursue growth by:

    - expanding our relationships with existing clients by identifying and serving their growing needs for integrated HR services throughout the world;


    - creating innovative web-based, or eHR-TM-, programs for delivering HR services to our clients;


    - developing new client relationships by capitalizing on our recognized brand name, reputation for quality service, extensive and widely-cited research studies and eHR-TM- methods for implementing HR programs; and

    - pursuing strategic acquisitions that will expand our human capital consulting capabilities and provide us with additional geographic execution capabilities.

                                  THE OFFERING



Class A common stock offered:

  By Watson Wyatt & Company Holdings.........  2,800,000 shares

  By selling stockholders....................  2,800,000 shares

    Total....................................  5,600,000 shares

Common stock to be outstanding after the offering:(a)

  Class A....................................  5,600,000 shares

  Class B-1..................................  13,412,317 shares

  Class B-2..................................  13,412,317 shares
    Total....................................  32,424,633 shares(b)

Use of proceeds..............................  We estimate the net proceeds to us from this offering to be approximately $29,400,000.

                                               We expect to use these net proceeds for
                                               capital expenditures, working capital and
                                               other general corporate purposes, which may
                                               include the retirement of existing
                                               indebtedness, if any, and possible strategic
                                               acquisitions. We will not receive any
                                               proceeds from the sale of the class A common
                                               stock by the selling stockholders.

Proposed NYSE symbol.........................  WW


    UNLESS WE SPECIFICALLY STATE OTHERWISE, THE INFORMATION IN THIS PROSPECTUS
(1) ASSUMES THAT OUR CLASS A COMMON STOCK WILL BE SOLD AT $ 12.50 PER SHARE, WHICH IS THE MIDPOINT OF THE RANGE SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS, (2) GIVES EFFECT TO OUR CORPORATE REORGANIZATION, AND (3) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

------------------------

(a) Our class A common stock, class B-1 common stock and class B-2 common stock are identical except for the transfer restrictions applicable to the class B-1 common stock and class B-2 common stock.

(b) The number of shares of common stock to be outstanding after the offering excludes (1) options to purchase 1,600,000 shares of class A common stock to be granted concurrent with the consummation of this offering at an exercise price equal to the public offering price, and (2) 2,900,000 shares of class A common stock reserved for issuance upon exercise of options that may be granted in the future under our long term incentive plan.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes beginning on page F-1 of this prospectus.


                                                                    YEAR ENDED JUNE 30,
                                                             ---------------------------------
                                                               1998        1999        2000
                                                             ---------   ---------   ---------
STATEMENT OF INCOME DATA (A):
Continuing operations:
Revenue....................................................  $ 512,660   $556,860    $624,583
Operating expenses:
  Salaries and benefits....................................    268,611    298,915     332,339
  SIBP (b).................................................         --     22,610      30,283
  Non-recurring compensation charge related to formula book
    value change (c).......................................     69,906         --          --
  Professional and subcontracted services..................     49,907     47,863      49,608
  Other operating expenses.................................    167,202    163,672     178,510
                                                             ---------   --------    --------
Income (loss) before income taxes and minority interest....  $ (42,966)  $ 23,800    $ 33,843
                                                             =========   ========    ========
Income (loss) from continuing operations...................  $ (56,212)  $ 12,135    $ 18,533
Discontinued operations (d)................................    (69,906)     8,678          --
                                                             ---------   --------    --------
  Net income (loss)........................................  $(126,118)  $ 20,813    $ 18,533
                                                             =========   ========    ========
Earnings (loss) per share, continuing operations, basic and
  fully diluted............................................  $   (3.27)  $   0.80    $   1.24
Earnings (loss) per share, basic and fully diluted.........  $   (7.34)  $   1.37    $   1.24
Weighted average shares outstanding........................     17,170     15,215      15,000



                                                                   AS OF JUNE 30, 2000
                                                        -----------------------------------------
                                                                                     PRO FORMA
                                                         ACTUAL     PRO FORMA(E)   AS ADJUSTED(F)
                                                        ---------   ------------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $ 41,410      $ 41,410        $ 70,010
Net working capital...................................    16,177        16,177          45,561
Total assets..........................................   329,960       329,960         358,560
Redeemable common stock...............................   115,480            --              --
Total stockholders' equity (deficit)..................   (74,269)       41,211          70,595


------------------------


(a) We believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company due to the significant impact of the following two non-recurring compensation related expenses: (1) supplemental discretionary bonuses accrued under our stock incentive bonus plan, described in more detail in footnote (b) below, and (2) a one-time charge in fiscal year 1998 related to a change in the way we calculated our formula book value, the redemption price at which we sold and repurchased our restricted common stock in transactions with our employees prior to the public offering, described in more detail in footnote
    (c) below.



    We believe that our results of operations in fiscal years 1998, 1999 and 2000 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the stock incentive bonus plan and the non-recurring compensation charge described above. The loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million without the non-recurring compensation charge. The income before taxes and minority interest of $23.8 million for fiscal year 1999 and $33.8 million for fiscal year 2000 would have improved by $22.6 million and $30.3 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded company. Income before taxes and minority interest from continuing operations for the three years ended June 30, 1998, 1999 and 2000 would have been $26.9 million, $46.4 million and $64.1 million, respectively.

(b) Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our employee stockholders pursuant to the stock incentive bonus plan in an amount representing all income in excess of a targeted amount. These amounts are accrued in the fiscal year to which they relate and are paid in the following fiscal year. Following the public offering, we will terminate the stock incentive bonus plan and replace it with equity based incentives more customary to publicly traded companies.



    The proposed Watson Wyatt & Company Holdings 2000 Long Term Incentive Plan provides for non-qualified stock options with an exercise price equal to fair market value at the date of the grant and no uncertainties that would require variable accounting under generally accepted accounting principles. In a few foreign jurisdictions, where option grants are impractical, we will grant stock appreciation rights (SARs), which will require recognition of compensation expense over a vesting period to the extent the market price of the stock increases. We do not expect that any compensation expense resulting from the equity based incentive program in effect following the offering will be material.



(c) As an employee-owned company without a public trading market, we sold and repurchased shares of our redeemable common stock in transactions with our employee stockholders at a formula book value, or redemption price, calculated in accordance with our bylaws and based, in part, on the book value of the company. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the redemption value of our redeemable common stock. This change eliminated from the calculation the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our benefits administration outsourcing business.



(d) As discussed in footnotes (a) and (c) above, in the third quarter of fiscal year 1998 we discontinued our benefits administration outsourcing business and recorded a $69.9 million charge to earnings in the discontinued operations line. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Fiscal year 1998 also includes the operating losses of the benefits administration outsourcing business prior to its discontinuation, which are reflected in the discontinued operations line. In fiscal year 1999, the discontinued operations credit reflects the reduction of the expected loss on disposal of the benefits administration outsourcing business.


(e) The "Pro Forma" column reflects the exchange of shares under our corporate reorganization, including the reclassification of the current redeemable common stock to permanent stockholders' equity.

(f) The "Pro Forma As Adjusted" column reflects the sale of 2,800,000 shares of class A common stock offered by us, the automatic conversion of all shares of class B common stock sold by selling stockholders in the offering into shares of class A common stock, and the application of the estimated net proceeds to us from this offering.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR CLASS A COMMON STOCK, YOU SHOULD UNDERSTAND THE RISKS INVOLVED. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR CLASS A COMMON STOCK. IF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED. AS A RESULT, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE MUST CONTINUE TO RECRUIT AND RETAIN QUALIFIED CONSULTANTS; OUR FAILURE TO DO SO COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE SUCCESSFULLY

    Our continued success and future growth depend heavily upon our ability to attract and retain enough highly skilled and motivated consultants. We must meet these human capital requirements if we are to deliver our sophisticated and technical services to our clients. We compete against many companies with greater financial resources both within our industry and in other industries to attract these qualified individuals. Our failure to recruit and retain adequate talent could reduce our competitive strength and lead to a deterioration of our business.

    This competition for personnel may adversely affect our profitability. We can give no assurance that we will be able to generate sufficient revenue to offset any additional personnel costs. We also cannot guarantee that we will be successful in hiring enough consultants to continue our growth.

CHANGES IN OUR COMPENSATION PROGRAMS COULD IMPAIR OUR ABILITY TO RETAIN CONSULTANTS


    Historically, our compensation programs have been principally cash-based. We plan to change our compensation programs upon completing this offering by introducing stock options and discontinuing the payment of supplemental bonuses under our current stock incentive bonus plan. This change could adversely affect our ability to retain our consultants if our total compensation program is not perceived by our consultants to be competitive with those of other firms.


WE DEPEND ON OUR ASSOCIATES; THE LOSS OF KEY CONSULTANTS AND MANAGERS COULD DAMAGE OR RESULT IN THE LOSS OF CLIENT RELATIONSHIPS AND ADVERSELY AFFECT OUR BUSINESS

    Our success largely depends upon the business generation capabilities and project execution skills of our consultants. In particular, our consultants' personal relationships with our clients are a critical element of obtaining and maintaining client engagements. Losing consultants and account managers who manage substantial client relationships or possess substantial experience or expertise could adversely affect our ability to secure and complete engagements, which would adversely affect our results of operations.

    In addition, if any of our key consultants were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. Clients or other companies seeking to develop in-house services similar to ours also could hire our key consultants. Such hiring would not only result in our loss of key consultants but also could result in the loss of a client relationship or a new business opportunity.

COMPETITION COULD RESULT IN LOSS OF OUR MARKET SHARE THAT COULD REDUCE OUR
  PROFITABILITY

    The markets for our principal services are highly competitive. Our competitors currently include other human resources consulting and actuarial firms, as well as the human resources consulting divisions of some public accounting and consulting firms. Several of our competitors have greater financial, technical, and marketing resources than we have, which could enhance their ability to respond more quickly to technological changes, finance acquisitions and fund internal growth. Also, the consulting practices of the large international accounting firms, or other competitors who have a larger presence than we do in particular markets, gain marketing advantages from their greater name recognition.

    Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. New competitors or alliances among competitors could emerge and gain significant market share.

In addition, some of our competitors may have or may develop a lower cost structure or superior services that gain greater market acceptance than the services that we offer or develop.

CLIENTS' CRITERIA FOR SELECTING CONSULTANTS MAY CHANGE

    The ability to tailor services to clients' particular needs traditionally has been a key selection criterion among buyers of consulting services in our core businesses. However, these buyers' selection criteria may change and price could become a more significant factor, thereby adversely affecting our operating results.

DEMAND FOR OUR SERVICES MAY DECREASE FOR VARIOUS REASONS, INCLUDING A DECLINE IN A CLIENT'S OR AN INDUSTRY'S FINANCIAL CONDITION OR AN INDUSTRY-SPECIFIC ECONOMIC DOWNTURN, THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS

    We can give no assurance that the demand for our services will continue to grow or that we will compete successfully with our existing competitors, new competitors or our clients' internal capabilities. Some of our clients may decide to develop or use their internal resources to satisfy their needs for some or all of the services that we provide. Our clients' demand for our services also may change based on their own needs and financial conditions. When economic downturns affect particular clients or industry groups, they frequently reduce their budgets for outside consultants, which could reduce the demand for our services and increase price competition.

    In addition, the demand for many of our core benefits services is affected by government regulation and taxation of employee benefits plans. This regulation and taxation drive our clients' needs for compliance-related services. Significant changes in tax or social welfare policy or regulations could lead some employers to discontinue their employee benefit plans, thereby reducing the demand for our services. A simplification of regulations or tax policy also could reduce the need for our services.

OUR CLIENTS GENERALLY MAY TERMINATE OUR SERVICES AT ANY TIME, WHICH COULD DECREASE ASSOCIATE UTILIZATION

    Our clients generally may terminate our engagements at any time. If a client reduces the scope of or terminates the use of our services with little or no notice, our associate utilization will decline. In such cases, we must rapidly redeploy our associates to other engagements in order to minimize the potential negative impact on our financial performance. In addition, because much of our work is project based rather than recurring in nature, our associates' utilization depends on our ability to continually secure additional engagements.

MANY OF OUR ENGAGEMENTS, PARTICULARLY LONG-STANDING RELATIONSHIPS AND ENGAGEMENTS INVOLVING STANDARD ANNUAL ACTIVITIES, ARE NOT BASED ON WRITTEN AGREEMENTS, WHICH COULD RESULT IN DISPUTES WITH OUR CLIENTS

    Many of our engagements, including the majority of those involving long-standing relationships or standard annual activities such as actuarial valuations, are not based on formal written agreements. In such cases, there is a greater risk of misunderstandings with our clients concerning the scope and terms of our engagement and our liability for unsatisfactory performance. Disputes could damage our client relationships and result in unanticipated costs and loss of revenue that could adversely affect our results of operations.

OUR FIXED FEE ENGAGEMENTS COULD HURT OUR FINANCIAL RESULTS IF NOT PROPERLY
  MANAGED

    We enter into some of our engagements on a negotiated fixed fee basis. If we do not properly negotiate the price and manage the performance of these engagements we might incur losses on individual engagements and our overall financial results would be adversely affected.

WE ARE SUBJECT TO MALPRACTICE CLAIMS ARISING FROM OUR WORK, WHICH COULD ADVERSELY AFFECT OUR REPUTATION AND BUSINESS

    Clients and third parties who are dissatisfied with our services or who claim to suffer damages caused by our services may bring lawsuits against us. The nature of our work, especially our actuarial services, involves assumptions and estimates concerning future events, the actual outcome of which we cannot know with certainty in advance. In addition, we could make computational, software programming, or data management errors.

    Clients may seek to hold us responsible for the financial consequences of these errors or variances. Given that we frequently work with large pension funds, relatively small percentage errors or variances could create significant dollar variances and claims for unfunded liabilities. In most cases, our exposure to liability on a particular engagement is substantially greater than the profit opportunity that the engagement generates for us. For example, possible claims might include:

    - a client's assertion that actuarial assumptions used in a pension plan were unreasonable, leading to plan underfunding;

    - a claim arising out of the use of inaccurate data, which could lead to an underestimation of plan liabilities; and

    - a claim that employee benefit plan documents were misinterpreted or plan amendments were misstated in plan documents, leading to overpayments to beneficiaries.

    Defending lawsuits of this nature or arising out of any of our services could require substantial amounts of management attention, which could affect their focus on operations and could adversely affect our financial performance. In addition to defense costs and liability exposure, malpractice claims may produce negative publicity that could hurt our reputation and business.

OUR QUARTERLY REVENUES MAY FLUCTUATE WHILE OUR EXPENSES ARE RELATIVELY FIXED

    Quarterly variations in our revenues and operating results occur as a result of a number of factors, such as:

    - the significance of client engagements commenced and completed during a quarter;

    - the seasonality of some specific types of services; in particular, retirement revenues are more heavily weighted toward the second half of the fiscal year when annual actuarial valuations are required to be completed for calendar year end companies and the related services are performed. In the Human Resources Technologies group, the distribution of work is concentrated at the end of the first fiscal quarter and through the second fiscal quarter as there is demand from our clients for assistance in updating systems and programs used in the annual re-enrollment of employees in benefit plans, such as flex plans. Much of the remaining business is project oriented and is thus influenced more by particular client needs and the availability of our workforce;

    - the number of business days in a quarter, employee hiring and utilization rates, the clients' ability to terminate engagements without penalty;

    - the size and scope of assignments;

    - the level of vacation and holidays taken by our associates; and

    - general economic conditions.


    Approximately 70-75% of our total operating expenses are relatively fixed, encompassing the majority of occupancy, communications and other expenses, general and administrative expenses, depreciation and amortization, and salaries and employee benefits excluding fiscal year-end incentive bonuses. Therefore, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in quarterly operating results and could result in losses. Increases in the number of professional personnel that are not followed by corresponding increases in revenues could materially and adversely affect our operating results. Over the most recent eight fiscal quarters, quarterly income from continuing operations has fluctuated from $1.0 million to $7.3 million.


WE DEPEND ON WATSON WYATT PARTNERS FOR OUR BRAND IN THE EUROPEAN MARKET AND COULD LOSE OUR POSITION IN EUROPE IF OUR ALLIANCE AGREEMENTS WERE TO TERMINATE

    Since 1995 we have marketed our services globally with Watson Wyatt Partners as Watson Wyatt Worldwide. Under our alliance agreements with Watson Wyatt
Partners:

    - we operate in North America, Latin America and Asia-Pacific;


    - Watson Wyatt Partners operates in the United Kingdom, Ireland and Africa;


    - Watson Wyatt Holdings (Europe) Limited, of which we own a 25% minority interest, operates in continental Europe.

    The alliance agreements with Watson Wyatt Partners generally restrict each party's ability to enter into each other's geographic markets. If the alliance agreements were to terminate, we could lose our position in Europe, which could interrupt our global development and impair our ability to deliver services seamlessly to clients throughout the world.

TERMINATION OF OUR RELATIONSHIP WITH WATSON WYATT PARTNERS COULD RESULT IN A
  NAME CHANGE

    The alliance agreements set forth the rights we or Watson Wyatt Partners have to buy each other out of our respective interests in each other's firm and in Watson Wyatt Holdings (Europe) Limited in the event either of us becomes affiliated with a competitor. A termination of our alliance with Watson Wyatt Partners could precipitate a name change, which could result in confusion in our markets.

OUR INTERNATIONAL OPERATIONS PRESENT SPECIAL RISKS THAT COULD NEGATIVELY AFFECT
  OUR BUSINESS

    We conduct a portion of our business from offices outside the United States. This subjects us to foreign financial and business risks, which could arise in the event of:

    - unusual currency exchange rate fluctuations;

    - unexpected increases in taxes;

    - new regulatory requirements and/or changes in policies and local laws that materially affect the demand for our services or directly affect our foreign operations;

    - unusual and unexpected monetary exchange controls;

    - the impact of unusually severe or protracted recessions in foreign economies; and

    - civil disturbance or other catastrophic events that reduce business activity in other parts of the world.

    Any of these factors could have an adverse effect on our results of operations.


OPERATIONAL READINESS OF OUR GLOBAL ADMINISTRATIVE INFRASTRUCTURE MIGHT NOT BE AS COMPLETE AS REQUIRED TO MANAGE INTERNATIONAL OPERATIONS EFFECTIVELY


    The management of geographically dispersed operations requires substantial management resources, resulting in significant ongoing expense. We have not fully integrated all of our global operations from an administrative and reporting standpoint. We are developing and implementing additional systems and management reporting to help us manage our global operations, but we cannot predict when these systems will be fully operational or how successful they will be.

OUR BUSINESS FACES RAPID TECHNOLOGICAL CHANGE AND OUR FAILURE TO RESPOND TO THIS CHANGE QUICKLY COULD ADVERSELY AFFECT OUR BUSINESS

    Increasingly, to remain competitive in our practice areas, we must identify and offer the most current technologies and methodologies. This is particularly true of our HR Technologies Group in which our success largely depends upon our ability to quickly absorb and apply technological advances in both generic applications and, particularly, those which are specifically required to deliver employee benefits services. In some cases, significant technology choices and investments are required. If we do not respond correctly, quickly, or in a cost-effective manner, our business and operating results might be harmed.

    The effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses and, in some cases, to implement them globally. If we cannot offer new technologies as quickly or effectively as our competitors, we could lose market share. We also could lose market share if our competitors develop more cost-effective technologies than we offer or develop.

OUR HR TECHNOLOGIES GROUP HAS PROJECT-RELATED RISKS THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

    Our HR Technologies Group develops and implements computer software and systems for clients. In securing or carrying out these engagements, we may encounter inadequate project scope definitions, unforeseen technological and systems integration problems, unanticipated costs, failures to meet contractual performance objectives, and other business risks. If we are not successful in defining, pricing and executing these assignments as planned, we may incur financial losses.

LIMITED PROTECTION OF OUR PROPRIETARY EXPERTISE, METHODOLOGIES AND SOFTWARE COULD HARM OUR BUSINESS

    We cannot guarantee that trade secret, trademark, and copyright law protections are adequate to deter misappropriation of our confidential information. Moreover, we may be unable to detect the unauthorized use of our intellectual property and take the necessary steps to enforce our rights. If employees or third parties misappropriate our proprietary information, our business could be harmed. Redressing infringements also may consume significant management time and financial resources.

OUR ASSOCIATES WILL OWN APPROXIMATELY 83% OF OUR STOCK, AND THEIR INTERESTS MAY DIFFER FROM THOSE OF OTHER STOCKHOLDERSImmediately upon completion of this offering, our associates will continue to own approximately 83% of our outstanding capital stock. As a result, our associates will be able to elect the board of directors and generally determine the outcome of any proposed corporate transaction or other matter submitted to stockholders for their vote. Our associates' interests in these matters might differ from those of our non-associate stockholders.

CHANGE IN ASSOCIATE OWNERSHIP COULD ADVERSELY AFFECT OUR FIRM CULTURE

    We currently are predominantly owned by our associates. As owners, our associates have traditionally been able to influence the direction of the firm, which promotes an entrepreneurial spirit and motivates individual performance. The stock owned by our associates will have transfer restrictions, which will expire within two years following this offering. As these transfer restrictions expire and our associates' stock becomes transferable, associate ownership may decline. A decline in associate ownership and an increase in non-associate influence could lower morale which could, in turn, adversely affect our business operations.

WE HAVE VARIOUS MECHANISMS IN PLACE THAT MAY PREVENT A CHANGE IN CONTROL THAT A STOCKHOLDER MIGHT FAVOR

    Our certificate of incorporation and bylaws contain provisions that might discourage, delay or prevent a change in control that a stockholder might favor. Our certificate of incorporation and bylaws:

    - authorize the issuance of preferred stock without fixed characteristics that could be issued by our board of directors to increase the number of outstanding shares and deter a takeover attempt;

    - classify our board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

    - provide that only the president or our board may call a special meeting of stockholders;

    - prohibit stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders;

    - provide that vacancies on our board of directors, including new directorships, may be filled only by the directors then in office; and

    - require super-majority voting to amend the classified board and these other provisions of our certificate of incorporation.

WE COULD ISSUE ADDITIONAL SHARES WHICH COULD HAVE A DILUTIVE EFFECT ON
  STOCKHOLDERS

    At the time of the offering we will have 69,000,000 authorized shares of class A common stock. Immediately following the completion of this offering, we expect to have approximately 63,400,000 authorized but unissued shares of class A common stock. Additional class A common stock will be issued upon conversion of outstanding shares of class B common stock and pursuant to employee stock option plans, and might be issued in connection with acquisitions or other transactions, or offered for sale in future offerings. The issuance of additional shares of class A common stock could dilute the value of outstanding shares, including those purchased in this offering.

YEAR 2000 ISSUES COULD ADVERSELY AFFECT OUR BUSINESS

    We have provided our clients with software that we have developed and software-related services. We also use software and information technology extensively to deliver our consulting services to our clients and operate our business. We cannot guarantee that we have identified all potential software problems or that we will have successfully corrected all software problems. In addition, some software (such as software used for open enrollment in benefit plans) normally is modified on an annual or periodic basis. In some cases, we have deferred performing Year 2000 remediation to coincide with the software's next scheduled modification. We also have provided software to clients subject to warranties regarding Year 2000 performance. If we fail to identify or correct Year 2000 problems in our software, we may incur costs to repair or replace affected systems. We also may incur liability or unanticipated costs as a result of errors caused by our software that could have a material adverse effect on the results of our operations.

WE WILL HAVE BROAD DISCRETION REGARDING THE NET OFFERING PROCEEDS

    We have not designated the anticipated net proceeds of this offering for specific uses. We will have broad discretion regarding the use of the net proceeds of this offering, and we may apply the proceeds differently than investors in our stock might anticipate. Although we have no plans or agreements regarding any material acquisitions on the date of this prospectus, we might use a portion of the net proceeds to fund acquisitions.


ADDITIONAL SHARES BECOMING AVAILABLE FOR SALE UNDER OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK


    Transfer restrictions on the class B common stock expire 12 and 24 months following this offering. As the transfer restrictions on the class B common stock expire, subject in the case of affiliates to the restrictions of Rule 144 under the Securities Act of 1933, those shares automatically will convert into shares of class A common stock that will be eligible for sale in the public market. The Class B shares will be owned largely by our current associates, and these persons might want to sell their shares in the public market immediately after the transfer restrictions expire. Substantial sales after the transfer restrictions expire could adversely affect the market value of the class A common stock and the value of your shares. In addition, we cannot guarantee that the board of directors will not waive the Class B common stock transfer restrictions or that the underwriters will not waive their requirement that holders not sell any shares for 180 days following this offering.


    The following chart identifies the number of additional class A shares that will become available for resale at the time the class B 12 and 24 month restrictions expire:



                                           / /2000     / /2001      / /2002
                                           --------   ----------   ----------
Post Merger Shares Eligible for Resale...        0    13,412,317   13,412,317

                               USE OF TERMINOLOGY

    Immediately before the closing of this offering, we will effect a corporate reorganization in order to create a holding company structure. As part of this transaction, our current operating company, Watson Wyatt & Company, will merge with an indirect wholly-owned subsidiary to become a wholly-owned subsidiary of Watson Wyatt & Company Holdings. Unless the context indicates otherwise, the information in this prospectus assumes that the corporate reorganization transactions have been completed. References in this prospectus to "Watson Wyatt," "we," "our" and "us" refer to both Watson Wyatt & Company and its subsidiaries, before the merger, and to Watson Wyatt & Company Holdings and its subsidiaries after the merger. References to "WW Holdings" refer to Watson Wyatt & Company Holdings. We refer to our employees as associates.

    Watson Wyatt Worldwide is the name of our global alliance with Watson Wyatt Partners.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act relating to the shares of class A common stock being offered by this prospectus. This prospectus is part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the class A common stock offered, see the registration statement and its exhibits. We have also filed a registration statement on Form S-4 with the SEC relating to the proposed merger of Watson Wyatt & Company with its indirect wholly-owned subsidiary which will result in Watson Wyatt & Company becoming a wholly-owned subsidiary of Watson Wyatt & Company Holdings.


    The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information. We are incorporating by reference our annual report on Form 10-K for the fiscal year ended June 30, 2000 (file no. 0-20724) which we have filed with the SEC.


    We also are incorporating by reference into the prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed. You may obtain a copy of any or all of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                        Watson Wyatt & Company Holdings
                      6707 Democracy Boulevard, Suite 800
                            Bethesda, Maryland 20817
                              Attention: Secretary
                           Telephone: (301) 581-4600

    You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. We are offering to sell, and seeking offers to buy, the class A common stock only in jurisdictions where such offers are permitted. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

    Watson Wyatt & Company currently files reports and other information with the SEC, but its redeemable common stock, which has been subject to various restrictions, has not been publicly traded. After the offering, Watson Wyatt & Company Holdings will continue to file annual, quarterly and special reports, proxy statements and other information with the SEC. Watson Wyatt & Company's SEC filings are available at the SEC's web site at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and at the SEC's regional offices in New York at 7 World Trade Center, 13th Floor, New York, New York 10048, and in Chicago at Suite 400, Northwestern Atrium Center, 14th Floor, 500 W. Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.



               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend," "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. This prospectus also contains third-party estimates regarding the size and growth of markets.



    The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We qualify any forward-looking statements entirely by these cautionary factors.


                                USE OF PROCEEDS

    The net proceeds from the sale of the 2,800,000 shares of class A common stock offered by us will be approximately $29.4 million, based on the midpoint of an assumed initial public offering price of $11.50-13.50 per share and after deducting the underwriting discounts and commissions and offering expenses. We will not receive any proceeds from the sale of common stock by the selling stockholders. We have agreed with the selling stockholders to reimburse underwriting fees payable by them. This amount has been taken into account in estimating the net proceeds.


    The primary purpose of this offering is to create a public market for our common stock, create a currency for potential acquisitions, facilitate future access to public markets, and enhance our ability to use our common stock to attract, retain and provide incentives to our associates.



    The proceeds from this offering will be used for capital expenditures, working capital, and other general corporate purposes, which may include the retirement of outstanding working capital indebtedness under our revolving credit facility. Further, although we currently have no agreements or commitments regarding any acquisitions, a portion of the offering proceeds could be used for possible strategic acquisitions of complementary businesses, products, or technologies. Pending the specific application of proceeds from this offering, any proceeds available after the repayment of outstanding indebtedness would be invested in short-term high-grade interest-bearing securities.



    At June 30, 2000, we had no debt outstanding. However, any debt outstanding at the time of completion of this offering would be paid with the net proceeds. The debt would be for cyclical working capital purposes. It would be comprised of outstanding draws on our revolving credit facility, which would mature on June 30, 2003 when the credit facility expires, if not repaid earlier. The indebtedness bears interest at a rate that varies with LIBOR and/or the prime rate. The interest rate on our borrowings is 9.5% at June 30, 2000.


                                DIVIDEND POLICY

    We currently intend to retain our future earnings to finance the operation and expansion of our business and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION




    The following table presents our consolidated net cash position and total capitalization as of June 30, 2000 on (1) an actual basis; (2) a pro forma basis giving effect to the exchange of shares under our proposed corporate reorganization and subsequent reclassification of the redeemable common stock to stockholders' equity; and (3) a pro forma as adjusted basis to reflect the sale of 2,800,000 shares of class A common stock being offered in this offering by us at an assumed initial public offering price of $12.50 per share, the automatic conversion of all class B common stock sold by the selling shareholders in the offering to class A common stock, and the application of the estimated net proceeds to us from the offering.



                                                                     AS OF JUNE 30, 2000
                                                            --------------------------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                            --------------------------------------
                                                              ACTUAL                    PRO FORMA
                                                            (UNAUDITED)   PRO FORMA    AS ADJUSTED
                                                            -----------   ----------   -----------
Cash and cash equivalents.................................   $ 41,410      $ 41,410      $70,010
                                                             ========      ========      =======
Note payable..............................................         --            --           --
                                                             ========      ========      =======
Redeemable common stock ($1 par value per share,
  25,000,000 shares authorized; 14,805,145 shares issued
  and outstanding) (a)....................................    115,480            --           --
                                                             ========      ========      =======
Stockholders' equity:
  Adjustment for redemption value greater than amounts
    paid in by stockholders (a)...........................     (6,097)           --           --
  Preferred stock (no par value per share, 1,000,000
    shares authorized; no shares issued)..................         --            --           --
  Class A common stock ($0.01 par value per share,
    69,000,000 shares authorized; 5,600,000 shares issued
    and
    outstanding) (b)......................................                       --           56
  Class B-1 common stock ($0.01 par value per share;
    15,000,000 shares authorized; 14,805,145 shares issued
    and outstanding, pro forma; 13,405,145 shares issued
    and outstanding,
    pro forma as adjusted)................................         --           148          134
  Class B-2 common stock ($0.01 par value per share;
    15,000,000 shares authorized; 14,805,145 shares issued
    and outstanding, pro forma; 13,405,145 shares issued
    and outstanding, pro forma as adjusted)...............         --           148          134
  Additional paid in capital (c)..........................         --       109,087      140,109
  Retained deficit (d)....................................    (64,223)      (64,223)     (65,889)
  Cumulative translation adjustment (other comprehensive
    loss).................................................     (3,949)       (3,949)      (3,949)
                                                             --------      --------      -------
Total stockholders' equity (deficit)......................   $(74,269)     $ 41,211      $70,595
                                                             --------      --------      -------
Total capitalization......................................   $ 41,211      $ 41,211      $70,595
                                                             ========      ========      =======


------------------------


(a) All shares of common stock at June 30, 2000 are classified as redeemable common stock outside of stockholders' equity due to the bylaw provision that required stock to be repurchased by us upon an associate's termination or retirement. The difference between the redeemable value, as determined in accordance with Watson Wyatt & Company's bylaws, and the amounts paid in or deemed paid in for the stock is identified as the "Adjustment for redemption value greater than amounts paid in by stockholders" and is included in the stockholders' equity section of the historical balance sheet.



    Under the terms of the corporate reorganization, all 14,805,145 outstanding redeemable common shares will be converted into 29,610,290 newly issued shares of class B-1 and class B-2 common stock, without redemption features. This is reflected in the "Pro Forma" column. In the "Pro Forma" column, the total historical cost of the shares is now fully reflected in stockholders' equity.



(b) The "Pro Forma As Adjusted" number of shares of common stock to be outstanding excludes (1) options to purchase approximately 1,600,000 shares of class A common stock to be granted concurrent with the consummation of this offering at an exercise price equal to the public offering price and
    (2) approximately 2,900,000 shares of class A common stock reserved for issuance upon exercise of options that may be granted in the future under our stock incentive plan.



(c) The "Pro Forma" column reflects the difference between cash paid in or deemed paid in for the new outstanding 14,805,145 shares of the class B-1 common stock and 14,805,145 shares of class B-2 common stock and their $0.01 per share par value. The "Pro Forma As Adjusted" column adds to this amount the issuance of shares of class A common stock in this offering, less the $0.01 per share par value of each class of stock.



(d) We have decided to reimburse the selling stockholders for the underwriting discount on the shares sold by them in connection with this offering. The "Pro Forma as Adjusted" column reflects the resulting after-tax compensation charge which will decrease our operating results and increase our retained deficit in the quarter in which we complete this offering.

                                    DILUTION


    As of June 30, 2000, after giving effect to our corporate reorganization and the related termination of the redemption feature of our redeemable common stock, our pro forma net tangible book value was approximately $32.5 million, or approximately $1.10 per share. Net tangible book value per share is determined by dividing our net tangible book value (total net tangible assets less total liabilities) by 29,610,290 pro forma shares of common stock outstanding. After giving effect to the sale of 2,800,000 shares of class A common stock in this offering by us at the midpoint of an assumed initial public offering price of $11.50-13.50 per share, and after deducting the underwriting discounts and commissions and offering expenses, our pro forma net tangible book value as of June 30, 2000 would have been $61.9 million, or $1.91 per share. This represents an immediate increase in net tangible book value of $0.81 per share to our stockholders and an immediate dilution in net tangible book value of $10.59 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share..........             $ 12.50
                                                                      -------
  Net tangible book value per share as of June 30,
    2000.................................................  $  1.10
  Increase in net tangible book value per share
    attributable to the offering.........................     0.81
                                                           -------
Net tangible book value per share after this offering....                1.91
                                                                      -------
Dilution per share to new stockholders...................             $ 10.59
                                                                      =======



    The following table summarizes, on a pro forma basis as of June 30, 2000, the number of shares of class A common stock purchased from us, the total consideration paid to us and the average price per share paid to us by the existing holders of common stock and by the new stockholders purchasing shares of class A common stock offered by us (at an assumed initial public offering price at the midpoint of $11.50-13.50 per share) before deducting the underwriting discounts and commissions and offering expenses payable by us.



                                     SHARES PURCHASED          TOTAL CONSIDERATION
                                  ----------------------   ----------------------------   AVERAGE PRICE
                                    NUMBER      PERCENT       AMOUNT           PERCENT      PER SHARE
                                  -----------   --------   -------------       --------   -------------
Existing stockholders...........   26,810,290     82.7%    $ 98,930,000          58.6%        $ 3.69
New stockholders................    5,600,000     17.3       70,000,000          41.4         $12.50
                                  -----------    -----     ------------         -----
  Total.........................   32,410,290    100.0%    $168,930,000         100.0%
                                  ===========    =====     ============         =====


    The foregoing table excludes (1) options to purchase 1,600,000 shares of class A common stock to be granted concurrent with the consummation of this offering at an exercise price equal to the public offering price and
(2) 2,900,000 shares of class A common stock reserved for issuance upon exercise of options that may be granted in the future under our stock option plan.


    Additional sales by the selling stockholders in this offering pursuant to the underwriters' overallotment option, if exercised in full, will reduce the number of shares held by our existing stockholders to 25,970,290 shares, or 80.1% of the total number of shares outstanding after this offering, and will increase the number of shares held by new investors to 6,440,000 shares or 19.9% of the total number of shares of common stock outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following selected consolidated financial data of Watson Wyatt & Company Holdings should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The balance sheet data as of June 30, 1999 and 2000 and the statement of operations data for the years ended June 30, 1998, 1999 and 2000 have been derived from the consolidated financial statements for such years, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data as of June 30, 1996, 1997 and 1998 and the statement of operations data for the years ended June 30, 1996 and 1997 are derived from the audited consolidated financial statements for such years that have been restated to reflect our discontinued operations.



                                                                                 YEAR ENDED JUNE 30,
                                                              ---------------------------------------------------------
                                                                1996        1997        1998        1999        2000
                                                              ---------   ---------   ---------   ---------   ---------
STATEMENTS OF OPERATIONS DATA (A):
Continuing operations:
Revenue.....................................................  $ 475,298   $486,502    $ 512,660   $556,860    $624,583
Operating expenses:
  Salaries and employee benefits............................    250,103    252,302      268,611    298,915     332,339
  Stock incentive bonus plan (b)............................         --         --           --     22,610      30,283
  Non-recurring compensation charge (c).....................         --         --       69,906         --          --
  Professional and subcontracted services...................     42,450     48,827       49,907     47,863      49,608
  Occupancy, communications and other.......................     84,203     96,026(d)    88,840     92,668     100,099
  General and administrative expenses.......................     38,656     45,696       51,759     56,578      63,596
  Depreciation and amortization.............................     25,541     22,094       24,994     15,248      17,878
                                                              ---------   --------    ---------   --------    --------
                                                                440,953    464,945      554,017    533,882     593,803

Income (loss) from operations...............................     34,345     21,557      (41,357)    22,978      30,780

Other:
  Interest income...........................................      1,441      1,462          901        944       1,823
  Interest expense..........................................       (930)    (1,506)      (2,768)    (2,646)     (1,876)

Income from affiliates......................................       (820)       105          258      2,524       3,116
                                                              ---------   --------    ---------   --------    --------
Income (loss) before taxes and minority interest............     34,036     21,618      (42,966)    23,800      33,843

Income taxes................................................     14,071      9,070       13,134     11,448      15,195
                                                              ---------   --------    ---------   --------    --------
Income (loss) before minority interest......................     19,965     12,548      (56,100)    12,352      18,648

Minority interest...........................................       (130)      (167)        (112)      (217)       (115)
                                                              ---------   --------    ---------   --------    --------
Income (loss) from continuing operations....................     19,835     12,381      (56,212)    12,135      18,533

Discontinued operations, net (e)............................    (10,480)   (11,483)     (69,906)     8,678          --
                                                              ---------   --------    ---------   --------    --------
Net income (loss)...........................................  $   9,355   $    898    $(126,118)  $ 20,813    $ 18,533
                                                              =========   ========    =========   ========    ========
Earnings (loss) per share, continuing operations, basic and
  fully diluted.............................................  $    1.07   $   0.71    $   (3.27)  $   0.80    $   1.24

Earnings (loss) per share, basic and fully diluted..........  $    0.51   $   0.05    $   (7.34)  $   1.37    $   1.24

Weighted average shares outstanding.........................     18,516     17,438       17,170     15,215      15,000



                                                                                   AS OF JUNE 30,
                                                              ---------------------------------------------------------
                                                                1996        1997        1998        1999        2000
                                                              ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 21,694    $ 26,257    $ 13,405    $ 35,985    $ 41,410
Net working capital.........................................    18,788      21,307      23,748      11,692      16,177
Total assets................................................   320,819     331,778     268,310     313,960     329,960
Note payable................................................        --          --       9,000          --          --
Redeemable common stock.....................................    90,214      96,091      96,296     107,631     115,480
Total stockholders' deficit (f).............................    (5,832)    (12,205)    (84,510)    (74,351)    (74,269)
Shares outstanding..........................................    18,262      18,130      15,917      16,112      14,805

------------------------------


(a) We believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company due to the significant impact of the following two non-recurring compensation related expenses: (1) supplemental discretionary bonuses accrued under our stock incentive bonus plan, described in more detail in footnote (b) below and (2) a one-time charge in fiscal year 1998 related to a change in the way we calculated our formula book value, the redemption price at which we sold and repurchased our restricted common stock in transactions with our employees prior to the public offering, described in more detail in footnote
    (c) below.



    We believe that our results of operations in fiscal years 1998, 1999 and 2000 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the stock incentive bonus plan and the non-recurring compensation charge described above. The loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million without the non-recurring compensation charge. The income before taxes and minority interest of $23.8 million for fiscal year 1999 and $33.8 million for fiscal year 2000 would have improved by $22.6 million and $30.3 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded company. Income before taxes and minority interest from continuing operations for the three years ended June 30, 1998, 1999 and 2000 would have been $26.9 million, $46.4 million and $64.1 million, respectively.



(b) Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our employee shareholders pursuant to the stock incentive bonus plan in an amount representing all income in excess of a targeted amount. These amounts are accrued in the fiscal year to which they relate and are paid in the following year. Following the public offering, we will terminate the stock incentive bonus plan and replace it with equity based incentives more customary to publicly traded companies.



    The proposed Watson Wyatt & Company Holdings 2000 Long Term Incentive Plan provides for non-qualified stock options with an exercise price equal to fair market value at the date of the grant and no uncertainties that would require variable accounting under generally accepted accounting principles. In a few foreign jurisdictions, where option grants are impractical, we will grant stock appreciation rights (SARs) which will require recognition of compensation expense over a vesting period to the extent the market price of the stock increases. We do not expect that any compensation expense resulting from the equity based incentive program in effect following the offering will be material.



(c) As an employee-owned company without a public trading market, we sold and repurchased shares of our redeemable common stock in transactions with our employee shareholders at a formula book value, or redemption price, calculated in accordance with our bylaws and based, in part, on the book value of the company. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the redemption value of our redeemable common stock. This change eliminated from the calculation of the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our benefits administration outsourcing business.


(d) Results of operations for fiscal year 1997 were reduced by a $12.1 million sublease loss due to the relocation of the corporate and one operating office.

(e) As discussed in footnotes (a) and (c) above, in fiscal year 1998 we discontinued our benefits administration outsourcing business and recorded a $69.9 million charge to earnings in the discontinued operations line. Fiscal years 1995 through 1998 also include the operating losses of the benefits administration outsourcing business prior to its discontinuation in 1998, which are reflected in the discontinued operations line. In fiscal year 1999, the discontinued operations credit reflects the reduction of the expected loss on disposal of the benefits administration outsourcing business.

(f) The increase in Total Stockholders' Deficit from June 30, 1997 to June 30, 1998 includes the discontinued operations charge of $69.9 million mentioned in note (e) above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Watson Wyatt & Company Holdings, including its subsidiaries, is a global provider of human capital consulting services. We operate on a geographic basis from 60 offices in 18 countries throughout North America, Asia-Pacific and Latin America. We provide services in three principal practice areas: employee benefits, human resources technologies and human capital consulting.



    Although we operate globally as an alliance with our affiliates, our revenues and operating expenses reflect solely the results of operations of Watson Wyatt & Company Holdings. Our share of the results of our affiliates, recorded using the equity method of accounting, is reflected in the "Income from affiliates" line. Our principal affiliates are Watson Wyatt Partners, in which we hold a 10% interest in a defined distribution pool, and Watson Wyatt Holdings (Europe) Limited, a holding company through which we conduct continental European operations. We own 25% of Watson Wyatt Holdings (Europe) Limited and Watson Wyatt Partners owns the remaining 75%.



    We derive substantially all of our revenue from fees for consulting services, which generally are billed at standard hourly rates or on a fixed-fee basis; management believes the approximate percentages are 60% and 40%, respectively. Clients are typically invoiced on a monthly basis with revenue recognized as services are provided. For the most recent three fiscal years, revenue from U.S. consulting operations have comprised approximately 80% of consolidated revenue. No single client accounted for more than 4% of our consolidated revenue for any of the most recent three fiscal years.



    In delivering consulting services, our principal direct expenses relate to compensation of personnel. Salaries and employee benefits are comprised of wages paid to associates, related taxes, benefit expenses such as pension, medical and insurance costs and fiscal year-end incentive bonuses. In addition, professional and subcontracted services represent fees paid to external service providers for legal, marketing and other services, approximately one half of which are specifically reimbursed by our clients and included in revenue.



    Occupancy, communications and other expenses represent expenses for rent, utilities, supplies and telephone to operate office locations as well as non-client-reimbursed travel by associates, publications and professional development. General and administrative expenses include the operational costs and professional fees paid by corporate management, general counsel, marketing, human resources, finance, research and technology support.



    Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we have provided supplemental bonus compensation to our employee shareholders pursuant to our stock incentive bonus plan in an amount representing all income in excess of a targeted amount. These bonuses are accrued in the fiscal year to which they relate and are paid in the following year. Our results of operations for fiscal years 1999 and 2000 include expenses for supplemental bonuses accrued under the stock incentive bonus plan of $22.6 million and $30.3 million, respectively.



    Following this offering, we will terminate our stock incentive bonus plan and replace it with equity-based incentives more customary to publicly traded companies. The proposed Watson Wyatt & Company Holdings 2000 Long Term Incentive Plan provides for non-qualified stock options with an exercise price equal to fair market value at the date of the grant and no uncertainties that would require variable accounting under generally accepted accounting principles. In a few foreign jurisdictions, where option grants are impractical, we will grant stock appreciation rights (SARs) which will require recognition of compensation expense over a vesting period to the extent the market price of the stock increases. We do not expect that any compensation expense resulting from the equity based incentive program in effect following the offering will be material.



    During the third quarter of fiscal year 1998, we elected to exit the benefits administration outsourcing business and to end our participation in Wellspring Resources, LLC, a joint venture that we had formed in 1996 with State Street Bank and Trust Company. Wellspring provided benefits administration for its clients, managing the day-to-day administration, including benefit calculations, compliance and reporting, and providing benefit-related customer service to plan participants through call centers. We chose to exit the business in order to focus our management attention and corporate resources on our core consulting business. Pursuant to our restructuring agreement with Wellspring and State Street Bank and Trust, our 50% interest in Wellspring was redeemed effective April 1, 1998. In conjunction with this redemption, we recorded an after-tax charge of $69.9 million in fiscal year 1998. In fiscal year 1999, we reduced the estimate of the anticipated loss, and consequently reduced the expected loss on disposal by $8.7 million, net of tax.



    As an employee-owned company without a public trading market, we sold and purchased shares of our redeemable common stock in transactions with our employees according to the formula book value, or redemption value, which is based, in part, on the book value of the company. The $69.9 million charge incurred in fiscal year 1998 in connection with our exit from the benefits administration outsourcing business reduced our book value and, as such, would have reduced the redemption value of our redeemable common stock. We altered the formula for calculating the redemption value of our common stock to eliminate the effect of the $69.9 million charge. In accordance with generally accepted accounting principles, this change in the formula resulted in an additional one-time, non-cash compensation charge of $69.9 million in fiscal year 1998.



    Due to the stock incentive bonus plan and non-cash compensation charge related to the change in stock redemption price described above, we believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company. We believe that our results of operations in fiscal years 1998, 1999 and 2000 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the stock incentive bonus plan and the non-recurring compensation charge described above. This is because the events giving rise to these charges are eliminated once the offering is completed, namely, the new holding company will not have redeemable stock and there will be a new incentive compensation plan. The continuing operations loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million without the non-recurring compensation charge. The continuing operations income before taxes and minority interest of $23.8 million for fiscal year 1999 and $33.8 million for fiscal year 2000 would have improved by $22.6 million and $30.3 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded company. Income before taxes and minority interest from continuing operations for the three years ended June 30, 1998, 1999 and 2000 would have been $26.9 million, $46.4 million and $64.1 million, respectively.



    In connection with this offering, we have decided to reimburse the selling stockholders for the underwriting discount on the shares sold by them in this offering. In the fiscal quarter in which the offering is completed, our operating results will be negatively affected by the resulting compensation charge. We estimate that the reduction in income from operations will be approximately $2.5 million and the reduction in net income would be approximately $1.7 million due to this non-recurring compensation charge. If the underwriters' overallotment option is exercised in full, we estimate that the total reduction in income from operations will be approximately $3.2 million and the total reduction in net income would be approximately $2.2 million due to this non-recurring compensation charge.

RESULTS OF OPERATIONS


    The following table sets forth Consolidated Statement of Operations data as a percentage of revenue for the periods indicated.



                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Revenue.....................................................   100.0%     100.0%     100.0%

Operating expenses:
  Salaries and employee benefits............................    53.2       53.7       52.4
  Stock incentive bonus.....................................     4.9        4.1         --
  Non-recurring compensation charge.........................      --         --       13.7
  Professional and subcontracted services...................     7.9        8.6        9.7
  Occupancy, communications and other.......................    16.0       16.7       17.3
  General and administrative expenses.......................    10.2       10.1       10.1
  Depreciation and amortization.............................     2.9        2.7        4.9
                                                               -----      -----      -----
                                                                95.1       95.9      108.1
                                                               -----      -----      -----
Income (loss) from operations...............................     4.9        4.1       (8.1)

Other:
  Interest income...........................................     0.3        0.2        0.2
  Interest expense..........................................    (0.3)      (0.5)      (0.6)

Income from affiliates......................................     0.5        0.5        0.1
                                                               -----      -----      -----
Income (loss) before income taxes and minority interest.....     5.4        4.3       (8.4)
                                                               -----      -----      -----
Provision for income taxes..................................     2.4        2.1        2.5
                                                               -----      -----      -----
Income (loss) before minority interest......................     3.0        2.2      (10.9)

Minority interest in net income of consolidated
  subsidiaries..............................................      --         --         --
                                                               -----      -----      -----
Income (loss) from continuing operations....................     3.0        2.2      (10.9)

Discontinued operations:

Loss from operations of discontinued outsourcing business...      --         --       (1.4)

Adjustment (loss) on disposal of discontinued outsourcing
  business..................................................      --        1.5      (12.3)
                                                               -----      -----      -----
Net income (loss)...........................................     3.0        3.7      (24.6)
                                                               =====      =====      =====



FISCAL YEAR ENDED JUNE 30, 2000 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1999



    REVENUE. Revenue from continuing operations was $624.6 million in fiscal year 2000, compared to $556.9 million in the prior year, an increase of $67.7 million, or 12%. This revenue growth was primarily due to a $25.5 million, or 14% increase in revenue generated by our U.S. East region, a $21.2 million, or 14% increase in revenue generated by our U.S. Central region, a $5.6 million, or 8% increase in our U.S. West region, and a $2.2 million, or 4% increase in other North American regions. The revenue increase in the North American regions was due primarily to the realization of net billing rate increases, accounting for approximately $32.1 million, increased chargeable hours accounting for $10.2 million and improved project management, accounting for $12.2 million. In addition, our Asia-Pacific region generated
$11.0 million, or 23% higher revenue than in the previous fiscal year, and our Latin American region generated $1.0 million, or 14% higher revenue than in the previous fiscal year. Within North America the following individual lines of business, not all inclusive, showed the following trends: revenue for our Benefits Group was $334.3 million in fiscal year 2000, compared to $307.1 million in fiscal year 1999, an increase of $27.2 million, or 9%; revenue for our HR Technologies Group was $79.7 million in fiscal year 2000, compared to $66.3 million in fiscal year 1999, an increase of $13.4 million, or 20%; and revenue for our Human Capital Group was $49.7 million in fiscal year 2000, compared to $41.0 million in fiscal year 1999, an increase of $8.7 million, or 21%.

    SALARIES AND EMPLOYEE BENEFITS. Salaries and employee benefit expenses for fiscal year 2000 were $332.3 million, compared to $298.9 million for the previous fiscal year, an increase of $33.4 million, or 11%. The increase was mainly due to a $22.4 million increase in compensation expenses, which is partly the result of annual salary increases averaging 5% and a 5% increase in headcount. The remainder of the difference was attributable to $7.5 million higher fiscal year-end bonuses and a $3.2 million increase in other employee benefits. As a percentage of revenues, salaries and employee benefits decreased to 53.2% from 53.7%. This decrease reflects the overall utilization of our operating personnel.



    STOCK INCENTIVE BONUS PLAN. The accrued bonus under our stock incentive bonus plan for fiscal year 2000 was $30.3 million, compared to $22.6 million for fiscal year 1999, an increase of $7.7 million, or 34%. As a percentage of revenue, the accrued bonus under our stock incentive bonus plan increased to 4.9% from 4.1%. The amount of the bonus is at the discretion of our board of directors.



    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services used in consulting operations were $49.6 million for fiscal year 2000, compared to $47.9 million for fiscal year 1999, an increase of $1.7 million, or 4%. The increase was mainly due to a $2.5 million increase in international professional services, a $1.2 million actuarial and strategic consulting expense from a sub-contractor, and $0.9 million in non-compete payments, partially offset by lower reimbursable expenses incurred on behalf of clients of $2.3 million and a $1.0 million insurance claim. As a percentage of revenue, professional services decreased to 7.9% from 8.6%, due primarily to a reduction in the level of outside services specifically incurred for and reimbursed by clients.



    OCCUPANCY, COMMUNICATIONS AND OTHER. Occupancy, communications and other expenses were $100.1 million for fiscal year 2000, compared to $92.7 million for fiscal year 1999, an increase of $7.4 million, or 8%. The increase was mainly attributable to the $3.0 million net gain from the sale of our defined contribution daily record-keeping software recognized in fiscal year 1999 which reduced expense, a $2.1 million increase in non-reimbursable travel expenses, an increase in rent expense of $1.0 million and a $0.5 million increase in telephone expenses. As a percentage of revenue, occupancy, communications and other expenses decreased to 16.0% from 16.7%, as we leveraged these expenses over a larger revenue base.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for fiscal year 2000 were $63.6 million, compared to $56.6 million for fiscal year 1999, an increase of $7.0 million, or 12%. The increase was mainly attributable to increased legal expenses of $2.2 million, increased professional services of $2.2 million, a $1.1 million, or 5% increase in base salaries and $1.2 million in higher non-client related travel expenses. As a percentage of revenue, general and administrative expenses increased slightly to 10.2% from 10.1%.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for fiscal year 2000 was $17.9 million, compared to $15.2 million for fiscal year 1999, an increase of $2.7 million, or 18%. The increase was mainly due to a $1.4 million increase in computer hardware depreciation. The remaining increase was due primarily to higher computer software and furniture, fixtures and equipment purchases during fiscal year 2000, which account for $0.8 million of the increase, and an increase in amortization of intangibles of $0.3 million. As a percentage of revenue, depreciation and amortization expenses increased to 2.9% from 2.7%.



    INTEREST INCOME. Interest income for fiscal year 2000 was $1.8 million, compared to $0.9 million for fiscal year 1999, an increase of $0.9 million, or 100%. The increase was attributable to the receipt of interest of $0.5 million related to a federal tax refund and to additional interest income of $0.4 million earned during the year on a higher average investment balance.



    INTEREST EXPENSE. Interest expense for fiscal year 2000 was $1.9 million, compared to $2.6 million for fiscal year 1999, a decrease of $0.7 million, or 27%. On average, we borrowed less money against our revolving line of credit during fiscal year 2000 than in fiscal year 1999.



    INCOME FROM AFFILIATES. Income from affiliates for fiscal year 2000 was $3.1 million, compared to $2.5 million for fiscal year 1999, an increase of $0.6 million, or 24%. The increase reflects improvement in business operations by our affiliates in Continental Europe and strong business performance by our United Kingdom affiliate.



    PROVISION FOR INCOME TAXES.  Income taxes for fiscal year 2000 were
$15.2 million, compared to $11.4 million for fiscal year 1999. Our effective tax rate was 44.9% for fiscal year 2000, compared to 48.1% for fiscal year 1999. The change was due to the utilization of federal and state tax credits, a decrease in operating losses of certain foreign affiliates and the utilization of tax benefits related to foreign operating loss carryovers of certain foreign affiliates. Our effective tax rate was also affected by differing foreign tax rates in various jurisdictions. We record a tax benefit on foreign net operating loss carryovers and foreign deferred expenses only if it is more likely than not that a benefit will be realized.



    DISCONTINUED OPERATIONS. During fiscal year 1999, we further resolved our future obligations related to the discontinuation of our benefits administration outsourcing business and reduced the expected loss on disposal by $8.7 million, net of tax. The discontinuation is essentially completed, with contingencies remaining only on guaranteed leases for real estate and equipment. We believe that we have adequate provisions for any remaining costs related to the discontinuation. (See Notes 14 and 15 of Notes to the Consolidated Financial Statements, for further discussion of discontinued operations.)



    NET INCOME. Net income for fiscal year 2000 was $18.5 million, compared to $20.8 million in fiscal year 1999, a decrease of $2.3 million, or 11%. As a percentage of revenue, net income decreased to 3.0% from 3.7%. However, income from continuing operations in fiscal year 2000 was $6.4 million higher than in fiscal year 1999, reflecting improved operating performance. This increase was more than offset by the $8.7 million after-tax adjustment to reduce the loss on disposal of the discontinued benefits administration outsourcing business recorded in fiscal year 1999. Income from continuing operations for fiscal year 2000 and 1999 also reflect the stock incentive bonus plan accruals discussed above.


FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998


    REVENUE. Revenue from continuing operations reached $556.9 million in fiscal year 1999, an increase of $44.2 million from $512.7 million in fiscal year 1998. This represents 9% growth in revenue. This increase is mainly attributable to increases in our North American regions totaling $36.4 million and a further $6.3 million, or 15%, increase in our Asia-Pacific region. The individual regions within North America showed the following trends: U.S. East, a $31.2 million, or 20% increase; U.S. Central, a $14.0 million, or 10% increase; and, U.S. West, an $8.8 million, or 11% decline. The net revenue increase in these regions can be attributed to the realization of net billing rate increases accounting for $43.3 million, increased chargeable hours accounting for approximately $22.9 million, offset by net fee markdowns of $19.3 million, and contract losses of approximately $10.5 million. Within North America the following individual lines of business, not all inclusive, showed the following trends: revenue for our Benefits Group was $307.1 million in fiscal year 1999, compared to $271.9 million in fiscal year 1998, an increase of $35.2 million, or 13%, including $11.5 million of additional revenue from the first fiscal quarter acquisition of selected units of KPMG's benefits consulting business; revenue for our Human Capital Group was $41.0 million in fiscal year 1999, compared to $44.5 million in fiscal year 1998, a decrease of $3.5 million, or 8%, amid a reorganization of the practice; revenue for our HR Technologies Group was $66.3 million in fiscal year 1999, compared to $53.6 million in fiscal year 1998, an increase of $12.7 million, or 24%, despite the sale in early fiscal year 1999 of the defined contribution recordkeeping business which had generated revenue in fiscal year 1998 of $6.0 million; and, no risk and insurance consulting revenues due to our sale of this practice in late fiscal year 1998, which had generated $9.2 million in fiscal year 1998 revenue.



    SALARIES AND EMPLOYEE BENEFITS. For fiscal year 1999, salaries and employee benefits expenses were $298.9 million, an increase of $30.3 million, or 11% from fiscal year 1998. This increase is due primarily to a 6% increase in headcount, and increases in compensation and benefits. As a percentage of revenue, salaries and employee benefits increased to 53.7% from 52.4%. The increase was primarily driven by the accrual of relatively higher fiscal year-end incentive bonuses in fiscal year 1999.

    STOCK INCENTIVE BONUS PLAN. In fiscal year 1999, we accrued, for the first time, a supplemental bonus under our stock incentive bonus plan of $22.6 million, which amounts were paid in January, 2000.



    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services were $47.9 million for fiscal year 1999, a decrease of $2.0 million, or 4%, from fiscal year 1998 due to reduced corporate expenses. As a percentage of revenue, professional services decreased to 8.6% from 9.7%.



    OCCUPANCY, COMMUNICATIONS AND OTHER. Occupancy, communications and other expenses increased $3.8 million, or 4.3% from fiscal year 1998. The increase is primarily due to increased travel, net of savings achieved through the adoption of an office size standard as well as our success in negotiating advantageous leases of office space. As a percentage of revenue, occupancy, communications and other expenses decreased to 16.7% from 17.3%, reflecting the relatively fixed nature of these costs.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for fiscal year 1999 were $56.6 million, an increase of $4.8 million, or 9%, from fiscal year 1998. The increase was attributable to $4.8 million for providing technology support to core consulting areas and $1.6 million for Year 2000 readiness. These increases were offset by a $1.6 million decrease in marketing expenses for business strategy initiatives from fiscal year 1998. As a percentage of revenue, general and administrative expenses remained unchanged from fiscal year 1998 at 10.1%.



    DEPRECIATION AND AMORTIZATION.  Depreciation and amortization decreased
$9.7 million in fiscal year 1999 to $15.2 million. This decrease is due to higher amortization of internally developed software in fiscal year 1998 of $11.6 million, primarily due to a re-evaluation and subsequent reduction of the useful lives of the related products. Without this item in fiscal year 1998, depreciation and amortization expense increased $1.9 million in fiscal year 1999 related to purchases of capital assets. As a percentage of revenue, depreciation and amortization expenses decreased to 2.7% from 4.9%, reflecting the higher amortization on internally developed software in fiscal year 1998 mentioned above.


    INCOME FROM AFFILIATES. Income from affiliates was $2.5 million in fiscal year 1999 compared to $0.3 million in fiscal year 1998. The increase reflects heightened synergies and focus within our affiliated European operations as well as improved business operations in the United Kingdom.


    PROVISION FOR INCOME TAXES. Income before income taxes, minority interest and discontinued operations was $23.8 million in fiscal year 1999, which, considering taxes of $11.4 million, reflects an effective tax rate of 48%. Income tax expense of $13.1 million in fiscal year 1998 relates to a loss before taxes, minority interest and discontinued operations of $43.0 million, for an effective tax rate of (30.6)%. The reason for reporting a tax expense when we had a pretax loss and the disparity in effective tax rates is the non-recurring compensation charge of $69.9 million in fiscal year 1998, included in the loss before taxes of $43.0 million, which is permanently non-deductible for tax purposes.


    DISCONTINUED OPERATIONS. In fiscal year 1999, we further resolved our future obligations related to the discontinuation of our benefits administration outsourcing business and reduced the expected loss on disposal by $8.7 million, net of taxes. We believe we have adequate provisions for any remaining costs related to the discontinuation.


    NET INCOME (LOSS). We generated net income in fiscal year 1999 of $20.8 million compared to a net loss in fiscal year 1998 of $126.1 million. As a percentage of revenue, net income was 3.7%, compared to a net loss of (24.6)% in fiscal year 1998. Continuing operations income before income taxes and minority interest of $23.8 million in fiscal year 1999 compares to the loss of $43.0 million in fiscal year 1998, which includes the $69.9 million non-recurring compensation charge related to the change in formula book value for stock sales and repurchases. The fiscal year 1999 results reflect significantly improved operating performance and the accrual of bonuses under the stock incentive bonus plan, at the discretion of our board of directors.

LIQUIDITY AND CAPITAL RESOURCES.


    Our cash and cash equivalents at June 30, 2000 totaled $41.4 million, compared to $36.0 million at June 30, 1999. The $5.4 million increase in cash from June 30, 1999 to June 30, 2000 was mainly attributable to cash from operations of $138.0 million, net of bonus payouts of $67.2 million, tax payments of $21.7 million, capital asset purchases of $20.2 million, payments to retirees of $11.9 million and repurchases of redeemable common stock of $9.3 million.



    CASH FROM OPERATING ACTIVITIES. Cash from operating activities for fiscal year 2000 was $36.9 million, compared to cash from operating activities of $52.1 million for fiscal year 1999. However, cash received from our operations increased $36.4 million in fiscal year 2000. This increase was more than offset by higher bonus payments of $29.8 million, higher tax payments of $16.3 million, and higher payments to retirees of $5.5 million.



    Cash from operating activities increased in 1999 compared to 1998 by $28.6 million. The increase was primarily due to the $38.6 million increase in accounts payable and accrued liabilities from fiscal year 1999 operating expenses that will be paid in fiscal year 2000. This increase was augmented by the $13.0 million decrease in the cash needed in the closedown of discontinued operations. The increase in receivables from clients of $14.4 million decreased cash that would have been provided by operations. The deferred income tax asset increased $7.3 million in fiscal year 1999 in conjunction with the increase in accounts payable and accrued liabilities, compared with a $2.0 million increase in fiscal year 1998.



    CASH USED IN INVESTING ACTIVITIES. Cash used in investing activities for fiscal year 2000 was $21.6 million, compared to $21.4 million for fiscal year 1999. The increase in cash usage was due to $3.0 million in lower distributions from affiliates and $0.6 million in higher current year fixed asset purchases, partially offset by $3.1 million in lower contingent consideration payments associated with acquisitions and higher proceeds from the sale of fixed assets and investments of $0.3 million.



    In fiscal year 1999, cash used in investing activities decreased
$8.7 million from fiscal year 1998, principally due to reduced cash needs of the discontinued operations.



    CASH USED IN FINANCING ACTIVITIES. Cash used in financing activities were $9.2 million for fiscal year 2000, compared to $8.7 million for fiscal year 1999. This change reflects the net repayments of $9.0 million against our revolving line of credit and a $5.8 million decrease in repurchases of redeemable common stock, partially offset by a $15.3 million decrease in issuances of redeemable common stock. The decrease in issuances occurred because we completed a formal stock sale during fiscal year 1999 but did not have a formal stock sale during fiscal year 2000.



    We used more cash in fiscal year 1999 compared to fiscal year 1998 as we paid down our outstanding debt. Our net stock activity had virtually no impact on cash used by financing activities in fiscal year 1999.



    We have a $120.0 million senior secured revolving credit facility that matures on June 30, 2003. Of the $95.0 million of the credit line that is allocated for operating needs, $2.2 million is unavailable as a result of support required for letters of credit issued under the credit line. We had no borrowings outstanding at June 30, 2000 or June 30, 1999. However, during fiscal year 2000, we made drawings and repayments against our revolving credit facility for cyclical working capital needs.



    We rely primarily on funds from operations and short-term borrowings for liquidity. We believe that we have access to ample financial resources to finance anticipated growth, meet commitments to affiliates, as well as support ongoing operations. Anticipated commitments of funds are estimated at $46.6 million for fiscal year 2001, mainly for computer hardware purchases, office relocations and renovations, development and upgrade of financial and knowledge management systems, acquisition related payments, and repurchases of redeemable common stock. We expect operating cash flows to provide for these cash needs. In future fiscal years, we would expect that our capital needs would be similar in nature to what we have incurred in the past. Capital expenditures will be required in conjunction with office lease renewals and relocations required to support management's growth strategy. Additionally, our consultants will require access to hardware and software that will support servicing our clients. In a rapidly changing technological environment, management anticipates we will need to make continued investments in our knowledge sharing and financial systems infrastructure. We would expect cash from operations in conjunction with the anticipated net proceeds from this offering and our existing credit facility to adequately provide for these cash needs.



    Our foreign operations do not materially impact liquidity or capital resources. At June 30, 2000, $15.8 million of the total cash balance of $41.4 million was held outside of North America, which we have the ability to readily utilize, if necessary. There are no significant repatriation restrictions other than local or U.S. taxes associated with repatriation. Our foreign operations in total are substantially self-sufficient for their working capital needs.


MARKET RISK

    We are exposed to market risks in the ordinary course of business. These risks include interest rate risk and foreign currency exchange risk. We have examined our exposure to these risks and concluded that none of our exposures in these areas are material to fair values, cash flows or earnings.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly financial data for the periods indicated. We obtained this information from unaudited quarterly consolidated financial statements which, in our opinion, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial results for the periods. Results of operations for any previous quarters do not necessarily indicate results that may be achieved in any future period.


                                                                           QUARTERS ENDED
                                    ---------------------------------------------------------------------------------------------
                                    SEPT. 30,   DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,   DEC. 31,    MAR. 31,    JUNE 30,
                                      1998        1998        1999        1999        1999        1999        2000        2000
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...........................  $133,985    $140,358    $135,573    $146,944    $146,323    $152,411    $157,502    $168,347
Operating expenses
  Salaries and employee
    benefits......................    76,398      72,470      70,977      79,070      79,803      80,950      85,871      85,715
  Stock incentive bonus plan......     2,100       5,500       6,900       8,110       6,000       9,000       8,200       7,083
  Non-recurring compensation
    charge........................        --          --          --          --          --          --          --          --
  Professional and subcontracted
    services......................     8,714      13,338      11,573      14,238       9,796      15,131       9,082      15,599
  Occupancy, communications and
    other.........................    17,367      24,173      25,715      25,413      22,016      24,707      26,561      26,815
  General and administrative
    expenses......................    11,160      16,692      14,194      14,532      13,178      14,724      16,214      19,480
  Depreciation and amortization...     3,853       3,971       3,996       3,428       4,907       4,610       5,483       2,878
                                    --------    --------    --------    --------    --------    --------    --------    --------
                                     119,592     136,144     133,355     144,791     135,700     149,122     151,411     157,570

Income from operations............    14,393       4,214       2,218       2,153      10,623       3,289       6,091      10,777

Other:
  Interest income.................       124         404         127         289       1,036         216         232         339
  Interest expense................      (553)     (1,168)       (473)       (452)       (390)       (698)       (431)       (357)

Income from affiliates............       160         865         583         916         988       1,155         481         492
                                    --------    --------    --------    --------    --------    --------    --------    --------
Income before taxes and minority
  interest........................    14,124       4,315       2,455       2,906      12,257       3,962       6,373      11,251

Income taxes......................     6,830       2,087       1,530       1,001       5,919       1,916       2,806       4,554
                                    --------    --------    --------    --------    --------    --------    --------    --------
Income before minority interest...     7,294       2,228         925       1,905       6,338       2,046       3,567       6,697

Minority interest.................        --         (85)         54        (186)         18         158          (9)       (282)
                                    --------    --------    --------    --------    --------    --------    --------    --------
Income from continuing
  operations......................     7,294       2,143         979       1,719       6,356       2,204       3,558       6,415

Discontinued operations, net......        --       8,678          --          --          --          --          --          --
                                    --------    --------    --------    --------    --------    --------    --------    --------
Net income........................  $  7,294    $ 10,821    $    979    $  1,719    $  6,356    $  2,204    $  3,558    $  6,415
                                    ========    ========    ========    ========    ========    ========    ========    ========
Earnings per share, continuing
  operations, basic and fully
  diluted.........................  $   0.47    $   0.15    $   0.07    $   0.11    $   0.41    $   0.15    $   0.24    $   0.43

Earnings per share, basic and
  fully diluted...................  $   0.47    $   0.74    $   0.07    $   0.11    $   0.41    $   0.15    $   0.24    $   0.43

YEAR 2000 ISSUE


    We have completed a program to ensure that our systems are Year 2000 compliant. To date, the change of our computer systems to the Year 2000 has not had a material adverse effect on our business, results of operations, or financial condition. Nevertheless, since the effects of the Year 2000 issue are unpredictable, we do not expect that our Year 2000 compliance program will eliminate all risk to us associated with the Year 2000 issue.



    We believe that the most significant risk facing us in connection with the Year 2000 issue relates to software provided by us to our clients. This software has been provided to clients principally by the HR Technologies Group, including benefit administration software and call center services, and the retirement practice, principally spreadsheet-based benefit calculators. The risks presented include the possibility of client errors using our software or contractual liability to us caused by non-compliant software that is not identified or corrected and the costs of replacing or repairing client systems, none of which we expect to have a material effect on our business.



    Our overall cost to address Year 2000 compliance issues exceeded
$4.0 million, most of which was spent in fiscal year 1999. Our principal expenditures were for repair and testing of internal and client software, costs associated with our Year 2000 compliance program and costs of outside consultants. We anticipate no material cost associated with Year 2000 compliance in fiscal year 2001.

                                    BUSINESS

INTRODUCTION


    Founded in 1946, Watson Wyatt & Company is a global human capital consulting firm. We help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. As leading economies worldwide become more services oriented, human capital has become increasingly important to companies and organizations. The heightened competition for skilled employees, unprecedented changes in workforce demographics and rising employee-related costs have increased the importance of effective human capital management. We help our clients address these issues by combining our expertise in human capital management with web-based technologies in order to improve the design and implementation of various human resources, or HR, programs, including compensation, retirement and healthcare plans.



    The rapid expansion of the web-based delivery of HR information and programs, which we refer to as our eHR-TM- services, is a natural outgrowth of our longstanding leadership in employee benefits and human capital consulting. We design, develop and implement HR strategies and programs through the following three closely interrelated practice areas:


    BENEFITS CONSULTING GROUP

    - Retirement plans, including pension and 401(k) plans

    - Healthcare, disability and other group benefits plans

    - Actuarial services

    - Investment consulting services to pension plans

    HR TECHNOLOGIES GROUP

    - eHR-TM-: our web-based delivery of HR information and programs

    - Employee self-service applications

    - HR call centers

    - Benefit administration systems and retirement planning tools

    HUMAN CAPITAL GROUP

    - Strategies to align workforces with business objectives

    - Strategies for attracting, retaining and motivating employees

    - Organizational effectiveness services

    - Compensation plans, including executive compensation and stock option programs

    Our clients include many of the world's largest corporations as well as emerging growth companies, public institutions and non-profit organizations. We consult to General Electric Company, General Motors, IBM and Lockheed Martin Corporation. Many of our client relationships have existed over several decades.


    We believe that our extensive history, global presence, dedication to long-term client relationships and recognized reputation for quality provide us with significant competitive advantages. We focus on delivering value-added consulting services that help our clients anticipate, identify and capitalize on emerging opportunities in human capital management. We implement this strategy through over 4,000 associates in 60 offices located in 18 countries. We generated approximately $624.6 million in revenues during the twelve months ended June 30, 2000, with net income of $18.5 million during this same period.


    CORPORATE INFORMATION

    Watson Wyatt & Company was incorporated in Delaware on February 17, 1958. Including predecessors, we have been in business since 1946. We conducted our business as The Wyatt Company until changing our corporate name to Watson Wyatt & Company in connection with the establishment of the Watson Wyatt Worldwide alliance. Watson Wyatt & Company Holdings was incorporated in Delaware on January 7, 2000.

    Our web site is at http://www.watsonwyatt.com. The information contained on our web site is not incorporated in this prospectus.

    WATSON WYATT WORLDWIDE ALLIANCE

    Recognizing our clients' need for a global organization to service their needs, we established operations throughout Europe in the late 1970s by acquiring local firms and opening new offices. Responding to the rapidly increasing globalization of the world economy, we made a strategic decision in 1995 to strengthen our European capabilities significantly and extend our global reach by entering into an alliance with R. Watson & Sons (now Watson Wyatt Partners), a leading United Kingdom-based actuarial, benefits and human resources consulting partnership that was founded in 1878. Since 1995, we have marketed our services globally under the Watson Wyatt Worldwide brand, sharing resources, technologies, processes and business referrals.


    The Watson Wyatt Worldwide global alliance maintains 85 offices in 30 countries and employs over 5,500 employees. Watson Wyatt & Company operates 60 offices in 18 countries in North America, Latin America and Asia-Pacific. Watson Wyatt Partners operates 11 offices in the United Kingdom, Ireland and Africa. The alliance operates 14 offices in 9 continental European countries principally through a jointly owned holding company, Watson Wyatt (Holdings) Europe Limited, which is 25% owned by us and 75% owned by Watson Wyatt Partners.



    To establish the Watson Wyatt Worldwide global alliance, we transferred our United Kingdom operations to Watson Wyatt Partners in return for a 10% interest in a defined distribution pool of the partnership. In addition, Watson Wyatt Partners purchased 300,000 shares or approximately 2% of our common stock. The alliance agreements contain buy/sell provisions that provide a mechanism to maintain Watson Wyatt Partners' ownership of us at a level of between 300,000 shares and 500,000 shares. We also consolidated our individual European operations into Watson Wyatt Holdings (Europe) Limited. Under the alliance agreements, we generally will not operate in the United Kingdom, Ireland or Africa, and Watson Wyatt Partners generally will not operate in North America, Latin America or Asia-Pacific.


HUMAN RESOURCES CONSULTING INDUSTRY

    OVERVIEW

    The growing demand for employee benefits and human capital consulting services is directly related to the size, complexity and rapid changes associated with human resources programs. In the U.S. alone, companies spend over $5 trillion annually on the direct costs of human capital such as compensation and benefits, according to the U.S. Department of Commerce, Bureau of Economic Analysis. In 1998, U.S. employers contributed over $120 billion to pension and profit sharing plans, and the assets of U.S. retirement plans exceeded $8 trillion.

    Employers, regardless of geography or industry, are facing unprecedented challenges involving the management of their people. Changing technology, critical skill shortages, and an aging population in many developed countries have increased competition for talented employees. At the same time, employees' expectations relating to compensation, benefits and other HR services are growing. Employers must address these challenges effectively in order to remain competitive.


    The industry in which we compete directly is comprised of four dominant HR consulting firms, based on revenues: Watson Wyatt Worldwide, William M. Mercer, Towers Perrin and Hewitt Associates. In addition to these firms, the industry includes smaller benefits and compensation firms and the HR consulting divisions of diversified professional service firms, such as the big five accounting firms, Andersen Consulting, EDS, and Booz, Allen & Hamilton. The global HR consulting industry is highly fragmented. There are approximately 950 firms providing HR-related consulting services, with the four major HR consulting firms accounting for approximately 40% of total industry revenue.


    INDUSTRY TRENDS

    Because of our long history and reputation, as well as our experienced consulting professionals and the services we provide in the field of human capital consulting, we believe that we are in a position to capitalize on a number of favorable trends that will contribute to the growth of the HR consulting industry, including:

    GROWING STRATEGIC IMPORTANCE OF HUMAN CAPITAL

    In today's knowledge-based economy, businesses are increasingly recognizing that the effective management of human capital contributes to increased shareholder value. As a result, companies are increasingly looking to HR consulting firms to help them align their human capital programs with their business strategies.

    TECHNOLOGY REVOLUTION IN HR PROGRAMS

    The Internet, corporate intranets and other e-business tools enable companies to deliver HR information and services to employees more efficiently and effectively than ever before. Many companies are moving to what we call an eHR-TM- model that uses technology to make HR processes more flexible and employee-friendly, such as online benefits enrollment. Companies increasingly are looking to firms with expertise in human capital and information technology to transform their HR processes.

    CHANGING WORKFORCE DEMOGRAPHICS

    As human capital becomes more important to business success, companies in many developed countries today are faced with a critical shortage of talented employees and an unprecedented aging of the workforce. These trends, along with the changing mobility and needs of workers, are prompting companies to engage experienced human capital consulting firms to redesign employee compensation and benefits plans and to fundamentally rethink their workforce strategies so that they can effectively attract and retain employees.

    GROWING IMPORTANCE OF EMPLOYER-SPONSORED BENEFITS PROGRAMS

    Assets in retirement plans are growing rapidly, and the need for effective management of these plans--in terms of structuring benefits, managing liabilities and maximizing the plans' value in attracting and retaining employees--has never been greater. The combined effect of limited retirement savings of baby boom employees, concerns regarding the continuing viability of government-sponsored retirement and healthcare programs, and rising healthcare costs increases the importance of benefits programs to both employers and employees.

    RECORD LEVEL OF MERGERS AND ACQUISITIONS

    Mergers and acquisitions throughout the world are occurring at unprecedented rates, prompting the need to combine corporate cultures and human resources programs quickly and effectively. Mergers and acquisitions are becoming increasingly complex and cross-border. Our research indicates that when business combinations fail, it is often due to inadequate integration of human resources. As a result, companies are expected to increasingly use human capital consultants to assist them with pre-merger planning and post-merger integration.

    CONTINUING GLOBALIZATION OF ECONOMIES

    As business becomes more global, corporations are seeking human capital consultants with global resources and local expertise on benefits and human resources issues. These companies are looking to HR consulting firms to help them develop and implement global benefits and HR policies and establish consistency in worldwide reporting and quality control.

    COMPLEX AND CHANGING REGULATORY ENVIRONMENT

    Employee benefits programs in most industrialized countries are subject to complex government regulations. These regulations change as governments address social and economic policy issues and as private employers implement changes in plan designs. Employers throughout the world are increasingly seeking human capital consultants to assist them with plan design, compliance and regulatory advice.

COMPETITIVE STRENGTHS

    Unlike several of our direct competitors that also have large benefits administration operations or unrelated consulting practice lines, we focus exclusively on providing human capital consulting services. We believe that our competitive strengths include:

    REPUTATION FOR QUALITY


    We are recognized as one of the world's highest quality consulting firms. For example, in a management consulting survey conducted by THE WALL STREET JOURNAL of its subscribers and published in January 1999, we placed first in the consulting industry in terms of delivering value to clients and first among our human resources consulting peers for overall quality of reputation.


    LONG-STANDING RELATIONSHIPS WITH BLUE-CHIP CLIENTS

    We have built long-term relationships with many of our clients. In many cases these relationships have existed continuously for several decades. We provide the actuarial consulting services for the three largest corporate defined benefits pension plans in the United States.

    TECHNOLOGY-BASED SERVICES

    Using our eHR-TM- approach, we design systems for clients that enable them to offer cost-effective delivery of HR services to employees, such as web-based self-service and call centers. Over the past decade, we have invested extensively in proprietary technology to help solve our clients' human resources needs.

    GLOBAL REACH AND SCALE


    We believe that our global presence through the Watson Wyatt Worldwide alliance is among the most extensive in the human capital consulting business, spanning 85 offices in 30 countries. We have a strong presence in major markets across the United States, and the Watson Wyatt Worldwide alliance provides us with significant depth in Europe. We have operated in Asia since 1979 and currently have 16 offices in Asia-Pacific. We were named HR Consultancy of the Year in Hong Kong for 1998 and 1999 by China Staff magazine. We were the first international human capital consulting firm to open a wholly-owned operation in China, and we are building scale in other markets in order to meet the growing demands of our local and multinational clients.


    EXTENSIVE AND WIDELY-CITED RESEARCH

    Our research is extensive and widely-cited and is a core part of our brand identity, account penetration strategy and consulting process. Our research on changing demographics in major economies is helping companies prepare for the impact of these changes on costs, productivity and the ability to attract and retain talented workers. We operate research and information centers in Bethesda and Toronto that are staffed with more than 80 economists, analysts and attorneys who conduct research and inform clients on legislative and regulatory developments. We also produce proprietary studies and groundbreaking white papers on topics such as executive pay, healthcare quality and costs, integrated disability management, employee communications and workplace attitudes.

    HIGHLY EDUCATED AND ACCREDITED CONSULTING STAFF

    Watson Wyatt consultants are trusted advisors and experts in their fields. Our consultants include over 400 accredited actuaries, as well as professionals with M.B.A.s, Ph.D.s and law degrees. Our consultants frequently testify before government and regulatory agencies, are regularly quoted in the business press and have authored many HR-related books. Recent books by our consultants include THE REAL DEAL: THE HISTORY AND FUTURE OF SOCIAL SECURITY, HEALTH OF

NATIONS: AN INTERNATIONAL PERSPECTIVE ON U.S. HEALTH CARE REFORM, THE COMPLETE GUIDE TO MERGERS & ACQUISITIONS, HEALTHCARE.COM: RX FOR REFORM, CEO PAY AND SHAREHOLDER VALUE, and FUNDAMENTALS OF PRIVATE PENSIONS.

GROWTH STRATEGY

    In an environment that is characterized by changing workforce demographics, rapid advances in technology and growing recognition of the importance of human capital, our strategy is to expand our competitive position by providing comprehensive, value-added human capital consulting services that help our clients solve their human capital challenges. We plan to pursue growth by:

    EXPANDING OUR RELATIONSHIPS WITH EXISTING CLIENTS

    We believe there is significant opportunity to increase our share of our clients' consulting expenditures by leveraging our recurring engagements. We utilize dedicated account managers to identify and refer additional consulting opportunities, and we believe that our ability to provide integrated services will enable us to secure additional business from our existing client base.

    CREATING EHR-TM- SYSTEMS

    Our clients are increasingly demanding integrated, flexible approaches to provide HR benefits information and access to their employees 24 hours a day, 7 days a week. By combining our human capital and technical expertise, we help clients implement web-based systems in order to transform the way they deliver HR services to managers and employees. Our eHR-TM- approach connects multiple software applications and databases around web technologies. Through user-friendly interfaces that run on company intranets, employees can access their HR information directly and perform tasks ranging from enrolling in benefits plans, to modeling 401(k) investments, to participating in online career training.

    LEVERAGING OUR GLOBAL CAPABILITIES

    Multinational corporations increasingly require a total services capability, regardless of where they operate. By drawing upon our global resources and local execution capabilities, we are well positioned to serve our clients' growing needs for integrated human resources services throughout the world.

    DEVELOPING NEW CLIENT RELATIONSHIPS

    Our recognized brand name and global reputation for quality service and extensive and widely-cited research enable us to promote our consulting services effectively to new clients. We also believe that there are significant opportunities to develop new relationships by proposing innovative, high-value projects, such as our eHR-TM- systems, to corporations and other major employers.

    PURSUING STRATEGIC ACQUISITIONS


    We will continue to explore strategic opportunities to expand our human capital consulting capabilities and to expand geographically. Our recent acquisitions of selected units of KPMG's benefits consulting business provided us with additional senior consultants in New York, Boston, Dallas, Toronto and Cleveland, as well as additional Fortune 500 clients.


    PROMOTING OUR ENTREPRENEURIAL CULTURE

    We seek associates who strive to be innovators and to add value to their clients' businesses through effective human capital programs and technologies. Our training and compensation programs are aimed toward developing in our consultants the specialized skills to advance our clients' interests.

CONSULTING SERVICES

    We focus our consulting services into three practice groups: Benefits Consulting, HR Technologies and Human Capital.

    BENEFITS CONSULTING GROUP


    Our Benefits Consulting Group is our largest and most established practice, with a franchise dating to 1946. This group consists of over 1,700 consultants and works with clients to create cost-effective benefits programs that help attract, retain and motivate a talented workforce. We strive to provide tailored benefits programs for our clients, and we base our recommendations on extensive research. Our Benefits Consulting Group, which consists of Retirement Consulting, Investment Consulting, and Group & Health Care Consulting, accounted for approximately 64% of our North American consulting revenue in fiscal year 2000.


    RETIREMENT CONSULTING

    We believe we are one of the world's most respected advisers on retirement plans, and we provide actuarial and consulting services for large defined benefit and defined contribution retirement plans. Our consultants work with clients to provide realistic assessments of the impact that the change in workforce demographics will have on their retirement plans, corporate cash flow requirements, and retiree benefits adequacy and security.

    In North America, and increasingly throughout much of the developed world, retirement security is provided through funded pension plans, most of which are either defined benefit or defined contribution plans. A typical defined benefit plan is characterized by employer contributions and a specified future benefit to the employee. These plans typically involve large asset pools, complex calculations to determine employer costs and funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. These plans are commonly referred to as pension plans. A typical defined contribution retirement plan is characterized by employee contributions, possible employer matching contributions and an unspecified future benefit paid to the employee which will ultimately be based on investment returns. In the United States, the most common example of a defined contribution plan is a 401(k) plan.

    Our target market for defined benefit plans consists of plans with more than 1,000 participants. Our consultants provide actuarial services to many of the world's largest retirement plans, including the three largest corporate-sponsored defined benefit plans in the United States. Our defined benefit services include:

    - STRATEGIC PLAN DESIGN                     - FINANCIAL REPORTING

    - ACTUARIAL SERVICES                        - VALUATION AND DIAGNOSTIC SOFTWARE AND SYSTEMS

    - FUNDING RECOMMENDATIONS                   - ASSISTANCE WITH MERGING, DIVESTING AND
                                                ACQUIRING PLANS
    - MULTINATIONAL ASSET POOLING CONSULTING

    We also help companies design and implement defined contribution plans, especially 401(k) plans in the United States. We assist clients with the selection of asset managers and administrators and in communicating with their employees concerning enrollment, plan provisions and investment alternatives.

    In both the defined benefit and defined contribution areas, we emphasize research-based consulting to design retirement programs that align our clients' workforces with their business strategies. Examples of our products and services include:

    - PENSION EQUITY PLAN--an alternative retirement plan that combines the lump sum portability of defined contribution and cash balance plans desired by younger workers with a benefits formula based on the final few years of earnings, providing benefits security typical to a traditional defined benefit plan that older and long-service employees seek;

    - FLEX PENSION PLUS-TM---a tax-effective Canadian supplemental retirement plan for attracting and retaining key employees;

    - PREPARE!-TM---a web-based tool that enables employees to model different savings and retirement income scenarios;

    - WATSON WYATT 401(K) VALUE INDEX-TM---a tool that looks beyond cost to identify the total value that employers and their employees derive from their 401(k) plans;

    - PHASED RETIREMENT PROGRAMS--a combination of programs that help clients attract and retain older workers by enabling them to balance work/life needs through a gradual transition to retirement;

    - CLIENTSITE-TM---a relationship management tool that allows web-based communication between our clients and associates that can be updated globally and instantaneously; and

    - ELECTRONIC ACTUARY/ELECTRA-TM---a tool that performs immediate "what if" scenarios so that different plan designs can be modeled and priced interactively with clients.

    To support our retirement consulting services, we invest heavily in state-of-the-art technology, software, and systems to ensure seamless consistency and efficiency of service delivery in all our offices worldwide. We also maintain extensive proprietary databases, COMPARISON-TM- and BenTRACK,-TM-that enable our clients to track and benchmark benefits plan provisions in the United States and throughout the world, respectively.

    INVESTMENT CONSULTING

    Together with our retirement consulting services, we offer investment consulting services that help private and public sector clients throughout the world maximize the return on their retirement plan assets, develop governance policies and strategies, and design investment structures to successfully manage financial liabilities within the context of their overall business objectives. Our services include:

    - asset/liability modeling and asset allocation studies;

    - governance and investment policy development;

    - investment structure analysis;

    - investment manager selection and evaluation; and

    - performance evaluation and monitoring.

    GROUP AND HEALTH CARE CONSULTING

    Health care premiums paid by US. employers are rising annually at approximately 10%. In this environment, we help our clients with the design, financing, administration and communication of medical, disability and other group benefits plans. Clients seek our services to assist them in an environment that is characterized by escalating costs, employee dissatisfaction with health care programs and multiple vendor relationships. Our primary objective is to establish a link between each element of an employers' benefits programs and its desired cost, employee satisfaction and productivity goals. Our services include:

    - plan design;

    - actuarial services;

    - vendor management services;

    - on- and off-shore funding analysis;

    - benefits pricing;

    - assistance with plan changes relating to mergers, acquisitions and divestitures; and

    - integrated disability management.

    Our approach to group benefits consulting is research-based and makes use of sophisticated consulting tools such as:

    - PREVIEW-TM---a medical benefits modeling system which accurately and quickly models medical claims under alternative plan designs, covered populations and managed care delivery systems;

    - HEALTH PLAN VALUE LIBRARY-TM---software tools and a database of information on the cost, quality and accessibility of health plans that are used to screen and evaluate health plans; and

    - AUTO-RFP-TM---a powerful software application that organizes and eases the administrative process of gathering and evaluating the responses from health care vendors to requests for proposals.

    HR TECHNOLOGIES GROUP


    Our HR Technologies Group helps clients select and implement technologies that enhance the delivery of benefits and related information to employees. Our HR Technologies Group consists of approximately 360 consultants and represented approximately 15% of our North American consulting revenue in fiscal year 2000.


    As human resources programs become more complex and important for recruiting and retaining employees, organizations are seeking flexible, adaptable and cost-effective ways to provide benefits information to their employees. We are well-positioned to help clients address these challenges because of our eHR-TM-approach, which integrates HR-related data, computer systems and transactions in a single employee accessible network. We help organizations that have adopted Internet applications for external business strategies to employ similar advanced technologies for internal applications such as HR. Our services include assisting clients to implement employee self-service applications, retirement plan administration systems, benefits enrollment, training programs, time and attendance systems and applicant tracking systems.

    Using our proprietary consulting methodology of "Discover, Invent and Deliver," our consultants work with clients to evaluate existing HR infrastructure and business strategy, identify the best sources of people, process and technology, and design and implement tailored approaches. Our consulting work frequently involves the development of web-based employee self-service applications, the implementation of interactive call centers and the integration of existing legacy systems. We also offer hosting services for companies who prefer to access applications from our servers rather than host on their own intranets. In addition, we deliver state-of-the-art applications in health and welfare enrollment, pension administration, compensation planning and retirement planning.

    HUMAN CAPITAL GROUP


    Our Human Capital Group, which consists of over 390 consultants, helps clients achieve competitive advantage by aligning their workforce with their business strategy. This includes helping clients develop and implement strategies for attracting, retaining and motivating their employees to maximize the return on their investment in human capital. Our Human Capital Group represented approximately 10% of our North American consulting revenue in fiscal year 2000. Our Human Capital Group focuses in three principal areas:


    STRATEGIC REWARDS

    We help align an organization's rewards--including compensation, stock programs, incentives, recognition programs and flexible work arrangements--with its business strategies, cultural values, work design and human resources strategy. We work together with our Benefits Consulting Group to develop optimal total compensation programs for our clients.

    ORGANIZATION EFFECTIVENESS

    We help clients build high-performance organizations by working with them to clarify and implement business strategy, recognizing the impact of employee attitudes and commitment, as well as effective team and leadership development, on business success. We provide a wide array of organization diagnostic services--employee and customer surveys, human capital audits and cultural assessments--as well as leadership development services that include assessment, coaching, workshops and team building. We also provide process management services to help organizations achieve their desired vision, strategy and culture.

    EXECUTIVE COMPENSATION

    We counsel executives and boards of directors on executive pay programs, including cash compensation, stock options and stock purchase plans, and on ways to align pay-for-performance plans throughout the organization in order to increase shareholder value.

    We have developed the WATSON WYATT HUMAN CAPITAL INDEX,-TM- a proprietary tool for demonstrating the relationship between the effectiveness of an organization's human capital practices and the creation of superior shareholder returns. In support of our human capital consulting we also maintain databases of employee attitudes for client organization comparison. Our WorkUSA-Registered Trademark-/WorkCanada-TM- database is regarded as the most up-to-date survey in existence on the attitudes of North American workers. It includes the opinions of 10,000 employees surveyed independently, reflecting a large cross-section of jobs and industry types. Our clients compare their own employee survey results against these norms to identify workplace perceptions and satisfaction and commitment levels. Through our People Management Resources division, we also provide an online best practices database of more than 300 in-depth case studies covering key people practices, such as culture development, staffing and selection, leadership development, and employee communication.

OTHER CONSULTING SERVICES

    While we focus our consulting services in the three areas described above, one of our primary strengths is our ability to draw upon consultants from our different practices to deliver integrated services to meet the needs of our clients. Examples include:

    MERGER & ACQUISITION SERVICES

    Recognizing that many business combinations fail because of "people problems," we help clients achieve better transactional success by assisting with faster integration, cost containment, increased customer focus and greater productivity. We assemble multi-disciplinary teams to provide key services that include due diligence of pension and benefits plans, company cultures and human resources strategies; integration of human resources processes and practices; and enterprise-wide project management.

    EMPLOYEE COMMUNICATIONS CONSULTING

    We also have one of the most respected communications consulting groups in the human resources consulting industry--a team that has won numerous awards for innovative and effective communications. Our consultants combine strong creative skills with technical excellence on human resources issues and solid research on employee attitudes and communication effectiveness. We conduct communications audits, research and focus groups, and provide communications planning and implementation. In addition, our consultants assist employers in complying with disclosure requirements.

WATSON WYATT DATA SERVICES

    Watson Wyatt Data Services provides a comprehensive array of global compensation, benefits and employment practices information that is often studied and cited by many of our clients and competitors. In the United States, we publish and market an extensive library of reports on human resources issues, and more than 5,000 organizations participate in one or more of our annual surveys. Our databases contain compensation information for more than one million employees in virtually every industry sector and major metropolitan area. Outside of the United States, our worldwide alliance offers more than 70 remuneration, benefits and employment practice references guides, covering more than 50 countries and 6 continents. In addition to our annual survey references, we also offer many reference works intended to assist practitioners in creating or maintaining programs in a variety of subject areas such as variable pay, performance management, and personnel policies.

EXAMPLES OF REPRESENTATIVE CLIENT ENGAGEMENTS

    Some recent examples of our work with clients are described below:

    EHR-TM- RE-ENGINEERING

    - ENGAGEMENT: Assist a global oil field services company on a five-year, multi-phased approach to transform a traditional personnel department into a comprehensive eHR-TM- business unit.

    - CHALLENGE: Our client's personnel function in North America was hindered by decentralized administration practices, different benefits and payroll systems for each product line and location, manual procedures for processing benefits and services, and limited use of technology in delivering services to employees. As a result, personnel managers and employees expended significant time and effort contacting benefits managers and obtaining benefits data, retirement and loan projections, and performing benefits related transactions.

    - APPROACH: We formulated a strategy to develop web-based, employee self-service systems to deliver HR services, transactions, and communications via desktop computers and kiosks.

    - RESULTS: Our client successfully migrated 98% of its U.S. employees to web-based benefits enrollment. Today, 16,000 U.S. employees have self-service access to real-time data, records, and transactions on their profit sharing plan, pension and 401(k) plans. Through this system employees can access daily account balances, model loans, and estimate retirement income. This system also provides for health & welfare enrollment, administration, and plan documentation. Additional launches are planned to expand the eHR-TM- approach to regions outside North America.

    MERGER & ACQUISITION INTEGRATION AND DUE DILIGENCE

    - ENGAGEMENT: Assist a global industrial company to complete cultural, benefits and human capital due diligence on several target companies in Asia-Pacific, including an evaluation of the future financial obligations of the target's benefits plans, staff retention challenges, and ongoing employee communications needs.

    - CHALLENGE: Our client faced several key issues in evaluating potential acquisitions, including staff retention, pension liabilities arising from unfunded pension plans, transformation of the organizational cultures, and the lack of uniform HR processes and systems.

    - APPROACH: We conducted a post-transaction audit and review of the competitiveness of the target companies' compensation and benefits programs. We then identified position requirements, matched employees having the desired backgrounds, defined job classifications and developed salary structures that were consistent with our client's existing system. We also developed comprehensive communication plans and materials and designed cross-cultural training for expatriates.

    - RESULTS: In addition to assuring a positive reception by the target companies' employees, we limited potential liabilities, installed formal HR programs and systems, and maintained compensation and benefits levels during the ongoing review.

    INTEGRATED DISABILITY MANAGEMENT

    - ENGAGEMENT: Assist a computer hardware manufacturer to design and implement a more flexible and comprehensive disability management program.

    - CHALLENGE: Our client regularly had difficulty fulfilling customers orders at year end. Our client employed a "just-in-time" inventory system, and required a full staff to fill its orders, but seemed to suffer from chronic shortages of product supply. However, an apparent production issue was determined to be a benefits design issue. The design and reporting system of the company's paid time off and disability programs were encouraging employees to take time off at the end of the year.

    - APPROACH: After benchmarking other firms in our client's industry, we devised a more competitive plan design, established a tracking system for data collection and identified best practices for better connecting all components of the paid time-off program. We also installed a new data collection system with the ability to track workplace absences for faster and more efficient resolution.

    - RESULTS: The first year of implementation resulted in total savings of $800,000. A year later, our client acquired two manufacturing companies. With the best practice processes already in place, the merging of the three programs went smoothly, and as a result, our client reported savings of approximately $11 million in direct and indirect costs.

    RETIREMENT PLAN ADMINISTRATION

    - ENGAGEMENT: Assist a large high-tech company whose pension administration outsourcing provider was exiting the business.

    - CHALLENGE: Our client needed to assess the options of entering into another outsourcing agreement or moving the pension administration function to their North American HR service center. After evaluating alternatives, our client selected a blended approach, expanding their own internal call center capabilities through our expertise in pension technology.

    - APPROACH: We designed and built a retirement benefits administration system that is an integral part of the client's North American HR service center. The system is located at our site and accessed by the organization's service center representatives. Employees can also access the system for numerous self-service functions, including retirement plan modeling.

    - RESULTS: The new technology-based delivery model improved the productivity of the benefits administrative staff. The perception of our client's HR department's role in the organization was also enhanced. The new system rollout was highly successful, achieving a customer satisfaction rating of well over 90%.

SALES AND MARKETING


    Our growth strategy starts with ensuring the satisfaction of current clients through our Account Management program. We have approximately 135 account managers who focus on the effective delivery of services to clients and on expanding our relationships across service lines, geographic boundaries and divisions within client companies. A key element of this program is an approach we call CLIENTFIRST.-TM- Using proprietary processes and tools, ranging from interview guides to satisfaction checklists to planning templates, we work with clients to define their needs and expectations before an engagement begins and then continually measure our performance according to the agreed upon standards.


    We also pursue new clients using cross-disciplinary teams of consultants as well as dedicated business developers to initiate relationships with carefully selected companies. Our client expansion and new client acquisition efforts are supported by market research, comprehensive sales training programs, and extensive marketing databases.

    Our sales efforts are also supported by a full array of marketing programs designed to raise awareness of the Watson Wyatt Worldwide brand and our reputation within our target markets. These programs promote our thought leadership on key human resources issues and establish us as a preferred human capital consulting firm to many of the world's largest companies.

CLIENTS


    We work with major corporations, emerging growth companies, government agencies and not-for-profit institutions in North America, Latin America and Asia-Pacific across a wide variety of industries. Our client base is broad and geographically diverse. In fiscal year 2000, our ten largest clients accounted for approximately 12% of our consolidated revenues and no individual client represented more than 4% of our consolidated revenues. Representative clients include:


         Asea Brown Boveri (ABB)
         Canada Post
         General Electric Company
         General Motors

IBM
ICI Americas
Ingersoll-Rand
Lockheed Martin Corporation

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
COMPETITION

    The human capital consulting business is highly competitive. We believe that there are several barriers to entry, such as the need to assemble specialized intellectual capital to provide expertise on a global scale, and that we have developed significant competitive advantages in providing human resources consulting services. However, we face intense competition from several difference sources.

    Our current and anticipated competitors include:

    - major human resources consulting firms, such as William M. Mercer and Towers Perrin and the administration/consulting firm Hewitt Associates;

    - smaller benefits and compensation consulting firms, such as Buck Consultants, The Segal Company and Hay Group;

    - the human resources consulting practices of public accounting and consulting firms, such as PricewaterhouseCoopers and Booz, Allen & Hamilton;

    - information technology consulting firms, such as Andersen Consulting and Internet/intranet development firms; and

    - boutique consulting firms comprised primarily of professionals formerly associated with the firms mentioned above.


    Watson Wyatt is ranked fourth or fifth among the top HR consulting companies, based on revenues, according to surveys of consulting companies from the 1998 Kennedy Information Research Group report, December 1999 Business Insurance rankings and June 2000 Consultants News.


    The market for our services is subject to change as a result of regulatory, legislative, competitive and technological developments and to increased competition from established and new competitors. We believe that the primary determinants of selecting a human resources consulting firm include reputation, ability to provide measurable increases to shareholder value, global scale, service quality, and the ability to tailor services to a clients' unique needs. We believe we compete favorably with respect to these factors.

EMPLOYEES


    Watson Wyatt & Company employs approximately 4,000 associates. None of our associates is subject to collective bargaining agreements. We believe relations with associates are good.


FACILITIES

    Our principal executive offices are located at 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817. We plan to move our principal executive offices to 1717 H Street NW, Washington DC later this year.


    We operate in 60 offices in principal markets throughout the world. Operations are carried out in leased offices under operating leases that normally do not exceed 10 years in length. We do not anticipate difficulty in meeting our space needs at lease expiration or if additional space is required earlier. We also evaluate office relocation on an ongoing basis to meet changing needs in our markets while minimizing our occupancy expense.


LEGAL PROCEEDINGS


    From time to time, we are a party to various lawsuits, arbitrations or mediations that arise in the ordinary course of business. These disputes typically involve claims relating to employment matters or the rendering of professional services. The four matters summarized below involve the most significant pending or potential claims against us. We believe, based on currently available information, that the results of all such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but claims which are possible in our business could be material to our financial results for a particular period.



    REGINA, SASKATCHEWAN POLICE. The Administrative Board of the Regina Police Superannuation and Benefit Plan filed an action against us and three individual employees in 1994 alleging errors in valuation methods, assumptions and calculations for the plan during the course of work provided for the Plan since the 1970s. Discovery is concluded and the exchange of expert reports is anticipated later this year. Unless settled earlier, trial is scheduled for January 2001. The Administrative Board seeks approximately
$26 million in damages, plus interest.



    CITY OF MILWAUKEE, WISCONSIN. In 1997, the City of Milwaukee Employees Retirement Board notified us of a potential claim involving an erroneously calculated cost of living adjustment that was based on a formula provided by the staff of the Employees Retirement Board. In response to the notice of claim, we filed a declaratory judgment action against the City of Milwaukee and the Employees Retirement Board in the U.S. District Court in Chicago. By mutual consent, the parties agreed to dismiss the claim with leave to reinstate, pending settlement discussions among other parties.



    CONNECTICUT CARPENTERS PENSION FUND. The Connecticut Carpenters Pension Fund filed an action against us in 1999 claiming errors in valuations from 1991 through 1998 that allegedly resulted in understated liabilities. The plaintiffs are seeking damages of approximately $65 million; a punitive damage claim has been dismissed. In the event that the claim is not settled, trial is anticipated in late 2000 or early 2001.



    CLAIM AGAINST WATSON WYATT PARTNERS. In 1999, a law firm representing a client based in Europe notified Watson Wyatt Partners, our European alliance partner, of a claim involving alleged errors in the design of a global employee stock plan which includes work performed by a former subsidiary of Watson
Wyatt & Company. The claim alleges damages that could exceed $75 million. Formal proceedings have yet to be commenced and the parties have informally exchanged information pursuant to English legal procedures. Although the parties concerned are in discussions about the claim, proceedings might be commenced before the end of the year.



    We carry substantial professional liability insurance with a self-insured retention of $1 million per occurrence which provides coverage for professional liability claims including the cost of defending such claims. We also carry employment practices liability insurance.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of our directors and executive officers as of the date of this prospectus:


NAME                                     AGE      POSITION
----                                   --------   --------
John J. Haley........................     50      President, Chief Executive Officer and Director
Walter W. Bardenwerper...............     49      Vice President, General Counsel and Secretary
Thomas W. Barratt....................     58      Vice President, Regional Manager (U.S. Central) and
                                                  Director
Jorge V. Bou.........................     57      Vice President, Regional Manager (Latin America)
Paula A. DeLisle.....................     46      Vice President and Director
David B. Friend, M.D.................     43      Vice President, Regional Manager (U.S. East) and
                                                  Director
James A. Gargiulo....................     41      Vice President, Human Resources
Ira T. Kay...........................     50      Vice President, N. America Practice Director -- Human
                                                  Capital Group and Director
Brian E. Kennedy.....................     57      Vice President, Regional Manager (Canada) and Director
Eric P. Lofgren......................     49      Vice President, Global Director -- Benefits Consulting
                                                  Group and Director
David P. Marini......................     44      Vice President, Global Director -- H.R. Technologies
                                                  Group
Carl D. Mautz........................     53      Vice President, Chief Financial Officer
Gail E. McKee........................     41      Vice President and Director
Kevin L. Meehan......................     55      Vice President and Director
J.P. Orbeta..........................     39      Vice President, Global Director -- Human Capital Group
Sylvester J. Schieber................     54      Vice President, Director of Research and Information
John A. Steinbrunner.................     50      Vice President and Director
A. Grahame Stott.....................     46      Vice President, Regional Manager (Asia-Pacific) and
                                                  Director
Charles P. Wood, Jr..................     56      Vice President, Regional Manager (U.S. West) and
                                                  Director
Barbara H. Franklin..................     60      Director
John J. Gabarro......................     60      Director
Robert D. Masding....................     56      Director
R. Michael McCullough................     61      Director
Gilbert T. Ray.......................     55      Director


    JOHN J. HALEY has served as President and Chief Executive Officer since January 1, 1999 and as a Director since 1992, and is a member of the Partnership Board of Watson Wyatt Partners. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer, he was the Global Director of the Benefits Consulting Group. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author oF FUNDAMENTALS OF PRIVATE PENSIONS (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

    WALTER W. BARDENWERPER has served as Vice President and General Counsel since joining Watson Wyatt in 1987 and has served as Secretary since 1992.
Mr. Bardenwerper was a Director of Watson Wyatt from 1992 to 1997. He serves as chairman of the Global Quality Committee of Watson Wyatt Worldwide, and is President and a director of Professional Consultants Insurance Company. He has a B.A. in Economics from the University of Virginia and a J.D. from the University of Virginia Law School.

    THOMAS W. BARRATT has served as Vice President and Regional Manager (U.S. Central) since 1997 and has served as a Director since 1998. Mr. Barratt rejoined Watson Wyatt in 1994 after serving as the Managing Consultant of the Detroit office of Towers Perrin, a competing human resources consulting firm, from 1987 through 1993. He began his career with Watson Wyatt in 1976 and was a consultant with the Company through 1986. He has a B.B.A. from Western Michigan University and was graduated from Northwestern University's National Trust School in 1966.

    JORGE V. BOU has served as Vice President since 1998 and Regional Manager (Latin America) since 1994. Prior to joining Watson Wyatt in 1986, Mr. Bou was a Vice President with the Martin E.

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
Segal Company, an actuarial and benefits consulting firm, and was previously with the American International Group, an insurance organization. He has been providing consulting services to various clients in Latin America since 1969. Mr. Bou is an Associate of the Society of Actuaries. He has a B.S. in Mathematics from Georgia State University.

    PAULA A. DELISLE has served as Vice President and as a Director since 1997. Ms. DeLisle joined Watson Wyatt in 1982 and is the Managing Consultant of our Hong Kong office. Ms. DeLisle is responsible for Watson Wyatt's China operations, for the Asia-Pacific operations of Watson Wyatt Data Services, and is a frequent speaker at international conferences on human resources issues in the Asia-Pacific region. She is the Vice-Chairman of the American Chamber of Commerce in Hong Kong and is the Hong Kong representative to the Pacific Economic Cooperation Council's Human Resources Development Task Force. She has a B.A. from Saint Mary's College and a Master's degree from Loyola University of Chicago.

    DAVID B. FRIEND, M.D. has served as Vice President and Regional Manager (U.S. East) since 1997 and has served as a Director since 1997. He formerly was the Practice Director of Watson Wyatt's Group and Health Care Practice. Prior to joining Watson Wyatt in 1995, Dr. Friend served on the medical staff at Malden Hospital in Malden, Massachusetts. Prior to attending medical school, Dr. Friend was an Executive Vice President with High Voltage Engineering, a specialty industrial manufacturing conglomerate. Dr. Friend is the author of
HEALTHCARE.COM: RX FOR REFORM (St. Lucie Press), and also serves on the Advisory Board of the Schneider Institute for Health Policy at Brandeis University. He has an A.B. in Economics from Brandeis University, an M.D. from the University of Connecticut and an M.B.A. from The Wharton School of the University of Pennsylvania.

    JAMES A. GARGIULO has served as Vice President, Human Resources since 1999. Mr. Gargiulo has been an Account Manager in the Eastern Region for the past two years. Prior to joining Watson Wyatt in 1997, he was the Regional Director for the Compensation practice at Aon Corporation, an insurance and consulting organization, and has held various human resources positions for the investment banking firm of Salomon Brothers, The Gap, retailer, and Banque Paribas.
Mr. Gargiulo has a B.A. in Business Administration from Bernard Baruch College in New York.

    IRA T. KAY has served as Vice President and North America Practice Director of the Human Capital Group since 1998 and as a Director since 1996. Prior to joining Watson Wyatt in 1993, Mr. Kay was a Managing Director and served on the Partnership Management Committee of The Hay Group, a competing human resources consulting firm, and prior to that, he was a Managing Director in the Human Resources Department of the investment banking firm Kidder Peabody. Mr. Kay is the author of CEO PAY AND SHAREHOLDER VALUE (St. Lucie Press). Mr. Kay has a B.S. in Industrial and Labor Relations from Cornell University and a Ph.D. in Economics from Wayne State University.

    BRIAN E. KENNEDY has served as Vice President and Regional Manager (Canada) since 1995 and as a Director since 1996. Prior to joining Watson Wyatt in 1995, Mr. Kennedy spent 18 years with the Alexander Consulting Group, an insurance and benefits consulting firm, most recently as Chairman and Chief Executive Officer of Alexander Clay, their U.K. and European operations.

    ERIC P. LOFGREN has served as Vice President, Global Director--Benefits Consulting Group and as a Director since 1998. Prior to joining Watson Wyatt in 1989, Mr. Lofgren spent seven years with William M. Mercer, a competing human resources consulting firm, and seven years at The Mutual of New York Insurance Company. Mr. Lofgren is a recognized authority in the areas of retirement plan design, the effects of demographics on benefit systems and asset liability management. He is widely credited with developing the Pension Equity Plan (PEP), one of the three primary families of defined benefit pension design.
Mr. Lofgren is a Fellow of the Society of Actuaries, and holds a B.A. in Mathematics from New College in Sarasota, Florida and studied at the Graduate School of Logic at the University of California at Berkeley.

    DAVID P. MARINI has served as Vice President since 1998 and Global Director--HR Technologies Group since 1997. Prior to assuming his current responsibilities, he led several of the firm's technology projects involving reengineering administrative client services. Prior to joining Watson Wyatt in 1994, Mr. Marini spent 13 years at the insurance company CIGNA Corporation, most recently as the President of the Iowa division of Trilog Inc., a wholly-owned 401(k) recordkeeping subsidiary, and he was previously a CPA with the accounting firm Coopers & Lybrand. He has a B.S. in business administration from Western New England College.

    CARL D. MAUTZ has served as Vice President and Chief Financial Officer since February 1999 and previously served as Controller. Prior to joining Watson Wyatt in 1997, Mr. Mautz served as the Controller for Tactical Defense Systems, Loral Corporation, which merged into defense contractor Lockheed Martin Corporation. From 1990 to 1994, Mr. Mautz held operating and corporate finance positions at the computer firm Unisys Corporation and from 1972 to 1984 was a CPA with the accounting firm of KPMG Peat Marwick. Mr. Mautz has a B.S. and an M.A.S. in accounting from the University of Illinois.

    GAIL E. MCKEE has served as Vice President and as a Director since 1997. Prior to joining Watson Wyatt in 1992, Ms. McKee was with the Walt Disney Company, an entertainment conglomerate, where she served as the Manager of International Compensation and Benefits from 1991 to 1992. From 1982 to 1990, she was an Account Manager with Hewitt Associates, a competing human resources consulting firm, in New York and Los Angeles. She has a B.A. from the University of Washington.

    KEVIN L. MEEHAN has served as Vice President since 1994 and as a Director since 1999. Mr. Meehan joined Watson Wyatt in 1983, and has been instrumental in developing our flexible benefits operations, our Human Resources Technologies Group and our Account Management system. Mr. Meehan is a frequent speaker on employee benefits tax and legal issues, and regularly testifies before the IRS, the Department of Labor and Committees of Congress on employee benefit plan issues. Mr. Meehan has a B.A. from the College of the Holy Cross and a J.D. from St. John's University Law School.

    J.P. ORBETA has served as Vice President since 1998 and as Global Practice Leader--Human Capital Group since 1998. Prior to joining Watson Wyatt in
April 1986, Mr. Orbeta was a faculty member of the Mathematics Department and director of Computer Education and Services at the Ateneo de Manila University. Mr. Orbeta is a member and Certified Compensation Professional (CCP) of the American Compensation Association and is the first practitioner in the Philippines to have earned this designation. He is a member of the Industrial Relations Committees of the American Chamber of Commerce of the Philippines, the Personnel Management Association of the Philippines and is currently the President of the Compensation Management Society of the Philippines. Mr. Orbeta has a B.S. in Economics from Ateneo de Manila University in the Philippines.

    SYLVESTER J. SCHIEBER has served as Vice President and Director of the Watson Wyatt Research and Information Center (RIC) since 1983, and as a director of Watson Wyatt from 1989 to 1996. Mr. Schieber joined Watson Wyatt in 1983 as Director of RIC, and from 1994-1996, he served on the Advisory Council on Social Security for the Clinton Administration. He is currently serving a six-year term on the Social Security Advisory Board, for which he was appointed by the U.S. Senate Majority Leader. Mr. Schieber has served on the Board of the Pension Research Council of the Wharton School, University of Pennsylvania since 1985. He has authored or co-authored four books on retirement issues, including FUNDAMENTALS OF PRIVATE PENSIONS (University of Pennsylvania Press), THE REAL
DEAL: THE HISTORY AND FUTURE OF SOCIAL SECURITY (Yale University Press, 1999), and he has co-edited four other volumes on a broad range of human resources issues. Mr. Schieber is a frequent speaker on pension and Social Security policy issues throughout the world. He has a Ph.D. in Economics from the University of Notre Dame.

    JOHN A. STEINBRUNNER has served as Vice President since 1996 and a Director since 1996. Mr. Steinbrunner joined Watson Wyatt in 1974 and was formerly the Retirement Practice Director of the Benefits Consulting Group. Mr. Steinbrunner continues to consult with major corporate clients on a variety of strategic benefits issues. He is a Fellow of the Society of Actuaries and has an M.S. in Mathematics from Case Western Reserve University.

    A. GRAHAME STOTT has served as Vice President since 1995 and Regional Manager (Asia-Pacific) since 1995 and as a Director since 1995. Mr. Stott joined Watson Wyatt in 1982 and is a member of the Hang Seng Index Advisory Committee, a past President of the Actuarial Association of Hong Kong and has been a member of a number of Hong Kong Government working parties in the areas of Social Security and pension legislation. Mr. Stott, a Fellow of the Faculty of Actuaries, has a B.Sc. in Mathematics from the University of Manchester Institute of Science and Technology.

    CHARLES P. WOOD, JR. has served as Vice President and Regional Manager (U.S.
West) since 1998 and as a Director since 1999. Mr. Wood joined Watson Wyatt in 1975 and is a specialist in matters relating to Retirement, Group and Health Care, and Compensation consulting. Mr. Wood, a Fellow of the Society of Actuaries and the Casualty Actuarial Society, has a B.S. in Engineering Science and Mathematics from the U.S. Air Force Academy and an S.M. in Applied Mathematics from Harvard University.


    BARBARA H. FRANKLIN was appointed as a Director in May, 2000. Ms. Franklin has been President and Chief Executive Officer of Barbara Franklin Enterprises, an international trade consulting and investment firm, since 1995. Ms. Franklin previously served as U.S. Secretary of Commerce in the Bush Administration.
Ms. Franklin is a director of four companies--Aetna, Inc., a health insurance provider, The Dow Chemical Company, a chemical manufacturer, Milacron, Inc., a manufacturing technologies company, and MedImmune, Inc., a biotechnology company. Ms. Franklin is currently a distinguished visiting fellow at the Heritage Foundation, vice chair of the Atlantic Council, a director of the National Committee on United States-China Relations. She is also a trustee of the Economic Club of New York and a member of the Board of Directors of the Associates of the Harvard Business School.


    JOHN J. GABARRO has served as a Director since 1999 and was previously a director from 1995 to 1998. Mr. Gabarro has been a professor at the Harvard Business School since 1972. Mr. Gabarro is the UPS Foundation Professor of Human Resource Management at the Harvard Business School, where he has taught in Harvard's M.B.A., Advanced Management, and Owner-President Management Programs. He has also served as faculty chairman of Harvard's International Senior Management Program and as chairman of its Organization Behavior and Human Resource Management faculty. Mr. Gabarro is the author of six books, the most recent of which include BREAKING THROUGH: THE MAKING OF MINORITY EXECUTIVES IN CORPORATE AMERICA (Harvard, 1999), MANAGING PEOPLE IN ORGANIZATIONS (Harvard,
1992) and THE DYNAMICS OF TAKING CHARGE (Harvard, 1987), which won the 1988 New Directions in Leadership Award and was named one of the best business books of the year by THE WALL STREET JOURNAL. Mr. Gabarro is also a recipient of the 1980 McKinsey Foundation Prize, the 1986 Center for Creative Leadership Distinguished Scholar Colloquium and the 1988 Johnson Smith and Knisely Award for research on leadership. Mr. Gabarro has an M.B.A. and a Ph.D. from Harvard University.

    ROBERT D. MASDING has served as the Senior Partner of Watson Wyatt Partners, our global alliance partner, since 1995 and as a Director since 1995 upon the establishment of the global alliance. He joined the predecessor firm to Watson Wyatt Partners in 1969 and became a partner in 1972. Mr. Masding is a former Chairman of the International Association of Consulting Actuaries and is a member of the Professional Affairs Board of the Institute of Actuaries.
Mr. Masding, a Fellow of the Institute of Actuaries, has an M.A. in Mathematics from Cambridge University.

    R. MICHAEL MCCULLOUGH has served as a Director since 1996. Mr. McCullough is the retired Chairman of the management consulting firm of Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, was elected a Partner in the firm in 1971, became Managing Partner of the firm's Technology Center and was elected to the position of Chairman in 1984. Mr. McCullough is a member of the Boards of Capital Auto Real Estate Investment Trust, an automobile property real estate investment trust, Charles E. Smith Residential Real Estate Trust, a residential property real estate investment trust and is Chairman of Ecutel, Inc., a private Internet communications products and services firm.


    GILBERT T. RAY was appointed a Director in March, 2000. Mr. Ray is senior counsel of the law firm O'Melveny & Myers LLP. He joined O'Melveny & Myers in 1972, and was named a partner in 1981. After practicing corporate law for over 28 years, Mr. Ray retired from active practice in January, 2000. Mr. Ray is a member of the boards of Host Marriott Services Corporation, a concessions provider, Automobile Club of Southern California, a provider of emergency road and travel services and insurance, and is Chair of the Board of Sierra Monolithics, Inc. a high speed communications systems company. Mr. Ray is also the recipient of the Fred Snowden Humanitarian Award--Greater Los Angeles African American Chamber of Commerce, the Outstanding Alumni

Award--Ashland University, the NAACP Legal Defense Fund--Civil Rights Advocate of the Year, and the Central City Association--Leadership and Achievement Award.


BOARD OF DIRECTORS


    Prior to the proposed corporate reorganization, Watson Wyatt & Company directors were elected at each annual stockholders' meeting for a one-year term. Of the 17 seats, 12 are filled by current employees of Watson Wyatt & Company, four are filled by outside directors, and one by the Senior Partner of Watson Wyatt Partners. Under the Watson Wyatt & Company bylaws, an employee stockholder is qualified to hold a directorship only during the term of his or her employment.



    Under the Watson Wyatt & Company Holdings certificate of incorporation, the 17 directorships are to be divided into three classes. At the regularly scheduled stockholders' meeting in 2000, stockholders will elect three classes of directors. The directorships in the first class will expire as of the stockholders meeting in 2001 and every three years thereafter, the directorships in the second class will expire as of the stockholders meeting in 2002 and every three years thereafter, and the directorships in the third class will expire as of the stockholders meeting in 2003 and every three years thereafter. Under the Watson Wyatt & Company Holdings certificate of incorporation and bylaws, each employee director automatically ceases to be a director upon termination of his or her employment.


COMMITTEES OF THE BOARD OF DIRECTORS


    AUDIT COMMITTEE. The Audit Committee assesses and monitors the control of financial transactions and oversees financial reporting to shareholders and others. It also reviews (in cooperation with our internal auditors, independent accountants and management) our internal accounting procedures and controls, and the adequacy of the accounting services provided by our Finance and Administration office. The members of the Audit Committee are Barbara Franklin, John Gabarro, Michael McCullough and Gilbert Ray.



    COMPENSATION COMMITTEE. The Compensation Committee oversees executive compensation policies and practices. The Compensation Committee members are Barbara Franklin, John Gabarro, Michael McCullough and Gilbert Ray.


    EXECUTIVE COMMITTEE. The Executive Committee oversees and reviews our long-range corporate and strategic planning. Additionally, it meets throughout the year between meetings of the board of directors to review, consider and make decisions affecting general management policies of our company, to approve significant business decisions not requiring full board approval and to make recommendations to the executive officers and the board. The members of the Executive Committee are John Haley, Brian Kennedy, Ira Kay, Eric Lofgren and Grahame Stott.

    FINANCE COMMITTEE. The Finance Committee reviews and considers issues relating to our capital structure. This includes strategic determinations regarding the financing of our future growth and development. The members of the Finance Committee are David Friend, Elizabeth Caflisch, Carl Mautz, John Steinbrunner, Charles Wood and Grahame Stott.

    Members of these committees may, but will not necessarily, change after the next annual stockholders' meeting.

COMPENSATION OF DIRECTORS


    Directors who are employees of Watson Wyatt & Company are not compensated separately for their services as directors or as members of any committee of the board. Outside directors in fiscal year 2000 earn a quarterly retainer of $6,250 plus $1,500 per day for board meetings, $1,000 per day for regular committee meetings, $750 if held in conjunction with a board meeting, and $2,000 per day for committee meetings if the outside director chaired that committee, $1,000 if held in conjunction with a board meeting. Telephone meetings of less than four hours duration were compensated at 50% of the applicable per day fee. These fees have been paid in shares of Watson Wyatt & Company common stock up to 7,500 shares, and the balance paid in cash. We established the Voluntary Deferred Compensation Plan to enable outside directors, at their election, to defer receipt of any or all of their director's fees until they are no longer serving as a director of the company. We intend to continue to compensate outside directors for services rendered to Watson Wyatt & Company Holdings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of our Compensation and Stock Committee, predecessor to the current Compensation Committee, for the last completed fiscal year were: Thomas
W. Barratt, Paula A. DeLisle, Ira T. Kay, Kevin L. Meehan and John A. Steinbrunner. All are officers of the company. The committee members did not participate in decisions regarding their own compensation. No interlocking relationship exists between our board of directors or our Compensation Committee and any member of any other company's board of directors or their compensation committee, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    For the fiscal year ended June 30, 1999, the compensation of the executive officers, and all other associates eligible to receive a bonus, was comprised primarily of three elements: base salary, fiscal year-end bonus, and stock incentive bonus plan payment. The compensation system establishes target bonuses for all associates eligible to receive a bonus, based on their compensation band level. Target bonuses range from 5% of base salary for more junior associates to 70% of base salary for the Chief Executive Officer. After the end of each fiscal year, the board of directors determines the funding of the fiscal year-end bonus pool, which may be more or less than 100% of target bonuses, and associates eligible to receive a bonus are awarded bonuses based on individual, practice, region and company performance.


    In January 2000 we paid stock incentive bonus plan bonuses to eligible associates based on the stock incentive bonus plan funding level approved by the board and accrued at June 30, 1999, an individual's actual fiscal year bonus and their actual stock ownership as compared to their target stock ownership. We also intend to pay stock incentive bonus plan bonuses to eligible associates in January 2001, which amounts were accrued at June 30, 2000. We will terminate the stock incentive bonus plan following the completion of this offering. The following table sets forth annual compensation for the President, Chief Executive Officer and the other four most highly compensated executive officers for the fiscal years ended June 30, 1999, 1998 and 1997 by those persons who were, on June 30, 1999:


                           SUMMARY COMPENSATION TABLE

                              FISCAL                                        TOTAL SALARY/     OTHER ANNUAL          ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY       BONUS      SIBP(A)     BONUS/SIBP      COMPENSATION(B)     COMPENSATION(C)
---------------------------  --------   ---------   ---------   ---------   -------------   -----------------   -----------------
John J. Haley..............    1999     $543,750    $422,625    $491,000     $1,457,375         -$-                 $ 25,255
  President,                   1998      440,000     320,000       --           760,000         --                    19,300
  Chief Executive              1997      403,790     215,000       --           618,790         --                    17,350
  Officer and Director

A.W. Smith, Jr.............    1999      635,000     380,800     432,970      1,448,770         --                   220,120
  Chairman and                 1998      615,000     375,000       --           990,000         --                    28,300
  Director (retired)           1997      591,230     330,000       --           921,230         --                    23,950

Eric P. Lofgren............    1999      390,000     290,000     260,960        940,960         --                    19,170
  Vice President,              1998      331,500     250,000       --           581,500         --                    15,035
  Global Director,             1997      314,500     180,000       --           494,500           7,500               11,250
  Benefits Consulting
  Group and Director

Kevin L. Meehan............    1999      326,250     300,000     290,425        916,675         --                    17,690
  Vice President and           1998      280,150     250,000       --           530,150         --                     5,110
  Director                     1997      263,670     180,000       --           443,670           3,000               10,470

David B. Friend, M.D.......    1999      415,000     315,000     175,270        905,270         --                    21,380
  Vice President,              1998      387,500     270,000       --           657,500         --                    17,125
  Eastern Regional             1997      314,167     200,000       --           514,170          12,000                6,000
  Manager and
  Director

(a) In 1996, Watson Wyatt & Company adopted a supplemental bonus plan called the stock incentive bonus plan. Following this offering, we will terminate the stock incentive bonus plan and replace it with equity based incentives more customary to publicly traded companies.

(b) "Other Annual Compensation" consists of a cash bonus of $0.50 per share for each share purchased in 1997 under the Stock Purchase Plan. This bonus was also available to all participating associates. There were no stock purchases under the Stock Purchase Plan in 1998. Messrs. Friend, Meehan and Lofgren were the only named executive officers purchasing shares in 1997 since all others are above the 200,000 share maximum.

(c) "All Other Compensation" consists of the following: (1) for fiscal year 1997 only, a one-time non-compete bonus equal to 5% of each named executive's fiscal year 1996 bonus; (2) company matching contributions of 50% of the first 6% of total compensation contributed to our 401(k) plan as a 401(k) salary deferral by the named executive up to the IRS maximum; (3) an additional company matching contribution to a non-qualified savings plan of 3% of total compensation above the IRS compensation limit of $160,000 if individual 401(k) contributions equal the IRS maximum; and (4) for fiscal year 1999 for Mr. Smith, a payment of $188,140 for accrued, but unused, paid time-off.


    Concurrent with this offering we will grant options to our associates pursuant to a new stock option plan to purchase approximately 1,600,000 shares of class A common stock at an exercise price equal to the public offering price. As part of this grant, Messrs. Haley, Lofgren, Meehan and Friend will be granted options to purchase stock on the same basis as other associates.


PENSION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICER


    Watson Wyatt & Company has an agreement with Dr. Friend to provide a supplemental pension benefit. At the time of his retirement, Dr. Friend will receive an additional service credit (for the purposes of calculating benefits only) so that his total service credit will be calculated as follows: (actual years of service + 1) multiplied by 1.5. In addition, if, before the date on which Dr. Friend would be entitled to receive an early retirement benefit, there is a change in control of the company and Dr. Friend leaves the employ of the company within six months of the change in control, his pension will be calculated as if he had reached early retirement.


GENERAL EMPLOYMENT ARRANGEMENTS

    Generally, executive officers are not parties to employment agreements with us. Non-employee directors are paid pursuant to a compensation plan approved on an annual basis. Executives and other associates in salary bands 4, 5, 6 and higher are required to sign non-competition and confidentiality agreements to protect our proprietary information.

                            LONG TERM INCENTIVE PLAN


    Under the terms of the 2000 Long Term Incentive Plan, which was approved by our stockholders on June 26, 2000 and is subject to consummation of this public offering, Watson Wyatt & Company Holdings is permitted to grant options to associates and directors allowing them to purchase shares of class A common stock at fair market value on the date of grant. Options to purchase an aggregate of 4,500,000 shares are authorized under the plan. Concurrent with this offering, we will grant options to our associates to purchase approximately 1,600,000 shares of class A common stock at an exercise price equal to the public offering price. Each associate will be granted options to purchase stock valued at 40% of their target bonus amounts, subject to a minimum grant of 100 options. These options will expire after seven years, subject to early termination in specified circumstances, and will vest on a pro-rata basis over five years.


                    TRANSACTIONS WITH MANAGEMENT AND OTHERS


    On April 1, 1995 we transferred our United Kingdom operations to R. Watson & Sons, subsequently renamed Watson Wyatt Partners, and received a beneficial interest and a 10% interest in a defined profit pool of the partnership. We also transferred our Continental Europe operations to a newly formed holding company owned by our company and Watson Wyatt Partners in exchange for 50.1% of its share. Effective July 1, 1998, we sold one-half of our investment in the holding company to Watson Wyatt Partners. Mr. Robert D. Masding, a senior partner of Watson Wyatt Partners, is a member of our board of directors, and Mr. Haley is a member of the Watson Wyatt Partners Partnership Board. Watson Wyatt Partners and Watson Wyatt & Company provide various services to and on behalf of each other in the ordinary course of business.


                            CORPORATE REORGANIZATION

GENERAL

    We are offering shares of our class A common stock pursuant to this prospectus. This offering is conditioned upon completion of the merger, which is described below.

THE MERGER

    Before this offering, Watson Wyatt & Company Holdings will be a wholly-owned subsidiary of Watson Wyatt & Company. Immediately before this offering, a wholly-owned subsidiary of Watson Wyatt & Company Holdings will merge with and into Watson Wyatt & Company. At the time of such merger, each outstanding share of common stock of Watson Wyatt & Company automatically will convert into one share of Watson Wyatt & Company Holdings class B-1 common stock and one share of Watson Wyatt & Company Holdings class B-2 common stock. Watson Wyatt & Company will then return to capital the one share of Watson Wyatt & Company Holdings previously owned by it. As a result of all these actions, existing Watson
Wyatt & Company stockholders automatically will become Watson Wyatt & Company Holdings stockholders, and Watson Wyatt & Company Holdings then will own all of Watson Wyatt & Company's outstanding common stock.

    The following charts illustrate the holding company structure before and after the planned merger.

                                 BEFORE MERGER

                                      [CHART]

                                  AFTER MERGER

                                      [CHART]

    Shares of class B-1 common stock and class B-2 common stock are not transferable or otherwise convertible into shares of class A common stock, until the relevant transfer restriction period expires or is otherwise waived by the board of directors. The board has not yet determined the conditions under which it would waive these transfer restrictions, except that the stockholders participating in this offering may exchange an equal number of shares of class B-1 and class B-2 common stock into the shares of class A common stock to be offered. Pursuant to the terms of the underwriting agreement, Watson Wyatt & Company Holdings has agreed that for a period of 180 days from the date of this prospectus, the board will not waive the stock transfer restriction without the prior written consent of Duetsche Bank Securities Inc. The class B transfer restriction periods, provided in our certificate of incorporation, will expire 12 months after this offering for shares of class B-1 common stock and 24 months after this offering for shares of class B-2 common stock. Once these transfer restrictions expire or are waived by our board, the shares of class B common stock automatically will convert into shares of class A common stock. The shares of class A common stock by their terms can be freely transferred, subject to any other applicable restrictions on transfer imposed by law or contract. Except for the transfer restrictions placed on shares of class B common stock, all shares of common stock of Watson Wyatt & Company Holdings will be identical.



    After the merger and this offering, shares of class B-1 common stock and class B-2 common stock will constitute about 83% of our total outstanding common stock. Shares of class A common stock will constitute about 17% of our total outstanding common stock.



    The merger was approved by the stockholders on June 26, 2000. However, even though the merger was approved by our existing stockholders, the merger will not be consummated if we do not proceed with this offering.


    As described above, current Watson Wyatt & Company stockholders are entitled to participate in this offering. The board of directors has announced that it will waive the transfer restrictions on a portion of the class B common stock and permit the conversion of class B common stock to class A common stock for resale in this offering. Following the conversion of Watson Wyatt & Company stock for Watson Wyatt & Company Holdings class B-1 and class B-2 stock, each selling stockholder will be allowed to sell in this offering the equivalent of 500 Watson Wyatt & Company shares, on a pre-conversion basis, or 500 class B-1 shares and 500 class B-2 shares, on a post-conversion basis, plus up to 10% of the selling stockholder's remaining stockholdings. An even number of shares of Watson Wyatt & Company Holdings class B-1 and class B-2 common stock will be converted to shares of class A common stock and sold in this offering.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS


    The following table sets forth information known to us with respect to beneficial ownership of common stock as of August 25, 2000, without giving effect to our corporate reorganization, of all directors, named officers and directors and executive officers as a group:



                                                      SHARES BENEFICIALLY        SHARES BENEFICIALLY
                                                     OWNED BEFORE OFFERING      OWNED AFTER OFFERING
                                                    ------------------------   -----------------------
NAME OF BENEFICIAL OWNER                             NUMBER         PERCENT     NUMBER        PERCENT
------------------------                            ---------       --------   --------       --------
John J. Haley.....................................    227,749          1.5%
Charles P. Wood, Jr...............................    200,934          1.4
A. Grahame Stott..................................    134,000         *
Eric P. Lofgren...................................    109,365         *
John A. Steinbrunner..............................    103,191         *
Kevin L. Meehan...................................    100,011         *
Thomas W. Barratt.................................     89,000         *
Ira T. Kay........................................     80,525         *
David B. Friend, M.D..............................     71,000         *
Paula A. DeLisle..................................     53,900         *
Brian E. Kennedy..................................     50,000         *
Gail E. McKee.....................................     27,375         *
Barbara H. Franklin...............................          0(b)
John J. Gabarro...................................      7,500         *
R. Michael McCullough.............................      7,500         *
Robert D. Masding.................................    363,000(a)       2.5%
Gilbert T. Ray....................................          0(b)
A.W. Smith, Jr....................................          0(c)      *
All current directors and executive officers as a
  group (24)......................................  2,030,992         13.7%


------------------------

* Beneficial ownership of 1% or less of all of the outstanding common stock is indicated with an asterisk.


(a) Watson Wyatt Partners, in which Mr. Masding is Senior Partner, beneficially owns 363,000 shares (2.5%) of our common stock. Mr. Masding does not own any shares in his individual capacity and disclaims beneficial ownership of these shares. Pursuant to our alliance agreement, if Watson Wyatt Partners holds more than 400,000 shares of our common stock, it has an option to sell to us any number of shares that exceed 300,000. We, in turn, have an option to purchase from Watson Wyatt Partners any number of shares of our common stock in excess of 400,000 shares if Watson Wyatt Partners holds more than 500,000 shares of our common stock.



(b) Ms. Franklin and Mr. Ray were appointed as directors recently and do not own any shares.



(c) Mr. Smith's shares were repurchased in connection with his retirement in June 1999 in accordance with our bylaws.

           COMMON STOCK PURCHASE ARRANGEMENTS BEFORE PUBLIC OFFERING


    To encourage ownership of common stock by associates, we had historically maintained a stock purchase plan. Under the stock purchase plan, we regularly sold common stock to associates on or about March 1 of each year, except in 1998 and 2000. Historically, ownership of the common stock has been spread widely among associates, with no individual stockholder owning more than 2% of the total number of shares outstanding. Before 1996, it was our policy not to sell shares to stockholders who, as a result of such sales, would have purchased more than 300,000 shares under the stock purchase plan. In 1996, we reduced this number to 200,000. The stock purchase plan will be terminated upon completion of this offering.



    The stock purchase plan permitted associates to borrow up to the full amount of the purchase price of the common stock from our lenders, and we guaranteed repayment of all such loans. The loans provided for full recourse to the individual borrower and were secured by a pledge of the stock purchased. Officers, directors and executive officers had access to this credit facility on the same basis as other associates. As of August 25, 2000, 3,271,000 shares of common stock were pledged to our lenders to secure loans to stockholders, representing approximately 22% of the outstanding shares of common stock. As of the same date, the aggregate amount of outstanding loans was approximately
$14.4 million. This loan program will continue in effect to accommodate the amortization of existing loans after the offering, but will be amended and will not be used to create new loans.


                              SELLING STOCKHOLDERS

    The following table sets forth information furnished by each selling stockholder with respect to the total number of shares of common stock held by such selling stockholder.

                                               NUMBER OF SHARES                          NUMBER OF       PERCENTAGE OF
                                               OWNED IMMEDIATELY                           SHARES        SHARES OWNED
                       POSITION, OFFICE, OR        PRIOR TO        NUMBER OF SHARES   OWNED AFTER THIS    AFTER THIS
        NAME           MATERIAL RELATIONSHIP     THIS OFFERING        TO BE SOLD          OFFERING         OFFERING
---------------------  ---------------------   -----------------   ----------------   ----------------   -------------

Additional selling
  stockholders*

------------------------

(*) Represents              associates who are participating in this offering as
    selling stockholders and whose holdings in the aggregate represent less than one percent (1%) of our outstanding common stock.

    After the offering, we expect that approximately 17% of the outstanding common stock will be held by the public and that approximately 83% of the remaining common stock will be held by officers, directors and existing stockholders.

     DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS

COMMON STOCK


    After the merger, we will be authorized to issue up to 99,000,000 shares of common stock, par value $0.01 per share. 69,000,000 of these shares will be class A common stock, 15,000,000 of these shares will be class B-1 common stock and 15,000,000 of these shares will be class B-2 common stock. Upon completion of this offering, approximately 5,600,000 shares of the class A common stock will be outstanding (assuming the over-allotment option is not exercised), and 13,412,317 shares of class B-1 common stock and 13,412,317 shares of class B-2 common stock will be outstanding.


    Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Subject to the preferences of any series of preferred stock that may at times be outstanding, if any, holders of outstanding shares of common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available for dividends and, if we liquidate, dissolve or wind up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All shares of common stock outstanding upon completion of this offering are validly authorized and issued, fully paid and nonassessable.

    The class A common stock will be entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The shares will be freely transferable (except for shares purchased by affiliates). We have applied to list the class A shares on the New York Stock Exchange.

    Each of the class B-1 common stock and class B-2 common stock will be entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The class B-1 shares will be restricted for the 12 months following this offering, and the class B-2 shares will be restricted for the 24 months following this offering, unless waived by the board of directors. Following the expiration or waiver of each respective restriction period, the class B-1 and class B-2 shares will automatically convert into class A common stock.

    Class B-1 common stock and the class B-2 common stock will be transferable to permitted transferees from the time of issuance in accordance with our bylaws. Permitted transferees are (A) a revocable trust created to hold shares of the company for the benefit of a stockholder where the stockholder has control over disposition and voting with regard to the trust, or, (B) an irrevocable trust over which the stockholder has voting and dispositive control that was created for the benefit of the stockholder or the spouse or descendent of the stockholder, or, (C) any entity controlled by the stockholder, other than a corporation, whose interests are owned by the stockholder and/or his/her spouse and/or descendants, or, (D) a corporation that is wholly-owned by the stockholder and/or one of the entities described in (A), (B) or (C) above.


    Pursuant to the terms of the underwriting agreement, we have agreed that for a period of 180 days from the date of this prospectus, our board will not waive the stock transfer restrictions without the prior written consent of Deutsche Bank Securities Inc. We have no understanding or arrangement with the underwriters to consent to any proposed future sale, but they may do so in their sole discretion.


PREFERRED STOCK

    Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock. Our board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide preferred stock into one or more classes or series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each class or series, and the qualifications, limitations or restrictions of each class or series, to the fullest extent permitted by Delaware law. The issuance of preferred stock could have the effect of decreasing the market price of our stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of class A common stock and class B common stock.

POTENTIAL ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF
INCORPORATION AND BYLAWS

    ANTI-TAKEOVER PROVISIONS GENERALLY


    The provisions of our certificate of incorporation and bylaws described below were put into place to help ensure that our board of directors plays a role in attempts to acquire control of our company. In this way, the board can protect the interests of the company and its stockholders as appropriate under the circumstances. If the board determines that a change of control is in the company's and stockholders' best interests, having the board involved enhances its ability to maximize the value to be received by the stockholders upon such a sale.


    Although our board believes these provisions, referred to as anti-takeover provisions, are beneficial to stockholders, their existence also may tend to discourage open market purchases by a potential acquirer and some takeover bids. As a result, our stockholders may be deprived of opportunities to sell some or all of their shares at prices that are higher than prevailing market prices. The provisions in theory may decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent the provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

    The anti-takeover provisions may make it more difficult and time consuming for a potential acquirer and existing stockholders to obtain control of the company through replacing our board of directors and management. This is the case even if a majority of the stockholders believes such replacement is in the best interests of the company. As a result, these provisions may tend to perpetuate the incumbent board of directors and management.

    DELAWARE ANTI-TAKEOVER STATUTE

    We are now, and after the merger will be, subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

    - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

    - on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

    "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage acquisition attempts.

    The following are various provisions of our certificate of incorporation and bylaws that may be deemed to have an anti-takeover effect.

    AUTHORIZED CAPITAL STOCK

    Our certificate of incorporation authorizes the issuance of up to 99,000,000 shares of our common stock. After the merger and this offering, our board of directors may authorize the issuance of additional shares of our common stock without further action by our stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which our capital stock may be listed. Our certificate of incorporation does not provide preemptive rights to our stockholders.

    The authority to issue additional shares of our common stock provides us with the flexibility necessary to meet our future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of common stock will be issuable from time to time for any corporate purposes, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of our company. In addition, the sale of a substantial number of shares of our common stock to persons who have an understanding with us concerning the voting of such shares, or the distribution or declaration of a dividend of shares of our common stock to stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of our company. The certificate of incorporation does not provide preemptive rights to our stockholders.


    Watson Wyatt & Company's authorized capital stock currently consists of 25,000,000 shares of common stock. 14,812,317 of such shares were issued and outstanding as of August 25, 2000.


    All of these shares will be exchanged for class B common stock in the merger.

    CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

    Our certificate of incorporation provides that our board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

    The effect of our having a classified board of directors is that only approximately one-third of the members of the board are elected each year. Consequently, two annual meetings are effectively required for our stockholders to change a majority of the members of the board.

    Pursuant to our certificate of incorporation, each stockholder generally is entitled to one vote for each share of our common stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder would have the right to cast a number of votes equal to the total number of such holders' shares multiplied by the number of directors to be elected. The stockholder would have the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of our common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of our common stock to obtain representation on our board of directors.

    REMOVAL OF DIRECTORS

    Under our certificate of incorporation, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 67% of our voting stock. Also, under our bylaws, employee directors must resign as directors upon termination of their employment.

    SPECIAL MEETINGS OF STOCKHOLDERS

    Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the board of directors or the president. This provision, combined with other provisions of our certificate of incorporation and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of our board of directors. Therefore, such stockholder would not be able to call a special meeting of stockholders to replace the entire board with nominees who were in favor of such proposal.

    ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the board of directors or the president, even if a majority of the stockholders were in favor of such action.

    LIMITATION ON DIRECTORS LIABILITY

    Our certificate of incorporation provides that a director will have no personal liability to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; and

    - under Section 174 of the Delaware General Corporations Law, the payment of unlawful dividends and the making of unlawful stock purchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

    INDEMNIFICATION

    Our certificate of incorporation and bylaws provide that we will indemnify our officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law, subject to very limited exceptions. Under
Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of the company, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of the company, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to us, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of the company has been successful on the merits or otherwise in defense of any action, suit, or proceedings, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

    We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and executive officers.

    AMENDING THE CERTIFICATE OF INCORPORATION AND BYLAWS

    The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of
(1) all shares entitled to vote and (2) the shares of any class of stock entitled to vote as a class, is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. Our certificate of incorporation states that each of the following provisions in the certificate of incorporation may be amended only by a vote of 67% of the outstanding shares:

    - classification and removal of directors;

    - the prohibition on stockholder action by written consent; and

    - the ability to call a special meetings of stockholders being vested solely in our board of directors and the president.

    Our certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Stockholders also have the power to adopt, amend or repeal bylaws, by a vote of 67% of the outstanding shares.

RIGHTS PLAN

    The board of directors has approved implementing a rights plan, although the specific terms of the plan have not been determined. It is likely that under such a plan stockholders will be issued rights to purchase shares of preferred stock upon the occurrence of specified events such as the acquisition by a person of 15% of our outstanding shares. The purpose of this plan is to ensure that our board of directors has the opportunity to negotiate with persons contemplating significant transactions with our company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is First Union National Bank, and its address is 1525 West W.T. Harris Boulevard, Charlotte, North Carolina 28262-1153.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of common stock after this offering could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities. Upon the consummation of this offering, we will have outstanding 5,600,000 shares of class A common stock (assuming no exercise of the underwriters' over-allotment option), 13,412,317 shares of class B-1 common stock and 13,412,317 shares of class B-2 common stock. All of the shares of class A common stock sold in the offering will be freely tradable under the Securities Act, unless purchased by our "affiliates" as that term is defined under the Securities Act. The class B-1 and class B-2 common stock is subject to transfer restrictions for periods extending 12 months and 24 months, respectively, after this offering, unless earlier waived by the board of directors. Pursuant to the terms of the underwriting agreement, we have agreed that for a period of 180 days from the date of the prospectus, the board will not waive the stock transfer restrictions without the prior written consent of Deutsche Bank Securities Inc. Upon the expiration of transfer restriction periods in the class B-1 and class B-2 common stock, all of the shares of class B-1 and class B-2 common stock will convert automatically to class A common stock and become eligible for sale, subject to compliance with Rule 144 by persons deemed our affiliates.



    Because the shares of class B-1 and class B-2 common stock are being issued pursuant to a registration statement on Form S-4, they will be freely tradable without restriction under the Securities Act following the expiration or waiver of the transfer restriction periods included in our certificate of incorporation except for any such shares acquired by an affiliate, which shares will remain subject to the resale limitations of Rule 144.


    Generally, Rule 144 provides that an affiliate who has beneficially owned shares for at least one year may sell his or her shares on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock; and

    - the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding the sale.

    Sales under Rule 144 will also be subject to post-sale notice requirements and the availability of current public information about us.


    In addition to the transfer restrictions contained in our certificate of incorporation, at the request of the underwriters we entered into agreements providing for additional transfer restrictions with stockholders holding
approximately   % of our common stock prior to the offering (approximately   %
of our common stock after the offering, assuming exercise of the over-allotment option), including major stockholders, executive officers and employee directors. The agreements restrict transfers of all shares held by such persons immediately following the offering, and the restrictions terminate as to 25% of such shares on each of the first, second, third and fourth anniversaries of the consummation of the public offering. The transfer restrictions contained in the agreements also terminate in the event of the stockholder's death, retirement or involuntary termination of employment, or a change of control of the company.

                                  UNDERWRITING




    Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2000, the underwriters named below, for whom Deutsche
Bank Securities Inc., Banc of America Securities LLC and Robert W. Baird & Co. Incorporated are acting as representatives, have severally but not jointly agreed to purchase from us and the selling stockholders the following respective number of shares of class A common stock:



UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Deutsche Bank Securities Inc................................
Banc of America Securities LLC..............................
Robert W. Baird & Co. Incorporated..........................
                                                                  --------
    Total...................................................
                                                                  ========



    The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent that must be satisfied by us and that the underwriters will be obligated to purchase all of the shares of the class A common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.



    The underwriting discount will be an amount equal to the public offering price per share, less the amount paid per share by the underwriters to us or the selling stockholders, as the case may be. The following table shows the underwriting discount to be paid to the underwriters by us and the selling stockholders in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our class A common stock to cover over-allotments.



                                                                                       % OF INITIAL
                                                                                      PUBLIC OFFERING
                                                        NO EXERCISE   FULL EXERCISE        PRICE
                                                        -----------   -------------   ---------------
Underwriting discount per share paid by us............   $              $                        %
Underwriting discount per share paid by the selling
  stockholders........................................   $              $                        %
Total underwriting discount...........................   $              $                        %
Offering expenses per share paid by us................   $              $                        %
Offering expenses per share paid by the selling
  shareholders........................................   $              $                        %
Total offering expenses...............................   $              $                        %



    We will pay all offering expenses, including those of the selling
stockholders, estimated to be approximately $           million in total. We
also have agreed to reimburse the selling stockholders for the underwriting discounts on the shares sold by them in this offering. Offering expenses are expenses incurred by us in connection with this offering and include registration and filing fees, New York Stock Exchange listing fees, legal and accounting fees and expenses, printing expenses, blue sky qualification fees and expenses, transfer agent fees and other miscellaneous expenses.



    A number of the selling stockholders have granted to the underwriters an option expiring on the 30th day after the date of this prospectus to purchase up to 840,000 additional shares of class A common stock at the initial public offering price, less the underwriting discounts and commissions. Such option may be exercised only to cover over-allotments in the sale of shares of class A common stock. To the extent such option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of such additional shares of class A common stock as it was obligated to purchase pursuant to the underwriting agreement.



    We have been advised by the representatives that the underwriters propose to offer the shares of class A common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the representatives, to selling group
members at such price less a concession of $               per share, and the
underwriters and such selling group members may allow a discount of $
      per share on sales to certain other broker-dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.



    A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.



    The representatives have informed us that they do not expect discretionary
sales by the underwriters to exceed       % of the shares being offered hereby.



    We, our officers and directors, and certain of our existing stockholders have agreed that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of or transfer, directly or indirectly, or, in our case, file with the Securities and Exchange Commission a registration statement relating to, any shares of class A common stock or securities exchangeable or exercisable for or convertible into shares of class A common stock, or publicly disclose the intention to do any of the foregoing, without the prior written consent of Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, except under certain circumstances.



    In addition to the transfer restrictions contained in our certificate of incorporation, at the request of the underwriters we entered into agreements providing for additional transfer restrictions with stockholders holding
approximately   % of our common stock prior to the offering (approximately   %
of our common stock after the offering, assuming exercise of the over-allotment option), including major stockholders, executive officers and employee directors. The agreements restrict transfers of all shares held by such persons immediately following the offering, and the restrictions terminate as to 25% of such shares on each of the first, second, third and fourth anniversaries of the consummation of the public offering. The transfer restrictions contained in the agreements also terminate in the event of the stockholder's death, retirement or involuntary termination of employment, or change of a control of the company.



    We and, in limited circumstances, the selling stockholders, have agreed to indemnify the underwriters against liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.



    We have applied to have our class A common stock approved for listing on the New York Stock Exchange under the symbol "WW." Listing is subject to our satisfying all applicable listing criteria.



    Prior to this offering, there has been no public market for the class A common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors considered in determining the initial public offering price will include:



    - the information set forth in this prospectus and otherwise available to the representatives;



    - our history, our prospects, and the industry in which we compete;



    - an assessment of our management;



    - the prospects for, and the timing of, our future earnings;



    - the present state of our development and our current financial condition;



    - the general condition of the securities markets at the time of the offering;



    - the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to ours;



    - market conditions for initial public offerings; and


    - other relevant factors.

    There can be no assurance that an active trading market will develop for the class A common stock or that the class A common stock will trade in the market after this offering at or above the initial public offering price.



    The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of the class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when shares of the class A common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the class A common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.


    We currently maintain a senior secured revolving credit facility with an affiliate of Banc of America Securities LLC.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of class A common stock offered by the prospectus will be passed upon for us by Cadwalader, Wickersham & Taft. Certain legal matters in connection with this offering will be passed upon for the underwriters by Winston & Strawn.

                                    EXPERTS


    The consolidated financial statements of Watson Wyatt & Company as of June 30, 2000 and 1999, and for each of the three years in the period ended
June 30, 2000, included in and incorporated by reference in this prospectus have been so included or incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                  PAGE
                                                              ------------
Consolidated Financial Statements of Watson Wyatt & Company

  Report of Independent Accountants.........................      F-2

  Financial Statements:

    Consolidated Statements of Operations for each of the
      three years in the period
      ended June 30, 2000...................................      F-3

    Consolidated Balance Sheets at June 30, 2000 and 1999...      F-4

    Consolidated Statements of Cash Flows for each of the
      three years in the period
      ended June 30, 2000...................................      F-5

    Consolidated Statements of Changes in Permanent
      Shareholders' Equity for each of the three years in
      the period ended June 30, 2000........................      F-6

    Notes to the Consolidated Financial Statements..........  F-7 to F-25

  Valuation and Qualifying Accounts and Reserves (Schedule
    II).....................................................      F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of Watson Wyatt & Company



In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Watson Wyatt & Company and its subsidiaries at June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information, set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinions expressed above.



PricewaterhouseCoopers LLP



Washington, D.C.
August 4, 2000

                             WATSON WYATT & COMPANY



                     CONSOLIDATED STATEMENTS OF OPERATIONS



             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)



                                                                     YEAR ENDED JUNE 30,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
Revenue.....................................................  $624,583    $556,860     $512,660
                                                              --------    --------    ---------
Operating expenses
  Salaries and employee benefits............................   332,339     298,915      268,611
  Stock incentive bonus plan................................    30,283      22,610           --
  Non-recurring compensation charge (see Note 12)...........        --          --       69,906
  Professional and subcontracted services...................    49,608      47,863       49,907
  Occupancy, communications and other.......................   100,099      92,668       88,840
  General and administrative expenses.......................    63,596      56,578       51,759
  Depreciation and amortization.............................    17,878      15,248       24,994
                                                              --------    --------    ---------
                                                               593,803     533,882      554,017
                                                              --------    --------    ---------
Income (loss) from operations (see Note 12).................    30,780      22,978      (41,357)
Other:
  Interest income...........................................     1,823         944          901
  Interest expense..........................................    (1,876)     (2,646)      (2,768)
Income from affiliates......................................     3,116       2,524          258
                                                              --------    --------    ---------

Income (loss) before income taxes and minority interest (see
  Note 12)..................................................    33,843      23,800      (42,966)

Provision for income taxes:
  Current...................................................    12,344      18,744       15,116
  Deferred..................................................     2,851      (7,296)      (1,982)
                                                              --------    --------    ---------
                                                                15,195      11,448       13,134
                                                              --------    --------    ---------
Income (loss) before minority interest (see Note 12)........    18,648      12,352      (56,100)
Minority interest in net income of consolidated
  subsidiaries..............................................      (115)       (217)        (112)
                                                              --------    --------    ---------
Income (loss) from continuing operations (see Note 12)......    18,533      12,135      (56,212)

Discontinued operations:

Loss from operations of discontinued Outsourcing Business
  (less applicable income tax benefit of $5,053 for the year ended
  June 30, 1998)............................................        --          --       (6,821)

Adjustment (loss) on disposal of discontinued Outsourcing
  Business
  (1999 adjustment is net of applicable income tax expense
  of $6,322; 1998 loss is net of applicable income tax
  benefit of $46,715).......................................        --       8,678      (63,085)
                                                              --------    --------    ---------
Net income (loss) (see Note 12).............................  $ 18,533    $ 20,813    $(126,118)
                                                              ========    ========    =========
Earnings (loss) per share, continuing operations, basic and
  fully diluted.............................................  $   1.24    $   0.80    $   (3.27)
                                                              ========    ========    =========
Earnings (loss) per share, discontinued operations, basic
  and fully diluted.........................................  $--......   $   0.57    $   (4.07)
                                                              ========    ========    =========
Earnings (loss) per share, net income (loss), basic and
  fully diluted.............................................  $   1.24    $   1.37    $   (7.34)
                                                              ========    ========    =========



See accompanying notes

                             WATSON WYATT & COMPANY



                          CONSOLIDATED BALANCE SHEETS



                          (THOUSANDS OF U.S. DOLLARS)



                                                              JUNE 30,    JUNE 30,
                                                                2000        1999
                                                              ---------   ---------
ASSETS
Cash and cash equivalents...................................  $ 41,410    $ 35,985
Receivables from clients:
  Billed, net of allowances of $2,832 and $3,701............    76,729      72,798
  Unbilled..................................................    66,009      63,068
                                                              --------    --------
                                                               142,738     135,866
Other current assets........................................    11,705      10,834
                                                              --------    --------
  Total current assets......................................   195,853     182,685

Investment in affiliates....................................    16,615      15,306
Fixed assets, net of accumulated depreciation of $83,211 and
  $80,368...................................................    45,237      42,797
Deferred income taxes.......................................    53,355      56,206
Intangible assets, net of accumulated amortization of
  $15,288 and $13,904.......................................     8,721       7,455
Other assets................................................    10,179       9,511
                                                              --------    --------
Total Assets................................................  $329,960    $313,960
                                                              ========    ========

LIABILITIES, REDEEMABLE COMMON STOCK AND PERMANENT SHAREHOLDERS' EQUITY

Accounts payable and accrued liabilities....................  $167,833    $152,619
Income taxes payable........................................    11,843      18,374
                                                              --------    --------
  Total current liabilities.................................   179,676     170,993
Accrued retirement benefits.................................    79,462      77,140
Deferred rent and accrued lease losses......................     5,456       9,270
Other noncurrent liabilities................................    23,657      22,608
Minority interest in subsidiaries...........................       498         669
Redeemable Common Stock--$1 par value: 25,000,000 shares
  authorized; 14,805,145 and 16,112,416 issued and
  outstanding; at redemption value..........................   115,480     107,631
Permanent shareholders' equity:
Adjustment for redemption value (greater)/less than amounts
  paid in by shareholders...................................    (6,097)     11,420
Retained deficit............................................   (64,223)    (83,209)
Cumulative translation adjustment (accumulated other
  comprehensive loss).......................................    (3,949)     (2,562)
Commitments and contingencies
                                                              --------    --------
Total Liabilities, Redeemable Common Stock and Permanent
  Shareholders' Equity......................................  $329,960    $313,960
                                                              ========    ========



See accompanying notes

                             WATSON WYATT & COMPANY



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                          (THOUSANDS OF U.S. DOLLARS)



                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                2000       1999       1998
                                                              --------   --------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $18,533    $20,813    $(126,118)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Non-cash non-recurring compensation charge..............       --         --       69,906
    Net (adjustment) loss from Discontinued Operations......       --     (8,678)      69,906
    Provision for doubtful receivables from clients.........    6,458      9,503        5,613
    Depreciation............................................   16,025     13,680       12,849
    Amortization of deferred software and development costs
      and other intangible assets...........................    1,852      1,568       12,143
    Provision for (benefit from) deferred income taxes......    2,851     (7,295)      (1,982)
    Income from affiliates..................................   (3,116)    (2,524)        (258)
    Minority interest in net income of consolidated
      subsidiaries..........................................      115        217          112
    (Increase) decrease in assets (net of discontinued
      operations):
      Receivables from clients..............................  (13,330)   (25,488)     (11,115)
      Income taxes receivable...............................       --      2,216        4,558
      Other current assets..................................     (871)    (3,889)         342
      Other assets..........................................     (717)       480           76
    Increase (decrease) in liabilities (net of discontinued
      operations):
      Accounts payable and accrued liabilities..............   15,871     52,149       13,576
      Income taxes payable..................................   (6,531)    12,052       (3,563)
      Accrued retirement benefits...........................    2,322     (5,388)      (4,169)
      Deferred rent and accrued lease losses................   (3,814)    (3,406)      (2,262)
      Other noncurrent liabilities..........................    1,810      1,132          840
    Other, net..............................................      563        514        1,603
    Discontinued operations, net............................   (1,090)    (5,537)     (18,554)
                                                              -------    -------    ---------
    Net cash from operating activities......................   36,931     52,119       23,503
                                                              -------    -------    ---------
Cash flows used in investing activities:
  Purchases of fixed assets.................................  (20,235)   (19,684)     (16,034)
  Proceeds from sales of fixed assets.......................      495        237          623
  Acquisitions..............................................   (3,069)    (6,207)          --
  Investment in software and development costs..............       --         --       (3,000)
  Distributions from affiliates.............................    1,187      4,220        3,076
  Discontinued operations...................................       --         --      (14,750)
                                                              -------    -------    ---------
    Net cash used in investing activities...................  (21,622)   (21,434)     (30,085)
                                                              -------    -------    ---------
Cash flows used in financing activities:
  Net borrowings (repayments) on line of credit.............       --     (9,000)       9,000
  Issuances of Redeemable Common Stock......................      132     15,451        1,005
  Repurchases of Redeemable Common Stock....................   (9,347)   (15,124)     (13,141)
                                                              -------    -------    ---------
    Net cash used in financing activities...................   (9,215)    (8,673)      (3,136)
                                                              -------    -------    ---------
Effect of exchange rates on cash............................     (669)       568       (3,134)
                                                              -------    -------    ---------
Increase (decrease) in cash and cash equivalents............    5,425     22,580      (12,852)
Cash and cash equivalents at beginning of period............   35,985     13,405       26,257
                                                              -------    -------    ---------
Cash and cash equivalents at end of period..................  $41,410    $35,985    $  13,405
                                                              =======    =======    =========



See accompanying notes

                             WATSON WYATT & COMPANY



      CONSOLIDATED STATEMENTS OF CHANGES IN PERMANENT SHAREHOLDERS' EQUITY



                          (THOUSANDS OF U.S. DOLLARS)



                                                                      ADJUSTMENT FOR
                                                                     REDEMPTION VALUE
                                                      CUMULATIVE    (GREATER)/LESS THAN
                                          RETAINED    TRANSLATION     AMOUNTS PAID IN
                                           DEFICIT       LOSS         BY SHAREHOLDERS       TOTAL
                                          ---------   -----------   -------------------   ---------
Balance at June 30, 1997................  $  24,633     $   836          $(37,674)        $ (12,205)
Comprehensive Loss:
  Net loss..............................   (126,118)         --                --          (126,118)
  Foreign currency translation
    adjustment..........................         --      (3,752)               --            (3,752)
                                                                                          ---------
Total Comprehensive Loss................         --          --                --          (129,870)
Effect of repurchases of 2,410,425
  shares of common stock (various prices
  per share)............................     (5,349)         --             5,349                --
Adjustment of redemption value for
  change in formula book value per
  share.................................         --          --           (12,341)          (12,341)
Adjustment of redemption value for non-
  recurring compensation charge
  (see Note 12).........................         --          --            69,906            69,906
                                          ---------     -------          --------         ---------
Balance at June 30, 1998................   (106,834)     (2,916)           25,240           (84,510)

Comprehensive Income:
  Net income............................     20,813          --                --            20,813
  Foreign currency translation
    adjustment..........................         --         354                --               354
                                                                                          ---------
Total Comprehensive Income..............         --          --                --            21,167
Effect of repurchases of 2,361,542
  shares of common stock (various prices
  per share)............................      2,812          --            (2,812)               --
Adjustment of redemption value for
  change in Formula Book Value per
  share.................................         --          --           (11,008)          (11,008)
                                          ---------     -------          --------         ---------
Balance at June 30, 1999................    (83,209)     (2,562)           11,420           (74,351)
Comprehensive Income:
  Net income............................     18,533          --                --            18,533
  Foreign currency translation
    adjustment..........................         --      (1,387)               --            (1,387)
                                                                                          ---------
Total Comprehensive Income..............         --          --                --            17,146
Effect of repurchases of 1,326,971
  shares of common stock (various prices
  per share)............................        453          --              (453)               --
Adjustment of redemption value for
  change in Formula Book Value per
  share.................................         --          --           (17,064)          (17,064)
                                          ---------     -------          --------         ---------

Balance at June 30, 2000................  $ (64,223)    $(3,949)         $ (6,097)        $ (74,269)
                                          =========     =======          ========         =========



See accompanying notes

                             WATSON WYATT & COMPANY



                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    NATURE OF THE BUSINESS--Watson Wyatt & Company (collectively referred to as "we," "Watson Wyatt" or the "Company"), together with its subsidiaries, is an international company engaged in the business of providing professional consultative services on a fee basis, primarily in the human resource areas of employee benefits and compensation, but also in other areas of specialization such as human capital consulting and human resource related technology consulting. Substantially all of our stock is held by or for the benefit of employees.



    In 1998, the Company discontinued its benefits administration outsourcing business as further described in Note 14. The Consolidated Statements of Operations in 1999 and 1998 reflect the charges recorded for that discontinuation as well as for the operating results of the discontinued operations in 1998 prior to discontinuation.



    USE OF ESTIMATES--Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for revenue, allowances for uncollectible receivables, investments in affiliates, depreciation and amortization, profits on long-term contracts, asset write-downs, employee benefit plans, taxes and discontinued operations.



    PRINCIPLES OF CONSOLIDATION--Our consolidated financial statements include the accounts of the Company and our majority-owned and controlled subsidiaries after elimination of intercompany accounts and transactions. Investments in affiliated companies over which we have the ability to exercise significant influence are accounted for using the equity method.



    RECLASSIFICATIONS--Certain amounts previously presented have been reclassified to conform to the current presentation.



    CASH AND CASH EQUIVALENTS--We consider short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents. Such investments were $23,500,000 at June 30, 2000, and $21,700,000 at June 30, 1999.



    RECEIVABLES FROM CLIENTS--Billed receivables from clients are presented at their billed amount less an allowance for doubtful accounts. Services rendered are generally billed on a monthly basis using fee arrangements defined at the inception of the project. Unbilled receivables are stated at their estimated net realizable value.



    REVENUE RECOGNITION--For consulting services, fees from clients are recorded as services are performed and are presented net of write-offs and uncollectible amounts. Revenue from long-term contracts is recognized on the percentage of completion basis. Anticipated contract losses are recognized as they become known. We recognize revenue for administrative and recordkeeping operations as earned.



    In December 1999, the SEC issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101) which summarizes certain of the staff's views on revenue recognition. Our revenue recognition policies have been and continue to be in accordance with SAB 101.



    INTANGIBLE ASSETS--Intangible assets consist primarily of goodwill related to the excess cost over net assets of purchased companies. Goodwill is generally amortized on a straight-line basis over seven to fifteen years. We regularly assess the recoverability of unamortized goodwill and other long-lived assets by comparing the probable future cash flows with the net book value of the underlying assets. Losses so identified are then measured as the difference between the net book

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


value of the asset and the discounted present value of the cash flows and are recorded as identified.



    EMPLOYEE RECEIVABLES--We had outstanding employee receivables included in other current and noncurrent assets of $2,173,000 and $2,440,000 at June 30, 2000 and June 30, 1999, respectively, related primarily to employee relocations.



    FOREIGN CURRENCY TRANSLATION--Gains and losses on foreign currency transactions are recognized currently in the consolidated statements of operations. Assets and liabilities of our subsidiaries outside the United States are translated into the reporting currency, the U.S. dollar, based on exchange rates at the balance sheet date. Revenue and expenses of our subsidiaries outside the United States are translated into U.S. dollars at the average exchange rates during the year. Gains and losses on translation of our equity interests in our subsidiaries outside the United States are not included in the consolidated statements of operations but are reported separately and accumulated as the cumulative translation gain or loss within permanent shareholders' equity in the consolidated balance sheets. Foreign currency translation gains or losses on intercompany receivables and payables are not recognized because such amounts are considered to be permanent and are not expected to be liquidated.



    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amount of our cash and cash equivalents, short-term investments, receivables from clients and notes and accounts payable and accrued liabilities approximates fair value because of the short maturity and ready liquidity of those instruments. We had no borrowings outstanding under our revolving credit agreement at June 30, 2000 and June 30, 1999. We know of no event of default that would require us to satisfy the guarantees described in Notes 9 and 16 other than as reflected in the Consolidated Financial Statements.



    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of certain cash and cash equivalents, short-term investments and receivables from clients. We invest our excess cash with high quality financial institutions. Concentrations of credit risk with respect to receivables from clients are limited due to our large number of customers and their dispersion across many industries and geographic regions.



    EARNINGS PER SHARE--The computation of earnings per share is based upon the weighted average number of shares of redeemable common stock outstanding. The number of shares (in thousands) used in the computation is 15,000 in fiscal year 2000, 15,215 in fiscal year 1999, and 17,170 in fiscal year 1998.



    COMPREHENSIVE INCOME--In fiscal year 1999, we adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." Comprehensive income includes net income and changes in the cumulative foreign currency translation gain or loss. For the years ended June 30, 2000, 1999 and 1998, comprehensive income (loss) totaled $17,146,000, $21,167,000 and $(129,870,000), respectively.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 2--CASH FLOW INFORMATION



    Net cash from operating activities in the consolidated statements of cash flows includes cash payments for:



                                                        YEAR ENDED JUNE 30
                                                  ------------------------------
                                                    2000       1999       1998
                                                  --------   --------   --------
Interest expense................................  $ 1,879     $1,889    $ 2,639
Income taxes....................................  $21,707     $5,462    $18,679



NOTE 3--INVESTMENTS IN AFFILIATES



    Entities accounted for under the equity method are:



                                                                  JUNE 30
                                                OWNERSHIP   -------------------
                                                INTEREST      2000       1999
                                                ---------   --------   --------
Watson Wyatt Partners.........................    10.0%     $11,113    $ 9,265
Watson Wyatt Holdings (Europe) Limited........    25.0%       5,502      6,041
                                                            -------    -------
Total Investment in Affiliates................              $16,615    $15,306
                                                            =======    =======



    On April 1, 1995, we transferred our United Kingdom ("U.K.") operations to Watson Wyatt Partners, formerly R. Watson & Sons ("Watsons"), an actuarial partnership based in the U.K., and received a beneficial interest in Watsons and a 10% interest in a defined profit pool of Watsons. We also transferred our Continental European operations to a newly-formed holding company, Watson Wyatt Holdings (Europe) Limited ("WWHE"), jointly owned and controlled by us and Watsons, in exchange for 50.1% of its shares. The Company's historical basis in the assets and liabilities carried over. Effective July 1, 1998, we sold one half of our investment in WWHE to Watsons; no gain or loss was recognized on the transaction.



    Our interest in Watsons is an investment in a general partnership. We retain the ability to exercise significant influence over WWHE. As a result, both investments are accounted for under the equity method.



    At June 30, 2000, our investments in WWHE and Watsons exceeded our share of the underlying net assets by $2,047,000 due primarily to the capitalization of external transaction costs incurred by us. This basis differential is being amortized over periods of 10 to 15 years.



    The Company's pre-tax income from affiliates includes the following:



                                                            YEAR ENDED JUNE 30
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Equity in income from affiliates....................   $3,326     $2,760      $724
Amortization of basis differential..................     (210)      (236)     (466)
                                                       ------     ------      ----
Income from affiliates..............................   $3,116     $2,524      $258
                                                       ======     ======      ====

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 3--INVESTMENTS IN AFFILIATES (CONTINUED)


    Combined summarized balance sheet information at June 30 for the Company's affiliates follows:



                                                          2000        1999
                                                        ---------   ---------
Current assets........................................  $155,980    $117,717
Noncurrent assets.....................................    17,920      17,286
                                                        --------    --------
  Total assets........................................  $173,900    $135,003
                                                        ========    ========

Current liabilities...................................  $ 64,640    $ 65,171
Noncurrent liabilities................................    52,283      30,810
Shareholders' equity..................................    56,977      39,022
                                                        --------    --------
  Total liabilities & shareholders' equity............  $173,900    $135,003
                                                        ========    ========



    Our operating results include our proportionate share of income from equity investments from the dates of investment. Combined summarized operating results for the years ended June 30, reported by the affiliates follow:



                                                2000        1999        1998
                                              ---------   ---------   ---------
Revenue.....................................  $224,507    $206,463    $173,012
Operating expenses..........................   166,265     155,330     135,577
                                              --------    --------    --------
Income before tax...........................  $ 58,242    $ 51,133    $ 37,435
                                              ========    ========    ========
Net income..................................  $ 58,312    $ 51,116    $ 38,176
                                              ========    ========    ========



NOTE 4--FIXED ASSETS



    Furniture, fixtures, equipment and leasehold improvements are recorded at cost, and presented net of accumulated depreciation or amortization. Furniture, fixtures and equipment are depreciated using straight-line and accelerated methods over lives ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the assets' lives or lease terms.



    The components of fixed assets are:



                                                                 JUNE 30
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
Furniture, fixtures and equipment........................  $98,578    $96,096
Leasehold improvements...................................   29,870     27,069
                                                           -------    -------
                                                           128,448    123,165
Less: accumulated depreciation and amortization..........  (83,211)   (80,368)
                                                           -------    -------
Net fixed assets.........................................  $45,237    $42,797
                                                           =======    =======



NOTE 5--PENSION AND SAVINGS PLANS



    In fiscal year 1999, we adopted the revised disclosure requirements of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardized the disclosure of pensions and other postretirement benefits but did not change the

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)


accounting for these benefits. Prior years' information has been reclassified to conform to the 1999 disclosure format.



    The noncurrent portions of accrued costs related to our principal retirement plans are:



                                                                 JUNE 30
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
Defined benefit retirement plans.........................  $27,905    $28,149
Canadian Separation Allowance Plan.......................    6,116      5,953
Postretirement benefits other than pensions..............   45,441     43,038
                                                           -------    -------
Accrued retirement benefits..............................  $79,462    $77,140
                                                           =======    =======



DEFINED BENEFIT PLANS



    We sponsor both qualified and non-qualified non-contributory defined benefit pension plans covering substantially all of our associates. Under our principal plans (U.S., Canada, and Hong Kong), benefits are based on the number of years of service and the associate's compensation during the three highest paid consecutive years of service.



    Contributions are limited to amounts that are currently deductible for tax purposes, and the excess of expense over such contributions and direct payments under non-qualified plan provisions is accrued.



    Net periodic pension cost consists of the following components:



                                                       YEAR ENDED JUNE 30
                                                 ------------------------------
                                                   2000       1999       1998
                                                 --------   --------   --------
Service cost...................................  $23,968    $22,976    $18,340
Interest cost..................................   26,163     23,909     22,302
Expected return on plan assets.................  (40,138)   (37,437)   (31,910)
Amortization of transition obligation..........      201        201        201
Amortization of net unrecognized gains.........   (6,188)    (5,979)    (6,316)
Amortization of prior service cost.............    2,012      1,841      1,794
                                                 -------    -------    -------
Net periodic pension cost......................  $ 6,018    $ 5,511    $ 4,411
                                                 =======    =======    =======



    During fiscal year 1999, we acquired a portion of KPMG's actuarial consulting services. In connection with this transaction, we recognized additional pension expense of $665,000.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)


    The following tables set forth the changes in the projected pension benefit obligation and fair value of the pension plan assets:



                                                               JUNE 30
                                                        ---------------------
                                                          2000        1999
                                                        ---------   ---------
Benefit obligation at beginning of year...............  $377,407    $353,658
Service cost..........................................    23,968      22,976
Interest cost.........................................    26,163      23,909
Actuarial gains.......................................   (13,959)     (8,503)
Benefit payments......................................   (21,352)    (14,539)
Plan amendments.......................................     1,948          --
Foreign currency adjustment...........................      (151)        (94)
                                                        --------    --------
Benefit obligation at end of year.....................  $394,024    $377,407
                                                        ========    ========



                                                               JUNE 30
                                                        ---------------------
                                                          2000        1999
                                                        ---------   ---------
Fair value of plan assets at beginning of year........  $411,102    $381,398
Actual return on plan assets..........................    58,077      36,473
Divestitures..........................................      (254)         --
Company contributions.................................    12,786       7,889
Benefit payments......................................   (21,352)    (14,539)
Foreign currency adjustment...........................      (205)       (119)
                                                        --------    --------
Fair value of plan assets at end of year..............  $460,154    $411,102
                                                        ========    ========



    Pension plan assets consist of domestic equity, international equity and fixed income securities.



    The following table sets forth selected information for plans with accumulated benefit obligations in excess of plan assets:



                                                                 JUNE 30
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
Projected benefit obligation.............................  $86,620    $86,703
Accumulated benefit obligation...........................   46,892     42,740
Fair value of plan assets................................       --         --

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)


    The accrued pension benefit cost recognized in the Company's consolidated balance sheets is computed as follows:



                                                               JUNE 30
                                                         -------------------
                                                           2000       1999
                                                         --------   --------
Funded status at end of year...........................  $ 66,384   $ 33,695
Unrecognized prior service cost........................     9,187      9,255
Unrecognized net gain..................................  (101,248)   (75,579)
Unrecognized transition obligation.....................       592        793
                                                         --------   --------
Net accrued pension liability..........................  $(25,085)  $(31,836)
                                                         ========   ========

Prepaid pension benefit cost...........................  $ 38,918   $ 26,691
Accrued pension benefit liability......................   (64,003)   (58,527)
Intangible assets......................................        --         --
Accumulated other comprehensive income.................        --         --
                                                         --------   --------
Net accrued pension liability..........................  $(25,085)  $(31,836)
                                                         ========   ========



    Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal defined benefit pension plans, include:



                                                              JUNE 30
                                                   ------------------------------
                                                     2000       1999       1998
                                                   --------   --------   --------
Discount rate, projected benefit obligation......    7.25%      7.00%      6.75%
Discount rate, net periodic pension cost.........    7.00%      6.75%      7.50%
Expected long-term rate of return on assets......   10.00%     10.00%     10.00%
Rate of increase in compensation levels..........    5.34%      5.34%      5.80%



DEFINED CONTRIBUTION PLANS



    We sponsor a savings plan which provides benefits to substantially all U.S. associates and under which we match employee contributions at 50% of the first 6% of total pay, which includes base salary, overtime and annual performance-based bonuses. Vesting of the Company match occurs after three years for new employees and is 100% for all employees hired before January 1, 1997. The expense in fiscal years 2000, 1999 and 1998 for the match was $5.6 million, $4.5 million and $5.1 million, respectively. Under the plan, we also have the ability to make discretionary profit-sharing contributions. We made no profit sharing contributions during fiscal years 2000, 1999 or 1998. We also sponsor a Canadian Separation Allowance Plan (CSAP) which provides benefits to substantially all Canadian associates. The CSAP is an unfunded book reserve arrangement; as such, the amounts due to associates are recorded as a liability in the consolidated balance sheets of the Company. CSAP expense for fiscal years 2000, 1999 and 1998 amounted to $372,000, $377,000 and $293,000, respectively.



NOTE 6--BENEFITS OTHER THAN PENSIONS



HEALTH CARE BENEFITS



    We sponsor a contributory health care plan that provides hospitalization, medical and dental benefits to substantially all U.S. associates. We accrue a liability for estimated incurred but unreported claims based on projected use of the plan as well as paid claims of prior periods. The

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 6--BENEFITS OTHER THAN PENSIONS (CONTINUED)


liability totaled $2,483,000 at June 30, 2000 and $2,495,000 at June 30, 1999,
and is included in accounts payable and accrued liabilities in the consolidated balance sheets.



POSTRETIREMENT BENEFITS



    We provide certain health care and life insurance benefits for retired associates. The principal plans cover associates in the U.S. and Canada who have met certain eligibility requirements. Our principal plans are unfunded.



    Net periodic postretirement benefit cost consists of the following components:



                                                          YEAR ENDED JUNE 30
                                                    ------------------------------
                                                      2000       1999       1998
                                                    --------   --------   --------
Service cost......................................   $1,877     $1,898     $1,848
Interest cost.....................................    2,216      2,178      2,133
Amortization of transition obligation.............       46         46         46
Amortization of net unrecognized gains............     (683)      (488)      (584)
Amortization of prior service cost................     (127)      (127)      (127)
                                                     ------     ------     ------
Net periodic postretirement benefit cost..........   $3,329     $3,507     $3,316
                                                     ======     ======     ======



    The following tables set forth the changes in the accumulated postretirement benefit obligation, Company contributions and benefit payments. Actuarial gains primarily relate to a 0.25% increase in the discount rate used in the valuation of the U.S. plan.



                                                               JUNE 30
                                                         -------------------
                                                           2000       1999
                                                         --------   --------
Benefit obligation at beginning of year................  $ 34,981   $ 32,326
Service cost...........................................     1,877      1,898
Interest cost..........................................     2,216      2,178
Participant contributions..............................       267        175
Actuarial gains........................................    (3,102)      (563)
Acquisitions...........................................        --        245
Benefit payments.......................................    (1,413)    (1,267)
Foreign currency adjustment............................       (16)       (11)
                                                         --------   --------
Benefit obligation at end of year......................  $ 34,810   $ 34,981
                                                         ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 6--BENEFITS OTHER THAN PENSIONS (CONTINUED)



                                                               JUNE 30
                                                         -------------------
                                                           2000       1999
                                                         --------   --------
Fair value of plan assets at beginning of year.........  $     --   $     --
Company contributions..................................     1,146      1,092
Participant contributions..............................       267        175
Benefit payments.......................................    (1,413)    (1,267)
                                                         --------   --------
Fair value of plan assets at end of year...............  $     --   $     --
                                                         ========   ========



    The accrued other postretirement benefit cost recognized in the Company's consolidated balance sheets is computed as follows:



                                                               JUNE 30
                                                         -------------------
                                                           2000       1999
                                                         --------   --------
Funded status at end of year...........................  $(34,810)  $(34,981)
Unrecognized prior service cost........................    (1,198)    (1,325)
Unrecognized net gain..................................   (11,163)    (8,763)
Unrecognized transition obligation.....................       604        650
                                                         --------   --------
Net accrued postretirement liability...................  $(46,567)  $(44,419)
                                                         ========   ========

Prepaid postretirement benefit cost....................  $     --   $     --
Accrued postretirement benefit liability...............   (46,567)   (44,419)
Intangible assets......................................        --         --
Accumulated other comprehensive income.................        --         --
                                                         --------   --------
Net accrued postretirement liability...................  $(46,567)  $(44,419)
                                                         ========   ========



    Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal postretirement plans, include:



                                                                 JUNE 30
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Health care cost trend, accumulated benefit
  obligation:
Pre-65 benefits
  (decreasing to 5.00% for 2005 and thereafter).....   8.00%      7.70%      8.40%
Post-65 benefits
  (decreasing to 5.00% for 2008 and thereafter).....   9.00%      7.10%      7.70%
Discount rate, accumulated benefit obligation
  postretirement benefit............................   7.25%      7.00%      6.75%
Discount rate, net periodic cost....................   7.00%      6.75%      7.50%



    A one percentage point change in the assumed health care cost trend rates would have the following effect:



                                                      1% INCREASE   1% DECREASE
                                                      -----------   -----------
Effect on net periodic postretirement benefit cost
  in fiscal year 2000...............................    $   266       $   (76)
Effect on accumulated postretirement benefit
  obligation as of June 30, 2000....................      1,651        (1,714)

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 7--ACCOUNTS PAYABLE AND ACCRUED LIABILITIES



    Accounts payable and accrued liabilities consist of:



                                                               JUNE 30
                                                        ---------------------
                                                          2000        1999
                                                        ---------   ---------
Accounts payable and accrued liabilities..............  $ 58,653    $ 53,834
Accrued salaries and bonuses..........................    83,357      68,405
Current portion of defined benefit retirement plans
  and postretirement benefits other than pensions.....     2,491       9,948
Accrued vacation......................................    14,840      13,578
Advance billings......................................     8,492       6,854
                                                        --------    --------
Total accounts payable and accrued liabilities........  $167,833    $152,619
                                                        ========    ========



NOTE 8--LEASES



    We lease office space, furniture and selected computer equipment under operating lease agreements with terms generally ranging from one to ten years. We have entered into sublease agreements for some of our excess leased space. The rental expense was $44,563,000, $43,631,000 and $43,133,000 for fiscal years 2000, 1999 and 1998, respectively. Sublease income was $3,534,000, $4,208,000 and $3,905,000 for fiscal years 2000, 1999 and 1998, respectively.



    Future cash outlays for operating lease commitments and cash inflows for sublease income are:



                                                          LEASE      SUBLEASE
                                                       COMMITMENTS    INCOME
                                                       -----------   --------
2001.................................................   $ 46,633      $4,537
2002.................................................     39,908       3,866
2003.................................................     28,113         116
2004.................................................     21,593          --
2005.................................................     16,512          --
Thereafter...........................................     36,310          --
                                                        --------      ------
                                                        $189,069      $8,519
                                                        ========      ======



    As a result of relocations and the subleasing of excess office space, we recognized lease termination losses of $0, $341,000 and $790,000 in fiscal years 2000, 1999 and 1998, respectively.



NOTE 9--NOTE PAYABLE



    We have a $120,000,000 credit facility with a group of banks at an interest rate that varies with LIBOR and/or the Prime Rate, plus an annual commitment fee that varies with our financial leverage and is paid on the unused portion of the credit facility. No amounts were outstanding under the revolving portion of the credit facility as of June 30, 2000 or 1999. The credit facility requires us to observe certain covenants (including requirements as to minimum net worth and other financial and restrictive covenants) and is secured by a blanket lien on all assets. At June 30, 2000 we were in compliance with all covenants under the credit facility. The revolving portion of the credit facility is scheduled to mature on June 30, 2003.



    Of the total credit line, $95,000,000 is available to us as revolving credit for operating needs, $2,225,000 of which is unavailable as a result of support required for letters of credit issued under the credit line. The remaining $25,000,000 is available to secure loans to associates for the purchase of redeemable common stock made available under our Stock Purchase Program. We

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 9--NOTE PAYABLE (CONTINUED)


guarantee these loans to our shareholders, the aggregate outstanding balances of which totaled $14,385,000 and $20,316,000 at June 30, 2000 and 1999,
respectively. Shares totaling 3,273,000 and 4,735,000 of the Company's redeemable common stock were pledged by shareholders to secure these loans at June 30, 2000 and 1999, respectively.



NOTE 10--REDEEMABLE COMMON STOCK



    Substantially all of our redeemable common stock is held by or for the benefit of our employees and, pursuant to our bylaws, is subject to certain restrictions. In connection with these restrictions, we have the following rights and obligations regarding purchases and sales of our common stock:



a) The Company has the first option to purchase, or to designate associates who are eligible to purchase, any shares offered for sale by a shareholder. Shares not purchased by the Company or its designees may be sold to identified transferees, subject to the restrictions contained in the bylaws.



b) Upon the termination of employment, bankruptcy of a shareholder, or the imposition of a lien or attachment on any stock, the shares held by the shareholder or subject to attachment are considered to be offered for sale. In these circumstances, the Company is obligated to purchase any such shares.



    Pursuant to our bylaws, the price for all sales by the Company of redeemable common stock is the formula book value per share (defined in the bylaws as "Formula Book Value") of such stock as of the last day of the preceding year. Amounts paid by the Company to repurchase redeemable common stock are equal to the formula book value as of the prior year end, adjusted to reflect the pro rata appreciation in the formula book value per share from the last day of the preceding year to the end of the current year and pro rata dividends paid during the year.



    Formula book value as used herein means the net book value of our redeemable common stock as of June 30, 1996, increased or decreased by net income or losses, and all other Generally Accepted Accounting Principles ("GAAP") basis increases or decreases to net book value occurring after June 30, 1996, adjusted to (i) spread the economic impact of certain real estate sublease losses over the remaining life of the sublease, (ii) eliminate annual changes in the currency translation adjustment occurring after June 30, 1996, and
(iii) eliminate the after tax increases or decreases in net book value recorded in accordance with GAAP as a result of the discontinuation of the benefits administration outsourcing business. The formula book value was $7.80 at June 30, 2000 and $6.68 at June 30, 1999.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED)


    The following schedule computes the formula book value per share at June 30:



                                                                2000        1999
                                                              ---------   ---------
Consolidated net worth[1]...................................  $ 46,200    $ 36,882
Adjustment for the compensation survey items:
50% of consolidated income received from compensation survey
  business..................................................     5,915       5,915
Add: Adjustment for after-tax effect of discontinuation of
  benefits administration outsourcing business..............    61,228      61,228
Add: Adjustment for after-tax effect of lease losses........     2,137       3,606
                                                              --------    --------
Formula book value of redeemable common stock...............  $115,480    $107,631
                                                              ========    ========
Number of shares of redeemable common stock outstanding.....    14,805      16,112
                                                              ========    ========
Formula book value per share of redeemable common stock.....  $   7.80    $   6.68
                                                              ========    ========


------------------------


[1] After adjusting for currency translation as specified in the Company's bylaws of $4,989 in 2000 and $3,602 in 1999 and redemption value of redeemable common stock of $115,480 at June 30, 2000, and $107,631 at June 30, 1999.



    In view of our obligation to repurchase our redeemable common stock, the Securities and Exchange Commission requires that the redemption value of outstanding shares be classified as redeemable common stock and not be portrayed as permanent capital. The amount presented as redeemable common stock outside the permanent shareholders' equity section is stated as the amount at which we would be required to repurchase shares at the most recent fiscal year end formula book value per share. In the permanent shareholders' equity section, the "adjustment for redemption value less (greater) than amounts paid/deemed paid in by shareholders" represents the amount that the redeemable value is less than (exceeds) the cost of the stock.



                                                              NUMBER OF     REDEEMABLE
                                                                SHARES     COMMON STOCK
                                                              ----------   ------------
Balance at June 30, 1997....................................  18,130,430     $ 96,091
Redemption of shares........................................  (2,410,425)     (13,141)
Issuance of shares..........................................     196,752        1,005
Adjustment of redemption value for change in formula book
  value per share...........................................          --       12,341
                                                              ----------     --------
Balance at June 30, 1998....................................  15,916,757     $ 96,296
Redemption of shares........................................  (2,361,542)     (15,124)
Issuance of shares..........................................   2,557,201       15,451
Adjustment of redemption value for change in formula book
  value per share...........................................          --       11,008
                                                              ----------     --------
Balance at June 30, 1999....................................  16,112,416     $107,631
Redemption of shares........................................  (1,326,971)      (9,347)
Issuance of shares..........................................      19,700          132
Adjustment of redemption value for change in formula book
  value per share...........................................          --       17,064
                                                              ----------     --------
Balance at June 30, 2000....................................  14,805,145     $115,480
                                                              ==========     ========



    We sponsor a Stock Purchase Plan ("SPP") which allows virtually all associates to become shareholders. There was no formal stock sale under the SPP in fiscal year 2000, although during this period we received $132,000 from four private placements of an aggregate of 19,700 shares of

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED)


stock under Section 4(2) of the Securities Act. During the fiscal year ended June 30, 1999, we received $15,451,000 from the sale of 2,557,201 shares of stock under the SPP.



NOTE 11--INCOME TAXES



    The provision for income taxes is based upon reported income before income taxes. Deferred income tax assets and liabilities reflect the effect of temporary differences between the assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. The Company recognizes deferred tax assets if it is more likely than not that a benefit will be realized.



    The components of the continuing operations income tax provision before minority interest and discontinued operations include:



                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Current tax expense:
  U.S.......................................................  $ 5,276    $10,817    $ 9,972
  State and local...........................................      438      4,050      3,324
  Foreign...................................................    6,630      3,877      1,820
                                                              -------    -------    -------
                                                               12,344     18,744     15,116
                                                              -------    -------    -------
Deferred tax (benefit) expense:
  U.S.......................................................    1,601     (5,776)      (337)
  State and local...........................................    3,231     (1,407)    (1,706)
  Foreign...................................................   (1,981)      (113)        61
                                                              -------    -------    -------
                                                                2,851     (7,296)    (1,982)
                                                              -------    -------    -------
Total provision for income taxes............................  $15,195    $11,448    $13,134
                                                              =======    =======    =======



    Current foreign tax expense attributable to income from continuing operations was net of approximately $180,000, representing the tax benefit of a net operating loss carryover for the year ended June 30, 2000. There was no such benefit in the years ended June 30, 1999 and 1998.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 11--INCOME TAXES (CONTINUED)


    Deferred income tax assets (liabilities) included in the consolidated balance sheets at June 30, 2000 and June 30, 1999 are comprised of the following:



                                                                    JUNE 30
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Foreign temporary differences...............................  $  (722)   $(2,595)
                                                              -------    -------
  Gross deferred tax liabilities............................     (722)    (2,595)
                                                              -------    -------
Cash method of accounting for U.S. income tax purposes......    2,475      3,744
Difference between book and tax depreciation................    4,573      3,202
Accrued retirement benefits.................................   33,817     37,137
Amortization of deferred rent...............................    3,804      5,697
Foreign temporary differences...............................    5,125      6,367
Foreign net operating loss carryforwards....................    1,617      1,989
Discontinued operations exit costs..........................    6,562      7,230
Tax credit carryforwards....................................    1,042         --
Other.......................................................      241        317
                                                              -------    -------
  Gross deferred tax assets.................................   59,256     65,683
                                                              -------    -------
  Deferred tax assets valuation allowance...................   (5,179)    (6,882)
                                                              -------    -------
  Net deferred tax asset....................................  $53,355    $56,206
                                                              =======    =======



    At June 30, 2000 we had foreign tax credit carryforwards for U.S. tax purposes of $393,000, which expire in 2002 through 2005. At June 30, 2000, we had unused loss carryforwards for tax purposes in various jurisdictions outside the U.S. amounting to $5,749,000, of which $4,171,000 can be indefinitely carried forward under local statutes. The remaining foreign loss carryforwards will expire, if unused, in varying amounts from 2001 through 2008. The valuation allowance applies to the tax effect of the foreign net operating loss carryforwards $(1,617,000), the tax effect of certain foreign temporary expenses $(3,169,000) and foreign tax credit carryovers $(393,000) for which realizability is considered uncertain.



    The net change in the valuation allowance of $1,703,000 in fiscal year 2000 and $611,000 in fiscal year 1999 is due primarily to the tax effect of the change in realizable foreign net operating losses, foreign tax credits and non-deductible foreign expenses.



    Domestic and foreign components of income (loss) before taxes, minority interest and discontinued operations for each of the three years ended June 30 are as follows:



                                                  2000       1999       1998
                                                --------   --------   --------
Domestic......................................  $22,581    $15,203    $(47,435)
Foreign.......................................   11,262      8,597       4,469
                                                -------    -------    --------
                                                $33,843    $23,800    $(42,966)
                                                =======    =======    ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 11--INCOME TAXES (CONTINUED)



    The reported income tax provision for continuing operations differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the actual amounts provided and those which would have resulted from the application of the U.S. federal statutory tax rate are as follows:



                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Tax provision (benefit) at U.S. federal statutory tax rate
  of 35%....................................................  $11,845    $ 8,330    $(15,038)
Increase (reduction) resulting from:
  Non-deductible compensation expense.......................       --         --      24,467
  Foreign income subject to higher (lower) foreign tax
    rates...................................................      432       (377)       (324)
  Tax benefit of foreign losses reserved, net...............      275        881         852
  State income taxes, net of federal tax effect.............    2,384      1,207       1,618
  Non-deductible amortization and other expenses............    1,323        849         758
  Tax credits...............................................   (1,282)        --        (353)
  Other.....................................................      218        558       1,154
                                                              -------    -------    --------
Income tax provision........................................  $15,195    $11,448    $ 13,134
                                                              =======    =======    ========



NOTE 12--NON-RECURRING COMPENSATION CHARGE



    In accordance with generally accepted accounting principles, we recorded a charge against operating results of $69,906,000 in fiscal year 1998 as compensation expense. This charge arises because we changed the method of calculation of our formula book value during fiscal year 1998, through a shareholder vote, to eliminate from the formula book value calculation the effect of the charge taken for discontinued operations resulting from the discontinuation of our benefits administration outsourcing business.



    The non-recurring compensation charge does not represent a call against Company resources and will not recur unless we modify our formula book value calculation again. We have separately disclosed in the Statement of Operations the amount of the charge so that readers of the financial statements may consider its effect on earnings and its infrequent nature.



NOTE 13--SEGMENT INFORMATION



    We are primarily organized geographically and have seven reportable segments:



    (1) U.S. East



    (2) U.S. Central



    (3) U.S. West



    (4) Asia/Pacific



    (5) Canada



    (6) Latin America



    (7) Data Services



    We evaluated the performance of the segments and allocated resources to them based on net operating income. Prior year data has been restated to be consistent with current year classifications for comparative purposes.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 13--SEGMENT INFORMATION (CONTINUED)


    The table below presents specified information about reported segments as of and for the year ended June 30, 2000 (in thousands):



                           U.S.        U.S.        U.S.      ASIA/                 LATIN       DATA
                           EAST       CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES     TOTAL
                         ---------   ---------   --------   --------   --------   --------   --------   ---------
Revenue (net of
  reimbursable
  expenses)............  $214,223    $176,135    $79,127    $59,747    $43,975     $8,082    $12,337    $593,626
Net operating income...    56,806      34,517      9,058     10,187      3,739        460      4,318     119,085
Interest expense.......     1,307       1,027        205         --        229        152         --       2,920
Depreciation &
  amortization.........     6,123       4,796      3,483      1,444      1,389        214        148      17,597
Receivables............    48,287      44,668     14,811     15,259     11,723      2,979         --     137,727
Income from
  affiliates...........        --          --         --         --         --         --         --       3,116



    The table below presents specified information about reported segments as of and for the year ended June 30, 1999 (in thousands):



                           U.S.        U.S.        U.S.      ASIA/                 LATIN       DATA
                           EAST       CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES     TOTAL
                         ---------   ---------   --------   --------   --------   --------   --------   ---------
Revenue (net of
  reimbursable
  expenses)              $188,697    $154,937    $73,453    $48,688    $41,525     $7,115    $12,593    $527,008
Net operating income       45,522      27,351      1,382      6,258      2,772        141      4,241      87,667
Interest expense            1,158         856        471         17        300         98         --       2,900
Depreciation &
  amortization              5,950       4,414      3,351      1,281      1,186        143        177      16,502
Receivables                47,198      39,905     18,730     12,729     12,491      2,527         --     133,580
Income from affiliates         --          --         --         --         --         --         --       2,524



    The table below presents specified information about reported segments as of and for the year ended June 30, 1998 (in thousands):



                           U.S.        U.S.        U.S.      ASIA/                 LATIN       DATA
                           EAST       CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES     TOTAL
                         ---------   ---------   --------   --------   --------   --------   --------   ---------
Revenue (net of
  reimbusable
  expenses)............  $157,524    $140,935    $82,286    $42,374    $40,664     $7,215    $13,253    $484,251
Net operating income...    28,286      25,127     10,476         65      4,315        574      3,742      72,585
Interest expense.......       963         710        494         33        314         68         14       2,596
Depreciation &
  amortization.........     5,801       3,758      2,822      1,458      1,077        149        166      15,231
Receivables............    36,044      33,113     21,375     11,719     11,992      2,097         --     116,340
Income from
  affiliates...........        --          --         --         --         --         --         --         258



    Information about interest income and tax expense is not presented as a segment expense because it is not considered a responsibility of the segment's operating management.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 13--SEGMENT INFORMATION (CONTINUED)


    A reconciliation of the information reported by segment to the consolidated amounts follows for the years ended June 30:



                                                                2000        1999        1998
                                                              ---------   ---------   ---------
REVENUE:
Total segment revenue.......................................  $593,626    $527,008    $484,251
Reimbursable expenses not included in segment revenue.......    30,829      30,426      28,686
Other, net..................................................       128        (574)       (277)
                                                              --------    --------    --------
Consolidated revenue........................................  $624,583    $556,860    $512,660
                                                              ========    ========    ========
NET OPERATING INCOME:
Total segment income........................................  $119,085    $ 87,667    $ 72,585
Non-recurring compensation charge...........................        --          --     (69,906)
Sublease loss...............................................        --        (341)       (790)
Income from affiliates......................................     3,116       2,524         258
Differences in allocation methods for depreciation, G&A and
  pension costs.............................................    (3,218)      1,277      (6,208)
Gain on sale of business units..............................       583       2,723       3,093
Bonuses and stock incentive bonus plan......................   (81,560)    (67,194)    (37,400)
Other, net..................................................    (4,163)     (2,856)     (4,598)
                                                              --------    --------    --------
Consolidated pretax income (loss) from continuing
  operations................................................  $ 33,843    $ 23,800    $(42,966)
                                                              ========    ========    ========
INTEREST EXPENSE:
Total segment expense.......................................  $  2,920    $  2,900    $  2,596
Differences in allocation method............................    (1,044)       (254)        172
                                                              --------    --------    --------
Consolidated interest expense...............................  $  1,876    $  2,646    $  2,768
                                                              ========    ========    ========
DEPRECIATION & AMORTIZATION:
Total segment expense.......................................  $ 17,597    $ 16,502    $ 15,231
Capitalized software amortization, not allocated to
  segments..................................................        --          --      12,267
Goodwill amortization, not allocated to segments............     1,852       1,568         549
Differences in allocation method and other..................    (1,571)     (2,822)     (3,053)
                                                              --------    --------    --------
Consolidated depreciation and amortization expense..........  $ 17,878    $ 15,248    $ 24,994
                                                              ========    ========    ========
RECEIVABLES:
Total segment receivables--billed and unbilled..............  $137,727    $133,580    $116,340
Net valuation differences and receivables of discontinued
  operations................................................     5,011       2,286      13,056
                                                              --------    --------    --------
Total billed and unbilled receivables.......................   142,738     135,866     129,396
Assets not reported by segment..............................   187,222     178,094     138,914
                                                              --------    --------    --------
Consolidated assets.........................................  $329,960    $313,960    $268,310
                                                              ========    ========    ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 13--SEGMENT INFORMATION (CONTINUED)


    The following represents total fees and long lived assets information by geographic area as of and for the years ended June 30:



                                              REVENUE                      LONG LIVED ASSETS
                                 ---------------------------------   ------------------------------
                                   2000        1999        1998        2000       1999       1998
                                 ---------   ---------   ---------   --------   --------   --------
United States..................  $512,826    $464,521    $424,246    $50,772    $53,618    $48,108
Foreign........................   111,757      92,339      88,414     29,980     21,451     19,882
                                 --------    --------    --------    -------    -------    -------
                                 $624,583    $556,860    $512,660    $80,752    $75,069    $67,990
                                 ========    ========    ========    =======    =======    =======



    Revenue is based on the country of domicile for the legal entity that originated the revenue. Exclusive of the United States, revenue from no single country constituted more than 10% of consolidated revenue. Revenue from no single customer constituted more than 4% of consolidated revenue.



NOTE 14--DISCONTINUED OPERATIONS



    During fiscal year 1998, we discontinued our benefits administration outsourcing business, including our investment in our affiliate, Wellspring Resources LLC ("Wellspring"), pursuant to a Redemption, Restructuring, and Indemnity Agreement ("the Restructuring Agreement") by which Wellspring redeemed our 50% interest in Wellspring effective April 1, 1998. The restructuring effected, pursuant to the Restructuring Agreement, the implementation of a discontinuation plan approved by our Board of Directors on February 18, 1998. Under the Restructuring Agreement, certain outsourcing contracts retained by us when Wellspring was initially formed in 1996 ("Retained Clients") continued to be performed until their respective contract expirations.



    In connection with the restructuring, we agreed to indemnify Wellspring for certain costs and losses as a result of services provided by Wellspring on our behalf. Further, we were released from certain liabilities relating to the Wellspring business in connection with the redemption.



    In 1998, we recorded a pre-tax loss on discontinuation of $109,800,000, which included the $45,200,000 write-off of our investment in Wellspring, a $14,000,000 write-off of net capitalized software development costs for the retained clients and a $50,600,000 provision for completion of any obligations to clients, vendors or our former venture partner.



    In October 1998, we consummated agreements with the remaining retained clients, Wellspring, and our former venture partner to transfer operating responsibility for these clients to Wellspring, clarifying the remaining future obligations and costs related to the discontinuation. Management believes that savings of $25,000,000 compared with initial estimates made in the third quarter of fiscal 1998 and $15,000,000 from the amount provided at June 30, 1998 will be realized from these events. We reduced the amount of its provision for losses from disposal of the benefits administration outsourcing business in the second quarter of fiscal year 1999. A credit to income of $15,000,000, less the associated tax expense of $6,322,000, is reflected in the Consolidated Statement of Operations for fiscal year 1999 in the line "Adjustment (loss) on disposal of discontinued outsourcing business."



NOTE 15--RELATED PARTY TRANSACTIONS



    In connection with the contractual servicing of the retained clients (as defined in Note 16 of this report) which continued through September 1998, Wellspring provided the services to those clients on our behalf. Expenses charged to us by Wellspring for such services for fiscal 1999 and 1998 were $11,600,000 and $41,811,000, respectively. Our obligation to service the retained clients

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)



NOTE 15--RELATED PARTY TRANSACTIONS (CONTINUED)


ceased during fiscal year 1999 and there were no amounts due to Wellspring at either June 30, 2000 or 1999.



NOTE 16--COMMITMENTS AND CONTINGENT LIABILITIES



    We are a defendant in certain lawsuits arising in the normal course of business, some of which are in their earliest stages. Management currently foresees no material liability to the Company resulting from such litigation, and management believes that we carry adequate insurance, above reasonable deductibles, or has appropriately accrued for our exposure for any foreseeable outcome of such litigation.



    As of June 30, 2000 and 1999, we and our affiliates had outstanding letters of credit of $2,225,000.



    We continue to guarantee certain leases for office premises and equipment for Wellspring. Minimum remaining payments guaranteed under these leases at June 30, 2000 total $49,300,000, which expire at various dates through 2007. These leases are also jointly and severally guaranteed by our former partner in Wellspring, State Street Bank and Trust Company. The estimated loss from the potential exercise of these guarantees has been included in the loss on disposal of the benefits administration outsourcing business.



NOTE 17--COMPANY REORGANIZATION AND LONG TERM INCENTIVE PLAN



    On June 26, 2000, at a special meeting of the shareholders of Watson Wyatt & Company, the shareholders approved the following two proposals.



    The first proposal was to adopt an Agreement and Plan of Merger among Watson Wyatt & Company, Watson Wyatt & Company Holdings and WW Merger Subsidiary, Inc. Under the merger agreement, among other things, the merger subsidiary will merge into Watson Wyatt & Company, and each share of Watson Wyatt & Company's currently outstanding common stock will be converted into one share of class B-1 and one share of class B-2 common stock of Watson Wyatt & Company Holdings, contingent on the consummation of the public offering of class A common stock of Watson Wyatt & Company Holdings.



    The second proposal was to adopt the 2000 Long Term Incentive Plan. The plan provides for grants of stock options and stock appreciation rights to be made by Watson Wyatt & Company Holdings to eligible employees of Watson Wyatt & Company Holdings and its subsidiaries, including Watson Wyatt & Company. This proposal is contingent on the approval of the merger, the consummation of the merger and the completion of the public offering. The Plan provides for the grant of options to employees and directors to purchase up to 4,500,000 shares of class A common stock at fair value at the date of grant. The options will expire seven years after date of grant, subject to early termination in specific circumstances and will vest on a pro-rata basis over five years. At June 30, 2000, no options have been granted.

                             WATSON WYATT & COMPANY



                                  SCHEDULE II
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES



                             (THOUSANDS OF DOLLARS)



                          BALANCE AT      ADDITIONS                                          BALANCE AT
                          BEGINNING        CHARGED       ADDITIONS CHARGED TO                  END OF
DESCRIPTION                OF YEAR     AGAINST REVENUE      OTHER ACCOUNTS      DEDUCTIONS      YEAR
-----------               ----------   ---------------   --------------------   ----------   ----------
                                                    YEAR ENDED JUNE 30, 2000
                          -----------------------------------------------------------------------------

Allowance for doubtful
  accounts..............    $3,701         $6,458                   $--          $(7,327)      $2,832

Valuation allowance for
  deferred tax assets...     6,882             --                (1,703)(1)           --        5,179

                                                    YEAR ENDED JUNE 30, 1999
                          -----------------------------------------------------------------------------

Allowance for doubtful
  accounts..............    $2,142         $9,503                   $--          $(7,944)      $3,701

Valuation allowance for
  deferred tax assets...     6,271             --                   611(2)            --        6,882

                                                    YEAR ENDED JUNE 30, 1998
                          -----------------------------------------------------------------------------

Allowance for doubtful
  accounts..............    $2,525         $5,613                   $--          $(5,996)      $2,142

Valuation allowance for
  deferred tax assets...     3,702             --                 2,569(2)            --        6,271


------------------------


(1) The net decrease in the valuation allowance is primarily due to the tax effect of the change in realizable foreign net operating losses, foreign tax credits, and other foreign temporary differences.



(2) Represents current year net operating loss carryforwards and the nondeductible foreign expenses for which realizability is considered uncertain.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.


                               TABLE OF CONTENTS


                                              PAGE
                                            --------
Prospectus Summary........................      1
Risk Factors..............................      6
Use of Terminology........................     12
Where You Can Find More Information.......     12
Use of Proceeds...........................     13
Dividend Policy...........................     13
Capitalization............................     14
Dilution..................................     16
Selected Consolidated Financial Data......     17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................     19
Business..................................     29
Management................................     42
Long Term Incentive Plan..................     49
Transactions with Management and Others...     49
Corporate Reorganization..................     49
Security Ownership of Management and
  Others..................................     52
Common Stock Purchase Arrangements Before
  the Public Offering.....................     53
Selling Stockholders......................     53
Description of Capital Stock, Certificate
  of Incorporation and Bylaws.............     54
Shares Eligible for Future Sale...........     59
Underwriting..............................     60
Legal Matters.............................     62
Experts...................................     62
Index to Consolidated Financial
  Statements..............................    F-1



THROUGH AND INCLUDING        , 2000 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.


  [LOGO]

 WATSON WYATT & COMPANY HOLDINGS

 5,600,000 SHARES

 CLASS A COMMON STOCK

  DEUTSCHE BANC ALEX. BROWN

  BANC OF AMERICA SECURITIES LLC


  ROBERT W. BAIRD & CO.


  PROSPECTUS


               , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than SEC, NASD and NYSE fees, are estimates.

SEC registration fee........................................  $   21,120
NASD filing fee.............................................       5,100
NYSE listing fee............................................     182,600
Printing and engraving expenses.............................     100,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     400,000
Blue sky fees and expenses..................................      10,000
Transfer agent and registrar fees and expenses..............       1,500
Miscellaneous fees and expenses.............................     279,680
                                                              ----------
  Total.....................................................  $1,500,000
                                                              ==========

    Watson Wyatt & Company Holdings will bear all of the expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 of the Delaware General Corporation Law further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    - Our certificate of incorporation provides that no director, or person serving on a committee of the Board of Directors, shall be personally liable to Watson Wyatt & Company Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: for any breach of that director's duty of loyalty to Watson Wyatt & Company Holdings or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    Our certificate of incorporation provides that we must indemnify our directors, officers and employees against any liability incurred in connection with any proceeding in which they may be involved as a party or otherwise, by reason of the fact that he or she is or was a director, officer, employee, or agent of Watson Wyatt & Company Holdings or is or was serving at the request of Watson Wyatt & Company Holdings as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise, except:

    - to the extent that such indemnification against a particular liability is expressly prohibited by applicable law;

    - for a breach of such person's duty of loyalty to Watson Wyatt & Company Holdings or its stockholders;

    - for acts or omission not in good faith;

    - for intentional misconduct or a knowing violation of law; or

    - for any transaction resulting in receipt by such person of an improper personal benefit.

    Such indemnification may include advances of expenses prior to the final disposition of such proceeding.

ITEM 16. EXHIBITS


EXHIBIT NO.             DESCRIPTION
-----------             -----------
   1.1      **          Form of Underwriting Agreement

   2.1      *           Agreement and Plan of Merger, among Watson Wyatt & Company,
                        Watson Wyatt & Company Holdings and WW Merger Subsidiary,
                        Inc. incorporated by reference to Watson Wyatt & Company's definitive proxy statement (File No. 0-20724) filed on
                        May 24, 2000

   3.1      *           Form of Amended and Restated Certificate of Incorporation of
                        Watson Wyatt & Company Holdings

   3.2      *           Form of Amended and Restated By-laws of Watson Wyatt &
                        Company Holdings

   4.1      *           Specimen Certificate for Watson Wyatt & Company Holdings'
                        class A common stock

   5.1      *           Opinion of Cadwalader, Wickersham & Taft

  10.1      *           Amended and Restated Credit Agreement, between Watson Wyatt
                        & Company and NationsBank, N.A., dated June 30, 1998,
                        incorporated by reference to Watson Wyatt & Company's annual report on Form 10-K for its fiscal year ended June 30, 1998
                        (File No. 0-20724)

  10.2      *           Agreement with David B. Friend, M.D., dated October 22, 1999

  10.3      *           Lease between Watson Wyatt & Company and Marvin M.
                        Robertson, et al., dated January 9, 1998.

EXHIBIT NO.             DESCRIPTION
-----------             -----------
  10.4      *           First Amendment to Lease between Watson Wyatt & Company and
                        Marvin M. Robertson, et al., dated July 13, 2000,
                        incorporated by reference to Watson Wyatt & Company's annual report on Form 10-K for the fiscal year ended June 30, 2000
                        (File No. 0-20724), filed on August 25, 2000

  21.1                  Subsidiaries of the Company

  23.1                  Consent of PricewaterhouseCoopers LLP

  23.3      *           Consent of Cadwalader, Wickersham & Taft (included in
                        Exhibit 5.1)

  24.1      *           Power of Attorney

  27.1                  Financial Data Schedule


------------------------

 * Previously filed

** To be filed by amendment

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement (No. 333-94973) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on August 25, 2000.


                                                       WATSON WYATT & COMPANY HOLDINGS

                                                       BY:    /s/ John J. Haley*
                                                              --------------------------------------
                                                       NAME:  JOHN J. HALEY
                                                              --------------------------------------
                                                       TITLE: President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement (No. 333-94973) has been signed by the following persons in the capacities and on the dates indicated below:



                      SIGNATURE                        TITLE                               DATE
                      ---------                        -----                               ----
/s/ John J. Haley*                                     President and Chief            August 25, 2000
-------------------------------------------            Executive Officer
Name:    JOHN J. HALEY

/s/ Carl D. Mautz*                                     Chief Financial Officer        August 25, 2000
-------------------------------------------            (Principal Financial Officer
Name:    CARL D. MAUTZ                                 and Principal Accounting
                                                       Officer)

/s/ Thomas W. Barratt*                                 Director                       August 25, 2000
-------------------------------------------
Name:    THOMAS W. BARRATT

/s/ Paula A. DeLisle*                                  Director                       August 25, 2000
-------------------------------------------
Name:    PAULA A. DELISLE

/s/ Barbara H. Franklin*                               Director                       August 25, 2000
-------------------------------------------
Name:    BARBARA H. FRANKLIN

/s/ David B. Friend, M.D.*                             Director                       August 25, 2000
-------------------------------------------
Name:    DAVID B. FRIEND, M.D.

/s/ John J. Gabarro*                                   Director                       August 25, 2000
-------------------------------------------
Name:    JOHN J. GABARRO

/s/ Ira T. Kay*                                        Director                       August 25, 2000
-------------------------------------------
Name:    IRA T. KAY

/s/ Brian E. Kennedy*                                  Director                       August 25, 2000
-------------------------------------------
Name:    BRIAN E. KENNEDY

                      SIGNATURE                        TITLE                               DATE
                      ---------                        -----                               ----
/s/ Eric P. Lofgren*                                   Director                       August 25, 2000
-------------------------------------------
Name:    ERIC P. LOFGREN

/s/ Robert D. Masding*                                 Director                       August 25, 2000
-------------------------------------------
Name:    ROBERT D. MASDING

/s/ R. Michael McCullough*                             Director                       August 25, 2000
-------------------------------------------
Name:    R. MICHAEL MCCULLOUGH

/s/ Gail E. McKee*                                     Director                       August 25, 2000
-------------------------------------------
Name:    GAIL E. MCKEE

/s/ Kevin L. Meehan*                                   Director                       August 25, 2000
-------------------------------------------
Name:    KEVIN L. MEEHAN

/s/ Gilbert T. Ray*                                    Director                       August 25, 2000
-------------------------------------------
Name:    GILBERT T. RAY

/s/ John A. Steinbrunner*                              Director                       August 25, 2000
-------------------------------------------
Name:    JOHN A. STEINBRUNNER

/s/ A. Grahame Stott*                                  Director                       August 25, 2000
-------------------------------------------
Name:    A. GRAHAME STOTT

/s/ Charles P. Wood, Jr.*                              Director                       August 25, 2000
-------------------------------------------
Name:    CHARLES P. WOOD, JR.


*By:    /s/ Walter W. Bardenwerper
        --------------------------------------
        WALTER W. BARDENWERPER
        Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         1.1**          Form of Underwriting Agreement

         2.1*           Agreement and Plan of Merger, among Watson Wyatt & Company,
                        Watson Wyatt & Company Holdings and WW Merger Subsidiary,
                        Inc. incorporated by reference to Watson Wyatt & Company's definitive proxy statement (File No. 0-20724) filed on
                        May 24, 2000

         3.1*           Form of Amended and Restated Certificate of Incorporation of
                        Watson Wyatt & Company Holdings

         3.2*           Form of Amended and Restated Bylaws of Watson Wyatt &
                        Company Holdings

         4.1* Specimen Certificate for Watson Wyatt & Company Holdings' class A common stock

         5.1*           Opinion of Cadwalader, Wickersham & Taft

        10.1*           Amended and Restated Credit Agreement between Watson Wyatt &
                        Company and NationsBank, N.A., dated June 30, 1998,
                        incorporated by reference to Watson Wyatt & Company's annual report on Form 10K for its fiscal year ended June 30, 1998
                        (File No. 0-20724)

        10.2*           Agreement with David B. Friend, M.D., dated October 22, 1999

        10.3*           Lease between Watson Wyatt & Company and Marvin M.
                        Robertson, et al., dated January 9, 1998.

        10.4*           First Amendment to Lease between Watson Wyatt & Company and
                        Marvin M. Robertson et al. dated July 31, 2000, incorporated by reference to Watson Wyatt & Company's annual report on
                        Form 10-K for the fiscal year ended June 30, 2000 (File
                        No. 0-20724) filed on August 25, 2000

        21.1            Subsidiaries of the Company

        23.1            Consent of PricewaterhouseCoopers LLP

        23.3*           Consent of Cadwalader, Wickersham & Taft (included in
                        Exhibit 5.1)

        24.1*           Power of Attorney

        27.1            Financial Data Schedule


------------------------

 * Previously filed

** To be filed by amendment